______________________________________________________________________

LOAN AND SECURITY AGREEMENT
Dated as of July 16, 2019

INNERWORKINGS, INC.,
and
EYELEVEL, INC.,
as US Borrowers,

INNERWORKINGS EUROPE LIMITED,
and
PROFESSIONAL PACKAGING SERVICES LTD.
as UK Borrowers,

INNERWORKINGS CANADA, INC.,
as a Guarantor and Borrowing Base Party,

THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,

BANK OF AMERICA, N.A.,
as Agent and Issuing Bank,

and
THE OTHER LENDERS PARTY HERETO

BANK OF AMERICA, N.A.
and
PNC BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers
______________________________________________________________________

Page

i

(continued)
Page

ii

(continued)
Page

iii

(continued)
Page

iv

(continued)
Page

15.17	Patriot Act Notice	147
15.18	NO ORAL AGREEMENT	147
15.19	Acknowledgement Regarding Any Supported QFCs	147
15.20	Amendment and Restatement	148
15.21	Intercreditor Agreement	149

v

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment
Exhibit B	Assignment Notice

Schedule 1.1	Revolver Commitments of Lenders
Schedule 1.2	Inactive Subsidiaries
Schedule 1.3	Closing Date Guarantors
Schedule 1.4	Existing Letters of Credit
Schedule 7.4.1	Pledged Interests
Schedule 7.4.2	Pledge Debt
Schedule 8.5	Deposit Accounts and Securities Accounts
Schedule 8.6	Letter of Credit Rights
Schedule 8.7.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.16	Existing Affiliate Transactions

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of July 16, 2019, among INNERWORKINGS, INC., a Delaware corporation (the “Company”), EYELEVEL, INC., an Oregon corporation (“Eyelevel”, and together the Company, (the “US Borrowers”), INNERWORKINGS EUROPE LIMITED, a limited liability company incorporated in England and Wales with company number 01845737 (“INWK Europe”), PROFESSIONAL PACKAGING SERVICES LTD., a limited liability company incorporated in England and Wales with company number 01567813 (“PPS” and together with INWK Europe, collectively, “UK Borrowers” and together with the US Borrowers, collectively, the “Borrowers”), INNERWORKINGS CANADA, INC., an Ontario corporation (“InnerWorkings Canada”), as a Guarantor, INNERWORKINGS EMEA HOLDINGS LP, a limited partnership formed under the laws of England and Wales with company number LP014693 acting by its general partner INWK Holdings, LLC ("EMEA Holdings"), the other Guarantors party to this Agreement from time to time, the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent, collateral agent and security trustee for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).
R E C I T A L S:
Borrowers have requested that Lenders provide a revolving credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION
1.1    Definitions. As used herein, the following terms have the meanings set forth below:
ABL Borrowing Base: the US Borrowing Base or the UK Borrowing Base, or both, as the context may indicate.
ABL Borrowing Base Report: a US Borrowing Base Report or a UK Borrowing Base Report, or both, as the context may indicate.
ABL Priority Collateral: as defined in the Intercreditor Agreement.
Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, amalgamation, consolidation or combination of a Borrower or Subsidiary with another Person.
Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person; provided, that, for purposes of Section 10.2.16 and Section 14.3.4, the term "Affiliate" shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the specified Person or that is an officer or director of the specified Person..
Agent: as defined in the preamble to this Agreement.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, branches, agents and attorneys.
Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
Agreement Currency: as defined in Section 1.5.
Allocable Amount: as defined in Section 11.1.
Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).
Applicable Law: all laws, rules and regulations applicable to the Person or matter in question, including all applicable statutory law and common law, as well as applicable provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
Applicable Margin: the margin set forth below, as determined by the average daily Availability for the last Fiscal Quarter as a percentage of Revolver Commitments:

Level	Average Daily Availability	US Base Rate Loans	US LIBOR Loans	UK Base Rate Loans	UK LIBOR Loans
I	> 33% of Revolver Commitments	1.00%	2.00%	2.00%	2.00%
II	>20% but < 33% of Revolver Commitments	1.25%	2.25%	2.25%	2.25%
III	<20% of Revolver Commitments	1.50%	2.50%	2.50%	2.50%

Until September 30, 2019, margins shall be determined as if Level II were applicable. Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate average daily Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any ABL Borrowing Base Report when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.
Applicable Time Zone: for borrowings under, and payments due by Borrowers or Lenders on (a) US Revolver Loans, Central time, and (b) UK Revolver Loans, London time.
Approved Fund: any entity that is owned or Controlled by a Lender or Affiliate of a Lender, and is engaged in making or investing in commercial loans in its ordinary course of activities.
Approved Supplier Finance Arrangement: each supplier finance arrangement entered into by an Obligor with AstraZeneca, Nestle and Mondelez (or other Account Debtor approved in writing by the Agent)

to the extent that and only for so long as (a) the aggregate amount of all Accounts sold pursuant to such arrangements shall not exceed during any Fiscal Quarter 10% of the Value of all Accounts not more than 180 days past due owing to Obligors and their Subsidiaries as of the last day of the immediately preceding Fiscal Quarter of the Obligors, (b) there shall be no credit recourse to any Obligor or any Subsidiary with respect to any Accounts assigned or sold in connection therewith, (c) all purchase or finance agreements and other documents with the supplier finance provider governing or relating thereto are in form and substance reasonably acceptable to the Agent, and (d) if required by the Agent, the applicable supplier finance provider, the Agent and the applicable Borrower shall have entered into, and no default shall exist under, an intercreditor agreement reasonably acceptable to the Agent.
Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including any disposition by Division, in connection with a sale-leaseback transaction or synthetic lease or otherwise.
Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.
Assignment of Claims Act: 31 U.S.C. §3727 (Assignment of Claims) and 41 U.S.C. §15 (Transfers of Contracts/Assignments of Claims; Assignee Not Subject to Reduction or Setoff).
Attributable Debt: on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (or IFRS as it relates to UK Incorporated Obligors), and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (or, as the context may indicate, IFRS) if such lease were accounted for as a capital lease.
Available Currency: (a) in the case of a US Borrower, (i) for any US Base Rate Loan, Dollars and (ii) for any US LIBOR Loan or Letter of Credit, Dollars, Sterling or Euro, and (b) in the case of a UK Borrower, Sterling, Euro or Dollars.
Availability: the sum of US Availability and UK Availability.
Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
Bail-In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
Bank Levy: means the bank levy set out in Part 5 of, and Schedule 19 to, the Finance Act 2011 (UK) and/or any similar levy imposed under the laws of a jurisdiction other than the United Kingdom, in each case, which has been publicly announced or is in force at the date of this Agreement.
Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, branches, agents and attorneys.
Bank Product: US Bank Product or UK Bank Product, as the context may indicate.

Bank Product Reserve: US Bank Product Reserve or UK Bank Product Reserve, as the context may indicate.
Bankruptcy Code: Title 11 of the United States Code.
Board of Governors: the Board of Governors of the Federal Reserve System.
Borrower Agent: as defined in Section 4.4.
Borrower DTTP Filing: an H.M. Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant UK Borrower, which (a) where it relates to a Treaty Lender that is a party to this Agreement as a Lender as at the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name at Schedule 1.1, and is filed with HM Revenue & Customs within 30 days of the date of this Agreement: or (b) where it relates to a Treaty Lender that is not a party to this Agreement as a Lender as at the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a party to this Agreement as a Lender, and is filed with H.M. Revenue & Customs within 30 days of the date on which that Treaty Lender becomes a Party to this Agreement as a Lender.
Borrower Materials: ABL Borrowing Base Reports, Term Loan Borrowing Base Reports Compliance Certificates and other information, reports, financial statements and other materials delivered by Obligors hereunder, as well as other Reports and information provided by Agent to Lenders.
Borrowing: a group of Revolver Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.
Borrowing Base Assets: US Borrowing Base Assets and UK Borrowing Base Assets.
Borrowing Base Party: a US Borrowing Base Party or a UK Borrowing Base Party or all of them, as the context may indicate.
Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York (or, if such day relates to (a) any UK Revolver Loan or UK Lender, any day on which commercial banks are authorized to close under the laws of, or are in fact closed in, London, or (b) any Revolver Loan denominated in Euro, any day which is not a TARGET Day.
Canadian Collateral: all Property of each Canadian Guarantor described in any Security Document that secures the Obligations and all other Property of each Canadian Guarantor that now or hereafter secures (or is intended to secure) any Obligations.
Canadian Dollars or Cdn$: the lawful currency of Canada.
Canadian Guaranteed Obligations: as defined in Section 11.3.1.
Canadian Guarantors: (a) InnerWorkings Canada, and (b) each other Subsidiary organized under the laws of Canada or a province or territory thereof that becomes a Guarantor pursuant to Section 10.1.9 hereof.

Canadian Pension Plan: a “registered pension plan,” as defined in the Income Tax Act (Canada) maintained or contributed to by, or to which there is an obligation to contribute by, any Obligor domiciled in Canada in respect of its Canadian employees or former employees.
Canadian Priority Payables Reserve: a reserve established by Agent in its Permitted Discretion which reflects amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to or pari passu with Agent’s and/or the Secured Parties’ Liens, including, without limitation, any such amounts due and not paid for wages, severance pay or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, goods and services tax, value added tax, harmonized tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes, all amounts currently or past due and not contributed, remitted or paid to or under the Canada Pension Plan as maintained by the government of Canada or the Quebec Pension Plan as maintained by the government of Quebec or similar plan maintained by any other province or territory in Canada, and any amounts due and not contributed to a Canadian Pension Plan, including with respect to any solvency deficiency or wind up deficiency.
Canadian Security Agreement: each general security agreement, deed of hypothec or other similar agreement, instrument, deed or document governed by the laws of Canada now or hereafter securing (or given with the intent to secure) any Obligations.
Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, as determined in accordance with GAAP (or IFRS, as applicable), but not including any of the following: (a) expenditures made in connection with the replacement, substitution, or restoration of assets to the extent financed (i) from insurance proceeds (or similar recoveries) paid on account of loss the loss or damage to assets of any Obligor being replaced or restored, (ii) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (iii) with the cash proceeds of Asset Dispositions that are reinvested in assets of the type disposed of in accordance with this Agreement, in each case of (i) through (iii), only to the extent such replacement, substitution or restoration is consummated within 180 days of the date of the event giving rise to such proceeds or awards, and (b) expenditures reimbursed by a third party that is not an Obligor or a Subsidiary of an Obligor.
Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP (or IFRS as it relates to UK Incorporated Obligors individually (and not on a consolidated basis)).
Capital Lease Obligations: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (or IFRS as it relates to the UK Incorporated Obligors), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (or IFRS as it relates to the UK Incorporated Obligors).
Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its Permitted Discretion, which account shall be subject to a Lien in favor of Agent.
Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.
Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the US government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III (including CRD IV) by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
Change of Control: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company on a fully diluted basis; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) nominated by the board of directors of the Company, (ii) appointed or approved for election by directors who were themselves nominated, appointed or approved for election by the board of directors of the Company, or (iii) directors of the Company on the Closing Date, (c)

the Company ceasing to own and control, directly or indirectly, beneficially and of record 100% of the Equity Interests of the other Obligors (except in connection with a merger or amalgamation permitted under Section 10.2.8(b)(i)) or (d) the occurrence of a "Change of Control" or comparable event under the Term Loan Documents.

Chinese Facility: that certain bilateral credit facility outstanding on the Closing Date between Bank of America, China branch and Xiamen Eyelevel Commercial Equipments Co., Ltd.
Chinese Facility Reserve: a reserve established by Agent in its Permitted Discretion in an amount up to the Dollar Equivalent of the aggregate amount outstanding under the Chinese Facility.
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, the Fee Letters, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Class: when used with respect to Borrowers or Borrowing Base Parties, shall refer to Borrowers, or Borrowing Base Parties having Obligations under a particular Revolving Subfacility.
Closing Date: as defined in Section 6.1.
Code: the Internal Revenue Code of 1986.
Collateral: the US Collateral, the UK Collateral and the Canadian Collateral, as the context may indicate; provided that Collateral shall not include any Excluded Assets except to the extent such assets are subject to an English law floating charge granted by a UK Incorporated Obligor under a UK Security Agreement.
Commission Reserve: a reserve established by Agent in its Permitted Discretion which reflects accrued commissions payable by the Borrowing Base Parties.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify (a) compliance with Section 10.3 (when a Financial Covenant Trigger Period is in effect) or the calculation required by, but not compliance with, Section 10.3 (when a Financial Covenant Trigger Period is not in effect), (b) that no Default or Event of Default has occurred during the relevant period covered thereby and (c) that no Obligor has changed its name or jurisdiction of organization except as disclosed in writing in such certificate.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
Consolidated EBITDA: for any period
(a)    Consolidated Net Income,
plus
(b)    to the extent deducted in determining Consolidated Net Income and, without duplication,
(i)    Consolidated Interest Charges,
(ii)    expense for taxes paid or accrued,
(iii)    depreciation,
(iv)    amortization,
(v)    extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business,
(vi)    non-cash compensation expenses arising from any grant of stock, stock options or other equity based awards,
(vii)     non-cash expenses resulting from non-speculative hedging activities permitted hereunder that are required to be recognized as indebtedness under GAAP,
(viii)    any other non-cash charges for such period (including any impairment or write-off of goodwill or other intangible assets but excluding (A) any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, (B) amortization of a prepaid cash expense that was paid in a prior period or (C) any write-down, write-off or reserves with respect to Accounts or Inventory),
(ix)    amortization of any financing costs or fees or original issue discount incurred in connection with any Debt,
(x)    transaction expenses paid in cash in such period in connection with (A) the closing of this Agreement and (B) Investments permitted under this Agreement, with expenses under this clause (B) not to exceed $1,500,000 during the term of this Agreement, and
(xi)    restructuring charges and fees related to professional fees and severance expenses not to exceed the following amounts for the periods indicated:
The period commencing on
April 1, 2019 and ending on
December 31, 2019            $13,000,000

The Fiscal Year ending on
December 31, 2020             $ 8,000,000

The Fiscal Year ending on
December 31, 2021             $ 4,000,000

minus
(c)    to the extent included in Consolidated Net Income and, without duplication,
(i)    interest income,
(ii)    income tax credits and refunds (to the extent not netted from tax expense),
(iii)    any cash payments made during such period in respect of items described in clauses (b)(v), (b)(vi), (b)(vii) and (b)(viii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred,
(iv)    non-cash gains resulting from non-speculative hedging activities that are required to be recognized as income under GAAP to the extent permitted hereunder, and
(v)    extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis.
Notwithstanding the foregoing, (a) Consolidated EBITDA for the Fiscal Quarter ended September 30, 2018 shall be deemed to be $11,493,196, Consolidated EBITDA for the Fiscal Quarter ended December 31, 2018 shall be deemed to be $2,897,968, and Consolidated EBITDA for the Fiscal Quarter ended March 31, 2019 shall be deemed to be $6,643,943.
Notwithstanding the foregoing, Consolidated EBITDA shall be adjusted for extraordinary or nonrecurring expenses, increased costs, identifiable and verifiable expense reductions and excess management compensation, if any, in all cases, calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, in an amount not to exceed (x) 5% of Consolidated EBITDA (prior to giving effect to such adjustments) for any twelve-month period, or (y) as otherwise approved by Agent in its reasonable credit judgment.
Consolidated Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for the Company and its Subsidiaries for any Test Period, of (a) Consolidated EBITDA for such Test Period minus (i) Capital Expenditures (except those financed with Debt other than Revolver Loans) made during such Test Period, (ii) cash taxes paid or due and payable during such Test Period, and (iii) Distributions (other than any redemptions of the Company’s Equity Interests made during the second Fiscal Quarter of 2018 in an aggregate amount not in excess of $17,600,000) during such Test Period to (b) Consolidated Fixed Charges for such Test Period.
Consolidated Fixed Charges: for any period, the sum of (a) Consolidated Interest Charges (other than payments-in-kind) paid or due and payable during such period plus (b) scheduled principal payments paid or due and payable during such period on Funded Debt; provided, that for the Test Periods ending on or prior to June 30, 2020, Consolidated Fixed Charges shall be Annualized. For this purpose, "Annualized" means the amount determined by multiplying the actual amount of such items from the Closing Date to the date of such calculation by 365 and dividing by the number of days from the Closing Date through the date of such calculation. For purposes of calculating Consolidated Fixed Charges, scheduled payments of principal and interest shall be treated as though scheduled and paid on the stated payment date and not on any later date, even if such amounts are paid on a later date as a result of the scheduled date not being a Business Day or any similar scheduling adjustment.
Consolidated Interest Charges: for any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP or IFRS, as applicable) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Debt of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate Hedging Agreements to the extent such net costs are allocable to such period in accordance with GAAP).
Consolidated Net Income: for any period, the net income (or loss) of the Company and its Subsidiaries, on a consolidated basis (without duplication) for such period and determined in accordance with GAAP or IFRS, as applicable.
Consolidated Total Assets: as of the date of any determination thereof, total assets of the Company and its Subsidiaries, on a consolidated basis, as of such date.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the amount of the liability required to be accrued in accordance with GAAP or IFRS, as applicable.
Contracts: agreements with clients of a Borrowing Base Party for the creation, production and/or distribution of marketing and promotional materials, signage and displays, retail experiences, events and promotions and product packaging and similar media and promotional undertakings.
Control: possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
Control Agreement: control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account or Securities Account for an Obligor, to perfect or better evidence Agent’s Lien on such account or its equivalent in any applicable jurisdiction (including any notice and acknowledgement of any Lien granted over such account pursuant to a UK Security Agreement).
Controlled Account: each deposit account of a Borrower subject to a Control Agreement.

CRD IV: (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
CTA: means the Corporation Tax Act 2009 (UK).
CWA: the Clean Water Act (33 U.S.C. §§1251 et seq.).
Debt: as applied to any Person, without duplication, of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current trade accounts payable incurred in the Ordinary Course of Business), (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the lower of the outstanding amount of such indebtedness and the fair market value of such property securing such indebtedness, in each case, at the time of determination, (g) all Contingent Obligations of such Person of obligations otherwise constituting Debt of others, (h) all Attributable Debt in respect of Off-Balance Sheet Liabilities of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, bank guaranties, surety bonds, performance bonds or similar arrangements, (k) net obligations of such Person under Hedging Agreements, (l) all earn-out obligations and other contingent payments in respect of acquisitions, in each case, to the extent treated as indebtedness under GAAP or IFRS, as applicable, and (m) all Attributable Debt of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% per annum plus the interest rate otherwise applicable thereto.
Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower in writing that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance

Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.
Designated Jurisdiction: a country or territory that is the target of a Sanction.
Dilution Percent: the percent, determined for a Borrowing Base Party’s most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts of such Borrower, divided by (b) gross sales of such Borrowing Base Party.
Dilution Reserve: the UK Dilution Reserve or the US Dilution Reserve, or both, as the context may indicate.
Disqualified Equity Interests: any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or any other amounts in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after repayment in full of the Obligations.
Distribution: any declaration or payment of a distribution, interest or dividend (whether in cash, securities or other property) on or on account of any Equity Interest (other than payment-in-kind); any distribution or advance in respect of or repayment of (whether in cash, securities or other property) Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest or any Debt owing to a holder of Equity Interests.
Dividend: as defined in Section 7.4.1(d).
Division: the creation of one or more new limited liability companies by means of any statutory division of a limited liability company pursuant to any applicable limited liability company act or similar statue of any jurisdiction. “Divide” shall have the corresponding meaning.
Dollar Equivalent: at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any other currency, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Spot Rate to obtain the stated amount of the other currency.
Dollars or $: lawful money of the United States.
Dominion Account: a separate special account established by each Borrower at Bank of America (including its London branch, as regards to UK Borrowers) or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.
EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.
EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
ECF Payments: any required prepayment of the Term Facility based on Consolidated Excess Cash Flow (as defined in the Term Loan Credit Agreement), including the payments described in Section 2.3.4 of the Term Loan Credit Agreement.
Eligible Accounts: Eligible Billed Accounts and Eligible Unbilled Accounts.
Eligible Assignee: (a) a Lender, Affiliate or branch of a Lender or Approved Fund; (b) an assignee approved by Borrower Agent (which approval (i) shall not be required if an Event of Default is continuing, (ii) shall not be unreasonably withheld, conditioned or delayed, and (iii) shall be deemed given if no objection is made within five (5) Business Days after written notice of the proposed assignment) and Agent; (c) if such person is to hold any UK Revolver Commitments, such person is at all times, other than during the continuance of any Event of Default, a Qualifying Lender, or (d) during the continuance of an Event of Default, any Person acceptable to Agent in its Permitted Discretion.
Eligible Billed Account: an Account owing to a Borrowing Base Party that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars (or payable in Dollars, Euros or Sterling, if owing to a UK Borrowing Base Party, or payable in Canadian Dollars or Dollars if owing to a Canadian Guarantor that is a Borrowing Base Party) and is deemed by Agent, in its Permitted Discretion, to be an Eligible Billed Account. Without limiting the foregoing, no Account shall be an Eligible Billed Account if:
(a)    (i) as to Accounts other than Eligible Extended Term Accounts and Eligible Past Due Accounts, it is unpaid for more than 60 days after the original due date or more than 90 days after the original invoice date; (ii) as to Eligible Past Due Accounts, it is unpaid for more than 90 days after the original due date or more than 120 days after the original invoice date, or (iii) as to Eligible Extended Term Accounts, it is unpaid for more than 60 days after the original due date or 180 days after the original invoice date,
(b)    50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;
(c)    when aggregated with other Accounts owing by the Account Debtor, it exceeds 10% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time), but only to the extent of such excess;
(d)    it does not conform in any material respect with a covenant or representation herein relating to Accounts;

(e)    it is owing by a creditor or supplier, or is otherwise subject to an existing or potential offset, counterclaim, dispute, deduction, rebate, discount, recoupment, reserve, defense, chargeback, deposit, credit or allowance (but ineligibility shall be limited to the amount thereof);
(f)    an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of any Sanction or on a specially designated nationals list maintained by OFAC; or the Borrowing Base Party is not able to bring suit or enforce remedies against the Account Debtor through judicial process;
(g)    (i) with respect to a US Borrowing Base Party, the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account Debtor is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory in all respects to Agent in its Permitted Discretion, and (ii) with respect to a UK Borrowing Base Party, the Account Debtor is organized or has its principal offices or assets outside of England and Wales other than a UK Eligible Foreign Account;
(h)    it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Federal Assignment of Claims Act;
(i)    it (i) is not subject to a duly perfected, first priority Lien (in the case of Eligible UK Billed Accounts expressed as a fixed charge) in favor of Agent or (ii) is subject to any other Lien (other than Permitted Liens that are junior in priority to the Agent’s Lien or that consist of Permitted Liens described in Section 10.2.2(c), (d) or (o) which are imposed by law and for which Agent has implemented appropriate reserves in its Permitted Discretion);
(j)    the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been completed and accepted by the Account Debtor, or it otherwise does not represent a final sale and binding contractual obligation of the Account Debtor;
(k)    it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;
(l)    its payment has been extended or the Account Debtor has made a partial payment;
(m)    it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;
(n)    it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;
(o)    it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;
(p)    it is owing from an Account Debtor whose contractual or other business relationship with the applicable Borrowing Base Party has been terminated other than in the Ordinary Course of Business;

(q)    (i) the goods giving rise to such Account have not been shipped (Free-On-Board destination terms) and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been fully performed and billed to the Account Debtor;
(r)    it is a Supplier Finance Account; or
(s)    the collection of which the Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition.
In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.
Eligible Extended Term Accounts: Accounts with an aggregate face amount of up to $2,000,000 with an original due date more than 120 days but less than 180 days from the original invoice date.
Eligible Inventory: Inventory owned by a Borrowing Base Party that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it:
(a)    is finished goods related to open Contracts and not held longer than 45 days, and not work-in-process, packaging or shipping materials, labels or samples;
(b)    is not held on consignment, nor subject to a bill-and-hold, retention of title or similar arrangements nor subject to any deposit or down payment;
(c)    is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale;
(d)    is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods;
(e)    meets all standards imposed by any Governmental Authority, has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law;
(f)    conforms in all material respects with the covenants and representations herein with respect to Inventory;
(g)    is subject to Agent’s duly perfected first priority Lien, and no other Lien (other than Permitted Liens that are junior in priority to the Agent’s Lien or that consist of Permitted Liens described in Section 10.2.2(c), (d) or (o) which are imposed by law and for which Agent has implemented appropriate reserves in its Permitted Discretion);
(h)    (i) if owned by a US Borrowing Base Party, is within the continental United States or Canada, (ii) if owned by a UK Borrowing Base Party, is within England or Wales, (iii) is not in transit except between locations of Borrowing Base Parties of the same Class, and (iv) is not consigned to any Person;
(i)    is not subject to any warehouse receipt or negotiable Document;

(j)    is not subject to any License or other arrangement that restricts such Borrowing Base Party’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver;
(k)    is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless both (i) the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established and (ii) the aggregate book value of Inventory at any such location is greater than $100,000;
(l)    is not held in connection with any contractual or business relationship that has been terminated;
(m)    is not subject to a “net realizable adjustment” or similar adjustment; and
(n)    is reflected in the details of a current perpetual inventory report.
Eligible Past Due Accounts: Accounts with an aggregate face amount of up to $3,000,000 that are unpaid more than 60 days but less than 90 days after the original due date and more than 90 days but less than 121 days after the original invoice date.
Eligible Unbilled Account: an Account as to which no invoice has yet been issued that is owing to a Borrowing Base Party, arises in the Ordinary Course of Business from the sale of goods or rendition of services and is deemed by Agent, in its Permitted Discretion, to be an Eligible Unbilled Account. Without limiting the foregoing, no Account shall be an Eligible Unbilled Account if (a) it would not also be an Eligible Billed Account but for the fact that it is unbilled or otherwise no invoice has yet been issued with respect thereto; and (b) such Account continues as unbilled without issuance of an invoice for a period of 30 or more days.
Eligible UK Billed Accounts: Eligible Billed Accounts owing to a UK Borrowing Base Party.
Eligible UK Inventory: Eligible Inventory of a UK Borrowing Base Party.
Eligible UK Unbilled Accounts: Eligible Unbilled Accounts owing to a UK Borrowing Base Party.
Eligible US Billed Accounts: Eligible Billed Accounts owing to a US Borrowing Base Party.
Eligible US Inventory: Eligible Inventory of a US Borrowing Base Party.
Eligible US Unbilled Accounts: Eligible Unbilled Accounts owing to a US Borrowing Base Party.
Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.
Environmental Laws: Applicable Laws relating to the protection or pollution of the environment, including CERCLA, RCRA, CWA and other similar Applicable Laws of any foreign jurisdiction.
Environmental Notice: a written notice from any Governmental Authority or other Person alleging any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for remediation.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest, and in each case, all of the warrants, options or other rights for the purchase or acquisition of any of the foregoing.
ERISA: the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan or Multiemployer Plan (as applicable) is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.
EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.
EURIBOR: means, in relation to any Revolver Loan in Euro:
(a)    the applicable Screen Rate as of 11:30 a.m. for euro and for a period equal in length to the Interest Period of that Loan; or
(b)    as otherwise determined pursuant to Section 3.2.5(b) (unavailability of Screen Rate), and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.
Euro or “€”: the lawful currency of the Participating Member States.
Event of Default: as defined in Section 12.
Examination: as defined in Section 10.1.1.

Excluded Assets: (a) any fee-owned Real Property and any leasehold interests in Real Property; (b) any governmental licenses or federal, state, provincial, territorial or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment clauses of the UCC, the PPSA and other Applicable Law, other than the proceeds and products thereof the assignment of which is expressly deemed effective under the UCC, the PPSA or other Applicable Law notwithstanding such prohibition; (c) [reserved]; (d) [reserved]; (e) assets and personal property for which a pledge thereof or a security interest therein is prohibited by Applicable Law (including any legally effective requirement to obtain the consent of any Governmental Authority) after giving effect to the applicable anti-assignment clauses of the UCC, the PPSA and other Applicable Law, other than the proceeds and products thereof the assignment of which is expressly deemed effective under the UCC, the PPSA or other Applicable Law notwithstanding such prohibition; (f) any “margin stock” and Equity Interests of any Person that is not a Subsidiary to the extent, and for so long as, the pledge of such Equity Interests would be prohibited by the terms of any applicable joint venture agreement or shareholders’ agreement applicable to Equity Interests and entered into by an Obligor and an unaffiliated third party owner of such Person, after giving effect to the applicable anti-assignment clauses of the UCC, the PPSA and other Applicable Law; (g) any intent-to-use trademark application prior to the filing of a “Statement of Use” with respect thereto; (h) any contractual requirement, license or permit to which an Obligor or any of their property (including personal property) is subject, and any property subject to a purchase money security interest, capital lease or similar arrangement with any Person if, to the extent, and for so long as, the grant of a Lien thereon to secure the Obligations constitutes a breach of, a violation of, or a default under, or invalidation of, or creates a right of termination in favor of any party (other than any Borrower or Guarantor) to, such contractual requirement, license, permit, purchase money arrangement, capital lease or similar arrangement (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC, the PPSA or other Applicable Law); (i) any Trust Account; (j) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Obligor if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that (A) the foregoing exclusions of this clause (j) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent's security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of this clause (j) shall in no way be construed to limit, impair, or otherwise affect any of Agent's or any Lender's continuing security interests in and liens upon any rights or interests of any Obligor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any Accounts (as defined in the UCC) or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests); (k) any property subject to a certificate of title (including motor vehicles) (except to the extent perfection can be accomplished through the filing of UCC-1 or PPSA financing statements, filing of the UK Debenture with Companies House, or equivalent filing); (l) any “consumer goods” as defined in the PPSA; and (m) any other assets if and for so long as the Agent and the Borrower Agent agree in writing that the cost of creating or perfecting pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Secured Creditors therefrom; provided that notwithstanding anything herein to the contrary, Excluded Assets shall not include any proceeds, replacements or substitutions of the foregoing Property (unless such proceeds, replacements or substitutions otherwise constitute Excluded Assets).

Excluded Deposit Accounts: (a) Trust Accounts, (b) zero balance disbursement accounts and (c) other Deposit Accounts maintained in the Ordinary Course of Business containing cash amounts that do not exceed at any time $100,000 for any each such account and $250,000 in the aggregate for all such accounts under this clause (c).
Excluded Subsidiary: each Inactive Subsidiary and each Immaterial Subsidiary.
Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, in each case, (i) as a result of such Recipient being organized under the laws of, or having its principal office (or, in the case of any Lender, its applicable Lending Office) located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, US federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolver Loan or Revolver Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or, in the case of a Participant, acquires such interest in the Revolver Loan or Revolver Commitment (other than pursuant to an assignment request by Borrower Agent under Section 14.4) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.9, amounts with respect to such Taxes were payable either to such Lender's assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 5.10; (d) any withholding Taxes imposed under FATCA; (e) any Bank Levy and (f) any withholding tax that would not have been imposed but for the Recipient (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Lender, or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Lender or not dealing at arm’s length with such a specified shareholder for purposes of the Income Tax Act (Canada), except where the non-arm’s length relationship arises, or where the Recipient is (or is deemed to be) a “specified non resident shareholder” or does not deal at arm’s length with such a “specified shareholder”, in each case, on account of the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.
Existing Agent: Bank of America, N.A., as Administrative Agent under the Existing Credit Agreement.
Existing Credit Agreement: that certain Credit Agreement dated as of August 2, 2010, as amended, by and among the Company, the guarantors party thereto, the lenders party thereto and the Existing Agent.
Existing Lenders: each of the lenders under the Existing Credit Agreement.

Existing Letters of Credit: each letter of credit identified on Schedule 1.4.
Existing Loan Documents: the "Loan Documents" as defined in the Existing Credit Agreement.
Existing Security Agreement: the Security and Pledge Agreement dated as of August 2, 2010, as amended, by and among the Company, the guarantors party thereto and the Existing Agent.
Extraordinary Expenses: all reasonable and documented out-of-pocket costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, reasonable and documented legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into (i) pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities or (ii) entered into in connection with the implementation of the foregoing.
FATCA Deduction: a deduction or withholding from a payment under a Loan Document required by FATCA.
FATCA Exempt Party: a party to this Agreement that is entitled to receive payment free from any FATCA Deduction.
Federal Funds Rate: (a) the weighted average per annum interest rate on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if the rate is not so published, the average rate per annum (rounded up to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall the Federal Funds Rate be less than zero.
Fee Letters: (a) the Fee Letter dated as of the date hereof by and between the Company and Bank of America, N.A., (b) the Fee Letter dated as of the date hereof by and between the Company and PNC Bank, National Association and (c) the Fee Letter dated as of the date hereof by and between the Company and JPMorgan Chase Bank, N.A.
Financial Covenant Trigger Period: the period

(a) commencing on any day that (i) Availability at any time is less than the greater of (A) 15% of the Revolver Commitments and (B) $15,750,000; or (ii)    US Availability at any time is less than the greater of (A) 10% of the US Revolver Commitments and (B) $10,500,000; and
(b) continuing until the date that, during each of the preceding 30 consecutive days (i) Availability has been greater than the greater of (A) 15% of the Revolver Commitments and (B) $15,750,000 for each such day; and (ii) US Availability has been greater than the greater of (A) 10% of the US Revolver Commitments and (B) $10,500,000 for each such day.
Fiscal Month: each period of one month, commencing on the first day of a Fiscal Year.
Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
FLSA: the Fair Labor Standards Act of 1938.
Floating Rate Loan: a US Base Rate Loan or a UK Base Rate Loan, as the context may indicate.
Flood Laws: the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.
FLSA: the Fair Labor Standards Act of 1938.
Foreign Lender: any Lender that is not a US Person.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States or Canada, in each case, for employees of any Obligor or Subsidiary.
Foreign Subsidiary: any Subsidiary of the Company that is not organized under the laws of the United States, any state thereof or the District of Columbia.
Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.
Full Payment: with respect to any Obligations, (a) the full and cash payment thereof (other than contingent indemnification obligations for which no claim has been asserted), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its Permitted Discretion, in the amount of required Cash Collateral). No Revolver Loans shall be deemed to have been paid in full unless all Revolver Commitments related to such Revolver Loans are terminated.
Funded Debt: as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Debt, (c) all direct obligations arising under standby and commercial letters of credit (excluding the undrawn amount thereof), bankers’ acceptances, bank guaranties (excluding the amounts available thereunder as to which demand for payment has not yet been made), surety bonds (excluding the amounts available thereunder as to which demand for payment has not yet been made) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) and earn-outs and other contingent payments in respect of acquisitions, in each case, to the extent any such liability becomes earned and is required to be reflected as a liability in accordance with GAAP, (e) Attributable Debt in respect of capital leases and Synthetic Lease Obligations and (f) without duplication, all Guarantees with respect to outstanding Debt of the types specified in clauses (a) through (e) above of Persons other than the Company or any such Subsidiary.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, provincial, state, local, municipal, foreign or other governmental department, agency, authority, body, commission, board, bureau, court, tribunal, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority, or a province or territory thereof or a foreign entity or government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Guaranteed Obligations: US Guaranteed Obligations, UK Guaranteed Obligations or Canadian Guaranteed Obligations, or all of them, as the context may indicate.
Guarantor: (a) each Borrower, (b) each Subsidiary identified on Schedule 1.3 hereto and (c) each other Person that becomes a Guarantor after the Closing Date pursuant to Section 10.1.19 hereof or otherwise executes and delivers a Guaranty.
Guaranty: each guaranty provided under Section 11 hereof and each guaranty agreement guaranteeing any of the Obligations executed by a Guarantor in favor of Agent and in form and substance reasonably acceptable to the Agent.
Hedging Agreement: a “swap agreement” as defined in Bankruptcy Code Section 101(53B)(A).
IFRS: International Financial Reporting Standards as issued by the International Accounting Standards Board.
Immaterial Subsidiary: any Subsidiary of the Company that, as of the date of determination, does not (a) own assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 30.00% of Consolidated Total Assets, (b) generate a portion of Consolidated EBITDA for the most recent four Fiscal Quarter period (when combined with that portion of Consolidated EBITDA generated by all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 7.50% of total Consolidated EBITDA for the applicable four Fiscal Quarter period, or (c) generate a portion of sales for the most recent four Fiscal Quarter period in excess of 5.00% of total sales of Company and its Subsidiaries for the applicable four Fiscal Quarter period; provided that this clause (c) shall not apply to EYELEVEL s.r.o.

Inactive Subsidiary: any Subsidiary of a Borrower (a) existing or arising in the Ordinary Course of Business that (i) does not, directly or indirectly, own any Equity Interests of any Obligor or other material assets, (ii) conducts no material business, (iii) has no material obligations and (iv) generates no material income and (b) which is identified on Schedule 1.2, as such schedule may be updated and delivered to Agent from time to time.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of an Obligor under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.
Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
InnerWorkings Canada: as defined in the recitals to this Agreement.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief, arrangement or debt adjustment law, including any such law of England and Wales or Canada; (b) the appointment of a receiver, interim receiver, trustee, Monitor, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
Inspection Trigger Event: (a) an Event of Default occurs, (b) Availability at any time for a period of three (3) consecutive Business Days is less than the greater of (A) 17.5% of the Revolver Commitments and (B) $18,375,000, or (c) US Availability at any time for a period of three (3) consecutive Business Days is less than the greater of (A) 12% of the US Revolver Commitments and (B) $12,600,000.
Intellectual Property: all intellectual property of a Person, including inventions, designs, patents, industrial designs, copyrights, trademarks and service marks and all goodwill associated therewith, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications and registrations related thereto.
Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property rights.
Intellectual Property Licenses: with respect to any Person (for the purpose of this definition, the “Specified Party”), (A) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person (other than license agreements for commercially available off-the-shelf software or software-as-a-service that is generally available to the public which have been licensed to such Person) and (B) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party (other than non-exclusive licenses granted to customers and contractors of the Specified Parties in the Ordinary Course of Business in connection with products or services provided by or to such Person).
Intercreditor Agreement: the Intercreditor Agreement of even date herewith between the Term Loan Agent and Agent as the same may be amended, amended and restated, and/or modified from time to time in accordance with the terms thereof and hereof, and any other intercreditor agreement, on substantially the same terms and otherwise reasonably satisfactory to Agent, entered into in connection with a refinancing of the Term Loan Agreement and to the extent such refinancing is permitted under this Agreement and the Intercreditor Agreement.
Interest Payment Date: with respect to (i) any Floating Rate Loan, each January 1, April 1, July 1 and October 1 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Interest Period Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, the term “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
Interest Period: as defined in Section 3.1.4.
Interest Period Loan: a US LIBOR Loan or a UK LIBOR Loan, as the context may indicate.
Inventory: as defined in the UCC or the PPSA, as applicable, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrowing Base Party’s business (but excluding Equipment).
Inventory Cap: (a) with respect to the UK Inventory Formula Amount, $1,000,000 (or such other amount as shall be determined by the Agent in its Permitted Discretion from time to time) and (b) with respect to the US Inventory Formula Amount, $15,500,000 (or such other amount as shall be determined by the Agent in its Permitted Discretion from time to time); provided, that in no event shall the aggregate Inventory Cap for both the US Inventory Formula Amount and UK Inventory Formula Amount be greater than $16,500,000.
Inventory Reserve: without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, reserves established by Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests or evidence of Debt of a Person, or a loan, advance or capital contribution to or other investment in a Person.
ITA: means the Income Tax Act 2007 (UK).
IP Security Agreement: a trademark security agreement, a patent security agreement, copyright security agreement, charge over intellectual property, or equivalent agreement in the applicable jurisdiction, by and among one or more Obligors and Agent, with such amendments or modifications as may be reasonably approved by Agent.
IRS: the United States Internal Revenue Service.
Issuing Bank: (a) Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.3.4 (or Bank of America acting through its London branch with respect to Letters of Credit requested by a UK Borrower) and (b) solely with respect to the Existing Letters of Credit as to which it is identified as the issuing bank, JPMorgan Chase Bank, N.A.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, branches, agents and attorneys.
Judgment Currency: as defined in Section 1.5.2.
LC Application: an application by a Borrower to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank and Agent.
LC Conditions: upon giving effect to issuance of a Letter of Credit, (a) the conditions in Section 6.1 and 6.2 are satisfied; (b)(i) total LC Obligations do not exceed the Letter of Credit Subline, (ii) no Overadvance exists, (iii) no US Overadvance exists if the Requesting Borrower is a US Borrower, (iv) no UK Overadvance exists if the Requesting Borrower is a UK Borrower, (v) if Requesting Borrower is a US Borrower and no US Revolver Loans are outstanding, the US LC Obligations do not exceed the US Borrowing Base, (vi) if Requesting Borrower is a UK Borrower and no UK Revolver Loans are outstanding, the UK LC Obligations do not exceed the UK Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in an Available Currency or other currency satisfactory to Issuing Bank; and (d) the purpose and form of the Letter of Credit are satisfactory to Issuing Bank in its discretion.
LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the applicable Borrower or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.
LC Obligations: the US LC Obligations or the UK LC Obligations, as the context may indicate.
LC Request: a request for issuance of a Letter of Credit, to be provided by the applicable Borrower to Issuing Bank, in form satisfactory to Issuing Bank.
LC Reserve: the aggregate of all LC Obligations of the applicable Borrower, other than those that have been Cash Collateralized by the applicable Borrower.
Lender Indemnitees: Lenders and Secured Bank Product Providers, and their past, present and future officers, directors, employees, Affiliates, branches, agents and attorneys.
Lenders: lenders party to this Agreement (including US Lenders, UK Lenders, Agent in its capacity as provider of Swingline Loans) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.
Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower Agent and, if applicable, Agent.
Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower and each Existing Letter of Credit.
Letter of Credit Subline: $10,000,000.
LIBOR: the per annum rate of interest determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time);

provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; and provided further, that in no event shall LIBOR be less than zero and provided further, that with respect to any LIBOR Loan denominated in Euro, each reference to "LIBOR" herein applicable to such LIBOR Loan shall be deemed to mean "EURIBOR".
LIBOR Screen Rate: the LIBOR quote on the applicable screen page the Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).
LIBOR Successor Rate: as defined in Section 3.1.5(b).
LIBOR Successor Rate Conforming Changes: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines in consultation with Borrower Agent).
LIBOR Scheduled Unavailability Date: as defined in Section 3.1.5(b)(ii).
License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, mortgage, charge, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.
Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises or premises subject to a mortgage, the lessor or mortgagee, as applicable, waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Loan: a Revolver Loan.
Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date or an anniversary thereof.
Madden Acquisition: the acquisition by the Company of certain contracts and assets of Madden Communication Inc., an Illinois corporation, pursuant to that certain Master Transaction Agreement to be dated on or about August 1, 2019, among the Company, Madden Communications Inc. and certain owners of Madden Communications Inc. for aggregate consideration of not more than $390,000, subject to adjustment for pro-ration of rent, real estate taxes and other payment obligations under contracts assumed in connection therewith.
Margin Stock: as defined in Regulation U of the Board of Governors.
Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or financial condition of the Obligors, taken as a whole, or on the value of any material Collateral, (b) has or could be reasonably expected to have a material adverse effect on the enforceability of any Loan Document against the Obligors, or on the validity or priority of Agent’s Liens on any material portion of the Collateral; (c) impairs the ability of the Obligors, taken as a whole, to perform their material obligations under the Loan Documents, including repayment of any Obligations; or (d) has or could be reasonably expected to have a material adverse effect on the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any material portion of the Collateral.
Material Contract: any contract or other agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; or (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
Material Debt: the Term Facility or any other Debt in an aggregate principal amount of $1,000,000 or more.
Material Disposition: an Asset Disposition other than in the Ordinary Course of Business that directly or indirectly includes Property having a book value or market value (whichever is higher) in excess of $1,000,000.
Material License: each License (other than licenses for commercially available off-the-shelf software or software-as-a-service that is generally available to the public which have been licensed to such Person) of a Borrower or any Subsidiary material to the production or sale of Inventory with a value of, or material to the business of any Obligor generating annual net income of, at least $500,000.
Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Agent.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.
Net Proceeds: with respect to an Asset Disposition or any proceeds of insurance of any Collateral or any awards arising from condemnation or expropriation of any Collateral, proceeds (including, when received, any deferred or escrowed payments) received by any Obligor or its respective Subsidiaries in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees, sales commissions, accounting fees and investment banking fees; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) Taxes paid or reasonably estimated by Obligors to be payable as a result thereof, including transfer or similar taxes; provided that, to the extent such estimated taxes are not actually paid or payable as estimated, such amounts shall be included in Net Proceeds and be promptly paid to Agent as if included in the original calculation of Net Proceeds; and (d) reserves for indemnities, until such reserves are no longer needed.
NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the applicable Borrowing Base Party’s Inventory performed by an appraiser and on terms reasonably satisfactory to Agent.
Notice of Borrowing: a request by Borrower Agent for a Borrowing of Revolver Loans, in form reasonably satisfactory to Agent.
Notice of Conversion/Continuation: a request by Borrower Agent for conversion or continuation of a Loan as a US LIBOR Loan, or a UK LIBOR Loan as applicable, in form reasonably satisfactory to Agent.
Obligations: all (a) principal of and premium, if any, on the Revolver Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.
OFAC: Office of Foreign Assets Control of the US Treasury Department.
Off-Balance Sheet Liability: with respect to any Person, (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction to which such Person is a party where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, memorandum and articles of association, constitutional documents, certificate of change of name (if any), bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
OSHA: the Occupational Safety and Health Act of 1970.
Other Agreement: each LC Document, Fee Letters, Lien Waiver, Intercreditor Agreement, ABL Borrowing Base Report, Term Loan Borrowing Base Report, Compliance Certificate, Borrower Materials, other intercreditor or subordination agreements, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.
Other Connection Taxes: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in, any Revolver Loan or Loan Document).
Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.4(c)).
Overadvance: a US Overadvance or a UK Overadvance, as the context may indicate.
Participant: as defined in Section 14.2.1.
Participating Member State: any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Conditions: with respect to any Specified Transaction, the satisfaction of the following conditions:
(a)    as of the date of any such Specified Transaction and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing;
(b)    (i) Availability (after giving Pro Forma Effect to such Specified Transaction) for each day during the thirty (30) consecutive day period ending on and including the date of such Specified Transaction shall be not less than the greater of (A) 15% of the Revolver Commitments and (B) $15,750,000, for each such date; and (ii) US Availability (after giving Pro Forma Effect to such Specified Transaction) for each day during the thirty (30) consecutive day period ending on and including the date of such Specified Transaction shall be not less than the greater of (A) 10% of the Revolver Commitments and (B) $10,500,000, for each such date;
(c)    the Consolidated Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period prior to the making of such Specified Transaction, calculated on a Pro Forma Basis, shall be equal to or greater than 1.00 to 1.00; provided that, the Consolidated Fixed Charge Coverage Ratio test described in this clause (c) shall not apply if both (i) Availability (calculated in order to give Pro Forma Effect to such Specified Transaction) for each day during the thirty (30) consecutive day period ending on and including the date of such Specified Transaction is not less than the greater of (A) 20% of the Revolver Commitments and (B) $21,000,000, for each such date and (ii) US Availability (calculated in order to give Pro Forma Effect to such Specified Transaction) for each day during the thirty (30) consecutive day period ending on and including the date of such Specified Transaction is not less than the greater of (A) 14% of the Revolver Commitments and (B) $14,700,000, for each such date; and
(d)    the Agent shall have received a certificate of an authorized officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.
For the avoidance of doubt, the Payment Conditions shall not be required to be satisfied in connection with the closing of the Madden Acquisition.
Payment Item: each check, draft or other item of payment payable to any Obligor, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, but for purposes of clarity, including any multiple employer plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or has made contributions at any time during the immediately preceding five plan years or to which any Obligor or ERISA Affiliate has any liability (contingent or otherwise).
Permitted Asset Disposition: Asset Dispositions permitted under Section 10.2.6.
Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).
Permitted Equity Redemption: a purchase, redemption or other acquisition by an Obligor or a Subsidiary of shares of its common stock or its other common Equity Interests or warrants or options to acquire any such Equity Interests consummated in the Ordinary Course of Business in connection with customary employee or management agreements, plans or similar arrangements approved by the Board of Directors of such Obligor or Subsidiary so long as (a) no Default or Event of Default is continuing at the time of consummation of such purchase, redemption or other acquisition and (b) the aggregate amount paid in connection with all such purchases, redemptions or otherwise acquisitions in any Fiscal Year does not exceed $500,000.
Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of any Obligor or its respective Subsidiaries that is unsecured or secured only by a Purchase Money Lien and Debt under Capital Leases of any Obligor, as long as the aggregate amount does not exceed $2,000,000 at any time.
Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.
Platform: as defined in Section 15.3.3.
Pledged Debt: as defined in Section 7.4.2.
Pledged Interest: as defined in Section 7.4.1.
PPSA: the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non‑perfection of Agent’s security interest in any Collateral of any Obligor are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non‑perfection and for the definitions related to such provisions, as from time to time in effect.
Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.
Pro Forma Basis and Pro Forma Effect:
(a)    With respect to compliance with any applicable test, financial ratio or covenant hereunder, that (i) the pro forma adjustment in the definition of Consolidated EBITDA shall have been made, to the extent applicable, and, without duplication, (ii) all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made (the period beginning on the first day of such period of measurement and continuing until the date of the consummation of such event, the “Reference Period”) shall be deemed to have occurred as of the first day of the applicable Reference Period; provided that (A) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, shall be included in the case of an Investment described in the definition of Specified Transaction, and (B) all Debt issued, incurred or assumed as a result of, or to finance, any Specified Transaction or permanently repaid in connection with any Specified Transaction during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such Reference Period (with interest expense of such Person attributable to any Debt for which pro forma effect is being given as provided in preceding clause (B) that has a floating or formula rate, shall have an implied rate of interest for the applicable Reference Period determined by utilizing the rate that is or would be in effect with respect to such Debt as at the relevant date of determination); provided that, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA.
(b)    With respect to any calculation of Availability on a pro forma basis for any period or as of any specified time pursuant to any provision hereunder, the determination or calculation of Availability shall be made giving pro forma effect to all Loans and Letters of Credit to be made in connection with the consummation of all Specified Transactions occurring on or prior to such date as if such Loans and Letters of Credit were incurred as of the date of such Specified Transactions and on each date of the period being so tested.
(c)    With respect to any calculation of the Consolidated Fixed Charge Coverage Ratio on a pro forma basis for any determination of compliance with the Payment Conditions in order to permit any payment of Debt under Section 10.2.7(a)(vi) (the “Applicable Prepayment”), such calculation shall be made as if the Applicable Prepayment and all other Applicable Prepayments made during applicable Reference Period were included in the definition of Consolidated Fixed Charges.
Pro Rata: with respect to:
(a)    any US Lender and its share of any US Revolver Commitments or US Obligations, or its voting or other rights with respect to, or any other matters relating to, the US Obligations, (i) prior to the Revolver Commitment Termination Date, a percentage (carried out to the ninth decimal place) determined by dividing the amount of such US Lender’s US Revolver Commitment by the aggregate amount of all US Revolver Commitments (the “US Applicable Percentage”), and (ii) upon and after the Revolver Commitment Termination Date, the US Applicable Percentage of such US Lender under this clause most recently in effect, giving effect to any subsequent assignment;
(b)    any UK Lender and its share of any UK Revolver Commitments or UK Obligations, or its voting or other rights with respect to or matters relating to the UK Obligations, (i) prior to the Revolver Commitment Termination Date, a percentage (carried out to the ninth decimal place) determined by dividing the amount of such UK Lender’s UK Revolver Commitment by the aggregate amount of all UK Revolver Commitments (the “UK Applicable Percentage”), and (ii) upon and after the Revolver Commitment Termination Date, the UK Applicable Percentage of such UK Lender under this clause most recently in effect, giving effect to any subsequent assignment; and
(c)    any Lender and its share of all Revolver Commitments or Obligations, or its voting or other rights with respect to or matters relating to the Revolving Facility as a whole, including indemnity obligations and reimbursement obligations owing to Agent, (i) prior to the Revolver Commitment Termination Date, a percentage (carried out to the ninth decimal place) determined by dividing the sum of such Lender’s US Revolver Commitment and the Dollar Equivalent of the amount of such Lenders’ UK Revolver Commitment by the aggregate amount of the Dollar Equivalent of all Revolver Commitments (the “Applicable Percentage”); and (ii) upon and after the Revolver Commitment Termination Date, the Applicable Percentage of such Lender under this clause most recently in effect, giving effect to any subsequent assignment.
Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP (or, as the context may indicate, IFRS as it relates to UK Incorporated Obligors); (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of the Obligor; (e) no Lien (other than a Permitted Lien) is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Agent;

and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protective Advances: US Protective Advances or UK Protective Advances, as the context may indicate.
Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC, the PPSA or other Applicable Law.
Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.
Qualifying Lender:
(a)    a Lender (other than a Lender within clause (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:
(i)    a Lender:
(A)    that is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or
(B)    in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such advance was made, and, is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that advance; or
(ii)    a Lender which is:
(A)    a company resident in the United Kingdom for United Kingdom tax purposes;
(B)    a partnership, each member of which is:
(1) a company so resident in the United Kingdom; or
(2)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(C)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(iii)    a Treaty Lender; or
(b)    a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Loan Document.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Refinancing Conditions: the following conditions (a) for Refinancing Debt (other than with respect to the extending, renewing or refinancing of Debt arising under the Term Facility): (i) the Refinancing Debt is in an aggregate principal amount that, together with any undrawn commitments therefor, does not exceed the sum of the principal amount of the Debt and the undrawn commitments therefore, in each case being extended, renewed or refinanced; (ii) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (iii) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (iv) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (v) no additional Lien is granted to secure it; (vi) if it is secured, the terms and conditions relating to collateral for such Debt, taken as a whole, shall be no more favorable to the investors providing such Debt than the terms and conditions with respect to the collateral for the Debt being extended, renewed or refinanced (and the Liens on any collateral securing such Debt shall have the same (or lesser) priority as the Debt relative to the Liens on the Collateral securing the Obligations and shall be subordinated to the Liens securing the Obligations at least to the same extent as the Liens securing the Debt being extended, renewed or refinanced); (vii) no additional Person is obligated on such Debt; and (viii) upon giving effect to it, no Default or Event of Default exists; or (b) for Refinancing Debt that is extending, renewing or refinancing Debt arising under the Term Facility, such Debt (i) has a final maturity no sooner than and a weighted average life no less than the Debt under the Term Facility being extended, renewed or refinanced and (ii) is extended, renewed or refinanced in accordance with and to the extent permitted by the terms and provisions of the Intercreditor Agreement.
Refinancing Debt: Debt that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (c), (e), or (l).
Register: as defined in Section 14.3.5.
Reimbursement Date: as defined in Section 2.3.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral included in an ABL Borrowing Base or could assert a Lien on any Collateral included in an ABL Borrowing Base; and (b) a reserve equal to not more than three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
Report: as defined in Section 13.2.3.
Reportable Event: any event set forth in Section 4043(c) of ERISA.
Requesting Borrower: with respect to any Letter of Credit, shall mean the Borrower requesting such Letter of Credit to be issued for the benefit of itself or any of its Subsidiaries.
Required Lenders: Secured Parties holding more than 50% of (a) the aggregate outstanding Revolver Commitments; or (b) after termination of the Revolver Commitments, the aggregate outstanding Revolver Loans and LC Obligations or, upon Full Payment of all Revolver Loans and LC Obligations, the aggregate remaining Obligations; provided, that Revolver Commitments, Revolver Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Revolver Loan or LC Obligation by the Lender that funded the applicable Revolver Loan or issued the applicable Letter of Credit and provided further, that so long as there are two or more unaffiliated Secured Parties (excluding Defaulting Lenders) holding Revolver Commitments, Required Lenders must include at least two such unaffiliated Secured Parties.
Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Debt, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Debt, or to repay any intercompany Debt.
Revolver Commitment: a US Revolver Commitment or a UK Revolver Commitment, as the context may indicate.
Revolver Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which the Borrower Agent terminates the US Revolver Commitments pursuant to Section 2.1.5: or (c) the date on which the Revolver Commitments are terminated pursuant to Section 12.2.
Revolver Commitments: the aggregate amount of the Revolver Commitments of all Lenders.
Revolver Loan: a US Revolver Loan or a UK Revolver Loan, as the context may indicate.
Revolver Subfacilities: (a) the US Subfacility and (b) the UK Subfacility.
Revolver Termination Date: July 16, 2024.
Revolver Usage: the sum of the US Revolver Usage and the UK Revolver Usage.
S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor acceptable to Agent.
Sale and Leaseback Transaction: any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

Sanction: any sanction administered or enforced by the US government (including OFAC), United Nations Security Council, European Union, UK government, Canadian government or other sanctions authority.
Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower, any Subsidiary of a Borrower or any Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.
Secured Bank Product Provider: (a) Bank of America or any of its branches or Affiliates; and (b) any other Lender or Affiliate or branch of a Lender that is providing a Bank Product (or Person that, at the time such Bank Product was initially provided and/or made available by such Person, was a Lender or Affiliate or branch of a Lender), provided such provider delivers written notice to Agent, in form and substance reasonably satisfactory to Agent, within 10 days (or such longer period as the Agent may agree) following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 13.13.
Secured Parties: US Secured Parties or UK Secured Parties, as the context may indicate.
Security Documents: the Guaranties, UK Security Agreements, Canadian Security Agreements, Control Agreements, IP Security Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer, treasurer or assistant treasurer of a Borrower or, if the context may indicate, an Obligor.
Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.
Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature in the normal course of business; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, or, with respect to a UK Borrower or any other Obligor organized under the laws of England and Wales, it is not or is not deemed, for the purpose of and under the Insolvency Act 1986, to be unable to pay its debts as they fall due, or, with respect to a Canadian Guarantor, is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada); and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Debt Payment: any payment or prepayment of Debt made pursuant to Section 10.2.7(a)(vi).
Specified Distribution: any Distribution made pursuant to Section 10.2.4(a)(iv).
Specified Event of Default: any of (a) an Event of Default pursuant to Section 12.1(a) or (j), (b) an Event of Default pursuant to Section 12.1(b) as a result of a material misrepresentation of the calculation of the ABL Borrowing Base, (c) an Event of Default pursuant to Section 12.1(c) as a result of the failure to deliver any ABL Borrowing Base Report in accordance with the terms of this Agreement; (d) an Event of Default pursuant to Section 12.1(c) as a result of the failure to comply with Section 8.2.5 and (e) an Event of Default pursuant to Section 12.1(c) as a result of the failure to comply with Section 10.3.
Specified Investment: any Investment made pursuant to Section 10.2.5(k).
Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).
Specified Transaction: each Specified Debt Payment, Specified Investment and Specified Distribution.
Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.
Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the terms of the Letter of Credit or related LC Documents.
Sterling or £: the lawful currency of the UK.
Subsidiary: with respect to any Person, any entity at least 50% of whose Voting Equity Interests is owned directly or indirectly by such Person (including indirect ownership through other entities in which such Person directly or indirectly owns 50% of such Voting Equity Interests). If not otherwise indicated, “Subsidiary” shall mean a Subsidiary of the Company.
Subsidiary Guarantor: each Subsidiary of the Company that is a Guarantor.
Supplier Finance Accounts: all Accounts owing from an Account Debtor as to which an Obligor has entered into an Approved Supplier Finance Arrangement (whether or not such Account has been assigned or sold pursuant to such arrangement).
Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
Synthetic Lease Obligation: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
Swingline Loan: a US Swingline Loan or a UK Swingline Loan, as the context may indicate.
TARGET Day: any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Tax Confirmation: a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:
(a)    a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)    a partnership each member of which is:
(i)    a company so resident in the United Kingdom; or
(ii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
Tax Credit: a credit against, relief or remission for, or repayment of, any Taxes.
Tax Deduction: a deduction or withholding from a payment under any Loan Document for and on account of any Taxes other than a FATCA Deduction.
Tax Payment: in relation to any UK Tax Obligor, either the increase in a payment made by that UK Tax Obligor to a UK Lender under Section 5.12(b) or a payment under Section 5.12(c).
Term Facility: the term credit facility provided to the Company pursuant to the Term Loan Credit Agreement and other Term Loan Documents.
Term Lenders: each “Lender” as defined in the Term Loan Credit Agreement.
Term Loan Agent: TCW Asset Management Company LLC, as administrative agent and collateral agent, in its capacity as such, together with its successors and assigns.
Term Loan Borrowers: each "Borrower" as defined in the Term Loan Credit Agreement.

Term Loan Borrowing Base: the Term Loan US Borrowing Base or the Term Loan UK Borrowing Base, or both, as the context may indicate.
Term Loan Borrowing Base Report: a report of the Term Loan Borrowing Base, in form and substance reasonably satisfactory to Agent.
Term Loan Credit Agreement: that certain Term Loan and Security Agreement dated as of the date hereof among the Company, as the borrower thereunder, the other Term Loan Borrowers party thereto, the guarantors party thereto, the Term Lenders party thereto and the Term Loan Agent.
Term Loan Documents: the Term Loan Credit Agreement and each other “Loan Document” as defined in the Term Loan Credit Agreement.
Term Loan Maturity Date: the "Maturity Date" as defined in the Term Loan Credit Agreement.
Term Loan Obligations: all obligations, liabilities and indebtedness of the Borrowers and any Subsidiaries from time to time party to the Term Loan Documents owing to the Term Loan Agent or the Term Lenders of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including obligations of performance), whether several, joint or joint and several, in each case, arising under the Term Loan Credit Agreement and other Term Loan Documents.
Term Loan Push Down Reserve: a reserve against the ABL Borrowing Base in an amount equal to (a) (i) $14,000,000 for the period from the Closing Date through December 31, 2019, and (ii) at all times after December 31, 2019, $20,000,000 minus (b) the amount by which the Term Loan Borrowing Base exceeds the ABL Borrowing Base (but in no event less than zero). For purposes of the Term Loan Push Down Reserve, the Agent will be entitled to rely solely on the calculation of the Term Loan Borrowing Base made by the Borrowers unless the Agent receives written notification by the Term Loan Agent that such calculation is inaccurate, together with a reasonable calculation of the correct Term Loan Push Down Reserve. In such event, the Agent shall be entitled to rely solely on such written notice and the calculation of the Term Loan Push Down Reserve by the Term Loan Agent thereunder.

Term Loan UK Borrowing Base: the UK Borrowing Base as calculated hereunder; provided that such calculation shall be based on (a) each numerical advance rate utilized in the UK Accounts Formula Amount being deemed to be 95% and (b) each numerical advance rate utilized in the UK Inventory Formula Amount being deemed to be 100%.
Term Loan US Borrowing Base: the US Borrowing Base as calculated hereunder; provided that such calculation shall be based on (a) each numerical advance rate utilized in the US Accounts Formula Amount being deemed to be 95% and (b) each numerical advance rate utilized in the US Inventory Formula Amount being deemed to be 100%.
Term Priority Collateral: as defined in the Intercreditor Agreement.

Term Priority Collateral Account: as defined in the Intercreditor Agreement.

Termination Value: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

Test Period: at any time, the most recently ended period of twelve (12) consecutive months for which financial statements and a Compliance Certificate have been delivered to the Agent pursuant to Section 10.1.2 at or prior to such time.
Total Commitment: means the sum of the amounts of the UK Lenders’ UK Revolver Commitments and US Lenders’ US Revolver Commitments.
Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
Treaty Lender: a Lender which:
(a)    is treated as a resident of a Treaty State for the purposes of the relevant Treaty;
(b)    does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any advance is effectively connected; and
(c)    fulfils any other conditions which must be fulfilled under the relevant Treaty by residents of that Treaty State (subject to completion of any necessary procedural or filing requirements) for such residents to obtain full exemption from United Kingdom taxation on interest payable to that Lender in respect of an advance under a Loan Document.
Treaty State: a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
Trigger Period: the period:
(a) commencing on any day that:
(i)    any Event of Default occurs; or
(ii)    Availability at any time is less than the greater of (A) 15% of the Revolver Commitments and (B) $15,750,000; or
(iii)    US Availability at any time is less than the greater of (A) 10% of the US Revolver Commitments and (B) $10,500,000; and
(b) continuing until the date that, during each of the preceding 30 consecutive days,

(i)     no Event of Default has occurred or been continuing;
(ii)    Availability has been greater than the greater of (A) 15% of the Revolver Commitments and (B) $15,750,000 for each such day; and
(iv)    US Availability has been greater than the greater of (A) 10% of the US Revolver Commitments and (B) $12,000,000 for each such day.
Trust Accounts: Deposit Accounts or Securities Accounts containing cash, cash equivalents or Securities (a) held exclusively for payroll and payroll taxes, (b) held exclusively for employee benefit payments and expenses related to an Obligor’s employees, (c) required to be collected, remitted or withheld exclusively to pay taxes (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) or (d) held by any Obligor expressly in trust or as an escrow or fiduciary for another person which is not an Obligor.
UCC: the Uniform Commercial Code as in effect in the State of Illinois or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
UK: the United Kingdom of Great Britain and Northern Ireland.
UK Accounts Formula Amount: the sum of (a) 85% of the Value of Eligible UK Billed Accounts and (b) the lesser of (i) 75% of the Value of Eligible UK Unbilled Accounts and (ii) the Unbilled Cap.
UK Availability: the Dollar Equivalent of the UK Borrowing Base minus UK Revolver Usage.
UK Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to the Inventory of a UK Borrowing Base Party; (b) the Rent and Charges Reserve with respect to a UK Borrowing Base Party; (c) the LC Reserve applicable to a UK Borrowing Base Party; (d) the UK Bank Product Reserve; (e) all accrued royalties payable by a UK Borrowing Base Party, whether or not then due and payable by a UK Borrowing Base Party; (f) the aggregate amount of liabilities or amounts which (by virtue of any Liens upon UK Collateral or any statutory provision) rank or are capable of ranking in priority to the Agent’s and/or Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s and Secured Parties’ Liens, in such amounts as Agent in its Permitted Discretion may elect to impose from time to time (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the UK Dilution Reserve; (h) the UK Term Loan Push Down Reserve; (i) a reserve for the prescribed part of floating charge realizations which may be set aside for unsecured creditors which at the date of this Agreement is a maximum of 600,000 Sterling (subject to change) for each UK Incorporated Obligor that is a UK Borrowing Base Party; (j) amounts due to employees in respect of unpaid wages and holiday pay, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; (k) the amount of all scheduled but unpaid pension contributions, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; (l) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer), in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; and (m) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; provided, that (i) the reserves included in the UK Availability Reserve shall not be duplicative of the eligibility criteria for Eligible UK Accounts or Eligible UK Inventory and (ii) the Agent shall use reasonable efforts to notify the Borrower Agent in advance of the implementation of a new reserve or increase in an existing reserve (but the failure of the Agent to so notify the Borrower Agent shall not limit the effectiveness of any reserve or give rise to any liability of Agent).

UK Bank Product: any of the following products or services extended to a UK Borrower, any Subsidiary of a UK Borrower, or any Affiliate of a UK Borrower (other than a US Incorporated Obligor or a Canadian Guarantor) by any Secured Bank Product Provider: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card, "p-card"/purchasing card and merchant card services; and (d) other banking products or services, other than Letters of Credit.
UK Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations arising under any UK Bank Product.
UK Base Rate: with respect to Loans denominated in Euros, Sterling and Dollars that are funded outside the U.S., the sum of (a) LIBOR for a 30 day interest period as in effect on the first day of the current calendar month, and (b) 1.00%; provided, that in no event shall the LIBOR be less than zero.
UK Base Rate Loan: a UK Revolver Loan that bears interest based on the UK Base Rate.
UK Borrower: as defined in the preamble to this Agreement.
UK Borrowing Base: on any date of determination, a Dollar Equivalent amount equal to the lesser of (a) the aggregate UK Revolver Commitments or (b) the UK Accounts Formula Amount, plus the UK Inventory Formula Amount, minus the UK Availability Reserve; provided, however, that no UK Borrowing Base Assets acquired outside the Ordinary Course of Business shall be included in the calculation of the UK Borrowing Base until completion of applicable field examinations and appraisals (which shall not be included in the limits on the number of field examinations or appraisals provided in Section 10.1.1) reasonably satisfactory to Agent.
UK Borrowing Base Assets: Collateral of the type that is intended to be included in the calculation of the UK Borrowing Base, notwithstanding the specific eligibility thereof for such inclusion.
UK Borrowing Base Party: (a) each UK Borrower and (b) each other Subsidiary Guarantor approved by the Agent, in its Permitted Discretion, whose Borrowing Base Assets are permitted by Agent to be included in the UK Borrowing Base.
UK Borrowing Base Report: a report of the UK Borrowing Base, in form and substance satisfactory to Agent.
UK Charge over Partnership Interests: the charge over partnership interests governed by English law by and among the Company and INWK Holdings, LLC, as chargors, and the Agent securing (or given with the interest to secure) the Obligations and in form and substance acceptable to Agent.
UK Collateral: all Property of each UK Incorporated Obligor described in any Security Document that secures the Obligations and all other Property of any UK Incorporated Obligor that now or hereafter secures (or is intended to secure) any Obligations.
UK Commitment Percentage: as to any UK Lender at any time, the ratio, expressed as a percentage, which such UK Lender’s UK Revolver Commitment bears to the aggregate UK Revolver Commitments at such time.

UK Debenture: the debenture governed by English law dated as of the date hereof by and among the UK Incorporated Obligors and the Agent securing (or given with the interest to secure) the Obligations and in form and substance acceptable to Agent.
UK Dilution Reserve: a reserve established by Agent in its Permitted Discretion in an amount equal to 1.0% of Eligible UK Accounts of a UK Borrowing Base Party for each whole percentage point (or fraction thereof) that the Dilution Percent of such UK Borrowing Base Party exceeds 5.0%.
UK Eligible Foreign Account: an Account of a UK Borrower that is owed by an Account Debtor that is organized or has its principal offices or assets in a jurisdiction that has been a Participating Member State since before April 30, 2004 or otherwise approved by Agent.
UK Guaranteed Obligations: as defined in Section 11.2.1.
UK Guarantors: each Guarantor incorporated in England and Wales.
UK Incorporated Obligor: each Obligor incorporated in or formed under the laws of England and Wales.
UK Inventory Formula Amount: the lesser of (a) Inventory Cap and (b) the lesser of (i) 70% of the Value of Eligible UK Inventory and (ii) 85% of the NOLV Percentage of the Value of Eligible UK Inventory
UK Inventory Reserve: reserves established by Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of a UK Borrowing Base Party’s Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
UK LC Obligations: the sum (without duplication) of (a) all amounts owing by a UK Borrower for any drawings under Letters of Credit issued for the benefit of such UK Borrower or any Subsidiary of such UK Borrower; and (b) the stated amount of all outstanding Letters of Credit issued for the benefit of a UK Borrower or any such Subsidiary of such UK Borrower; provided that, any amounts owing under any Letter of Credit issued for the benefit of such Subsidiary of a UK Borrower shall be the Obligation of a UK Borrower.
UK Lenders: Bank of America (acting through its London branch or such other branch or branches as it may designate from time to time) and each other Lender that has issued a UK Revolver Commitment.
UK LIBOR Loan: each set of UK Revolver Loans, or portion thereof, funded in Sterling or Euro, and bearing interest calculated by reference to the LIBOR having a common length and commencement of Interest Period.
UK Non-Bank Lender: means a Lender which gives a Tax Confirmation in the documentation which it executes on becoming a party to this Agreement as a Lender.
UK Obligations: on any date, the portion of the Obligations outstanding that are owing by any UK Incorporated Obligor.
UK Overadvance: as defined in Section 2.1.6(b).
UK Overadvance Loan: a UK Base Rate Loan made when a UK Overadvance exists or is caused by the funding thereof.

UK Protective Advances: as defined in Section 2.1.7(b).
UK Required Lenders: UK Secured Parties holding more than 50% of (a) the aggregate outstanding UK Revolver Commitments; or (b) following termination of the UK Revolver Commitments, the aggregate outstanding UK Revolver Loans and LC Obligations of UK Borrowers or, if all Revolver Loans and LC Obligations have been paid in full, the aggregate remaining Obligations; provided, however, that Revolver Commitments, Revolver Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Revolver Loan or LC Obligation by the Secured Party that funded the applicable Revolver Loan or issued the applicable Letter of Credit; and provided further, that so long as there are two or more unaffiliated UK Secured Parties (excluding Defaulting Lenders) holding UK Revolver Commitments, UK Required Lenders must include at least two such unaffiliated UK Secured Parties.
UK Revolver Commitment: for any UK Lender, its obligation to make UK Revolver Loans and to participate in UK LC Obligations up to the maximum principal Dollar Equivalent amount in the applicable Available Currencies equal to its UK Commitment Percentage of the aggregate amount of all UK Revolver Commitments, which are shown on Schedule 1.1 as of the Closing Date, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party.
UK Revolver Commitments: the aggregate amount of the UK Revolver Commitment of all UK Lenders.
UK Revolver Loan: a loan made pursuant to Section 2.1.2, any UK Swingline Loan, any UK Overadvance Loan or UK Protective Advance.
UK Revolver Usage: on any date, the Dollar Equivalent of the sum of (a) the aggregate amount of outstanding UK Revolver Loans plus (b) the UK LC Obligations, except to the extent such UK LC Obligations are Cash Collateralized by an Obligor.
UK Secured Parties: Agent, UK Lenders, Issuing Bank in respect of Letters of Credit issued for the benefit of a UK Borrower or any Subsidiary of a UK Borrower that is not otherwise a US Borrower and Secured Bank Product Providers of UK Bank Products.
UK Security Agreement: the UK Debenture, the UK Charge over Partnership Interests and each other debenture, deed of charge or other similar agreement, instrument or document governed by the laws of England and Wales now or hereafter securing (or given with the intent to secure) any Obligations.
UK Subfacility: the credit facility provided to the UK Borrowers through funding of the UK Revolver Commitments in accordance with Section 2.1.2.
UK Swingline Loan: any Borrowing of UK Base Rate Loans funded with Agent’s funds.
UK Tax Obligor: any UK Borrower and any Guarantor to the extent that that Guarantor is providing a guarantee in respect of a UK Borrower’s Obligations.
UK Term Loan Push Down Reserve: that portion of the Term Loan Push Down Reserve equal to the amount of the Term Loan Push Down Reserve multiplied by the ratio of (i) the UK Borrowing Base to (ii) the total Borrowing Base, expressed as a percentage.

Unbilled Cap: (a) with respect to the UK Account Formula Amount, $2,500,000 (or such other amount as shall be determined by the Agent in its Permitted Discretion from time to time) and (b) with respect to the US Accounts Formula Amount, $22,500,000 (or such other amount as shall be determined by the Agent in its Permitted Discretion from time to time); provided, that in no event shall the aggregate Unbilled Cap for both the US Accounts Formula Amount and UK Accounts Formula Amount be greater than $25,000,000.
Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.
Unused Line Fee Rate: a per annum rate equal to (a) 0.50%, if average daily Revolver Usage was 50% or less of the Revolver Commitments during the preceding Fiscal Quarter, or (b) 0.375%, if average daily Revolver Usage was more than 50% of the Revolver Commitments during the preceding Fiscal Quarter.
Upstream Payment: a Distribution by a Subsidiary of an Obligor, directly or, if made contemporaneously, indirectly, to such Obligor; provided that any such Obligor receiving such Distribution is a direct or indirect wholly-owned subsidiary of a Borrower.
US: the United States of America.
US Accounts Formula Amount: the sum of (a) 85% of the Value of Eligible US Billed Accounts and (b) the lesser of (i) 75% of the Value of Eligible US Unbilled Accounts and (ii) the Unbilled Cap.
US Availability: the US Borrowing Base minus US Revolver Usage.
US Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to the Inventory of any US Borrowing Base Party; (b) the Rent and Charges Reserve with respect to any US Borrowing Base Party; (c) the LC Reserve applicable to US Borrowing Base Parties; (d) the US Bank Product Reserve; (e) all accrued royalties payable by US Borrowing Base Parties, whether or not then due and payable by US Borrowing Base Parties; (f) the aggregate amount of liabilities secured by Liens upon US Collateral that are or may be senior to Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s and Secured Parties’ Liens, in such amounts as Agent in its Permitted Discretion may elect to impose from time to time (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the US Dilution Reserve; (h) the US Term Loan Push Down Reserve; (i) the Canadian Priority Payables Reserve; (j) the Commission Reserve; and (k) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; provided, that (i) the reserves included in the US Availability Reserve shall not be duplicative of the eligibility criteria for Eligible US Accounts or Eligible US Inventory and (ii) the Agent shall use reasonable efforts to notify the Borrower Agent in advance of the implementation of a new reserve or increase in an existing reserve (but the failure of the Agent to so notify the Borrower Agent shall not limit the effectiveness of any reserve or give rise to any liability of Agent).
US Bank Product: (a) all obligations under the Chinese Facility and (b) any of the following products or services extended to a US Borrower or any Subsidiary of such US Borrower (other than a UK Incorporated Obligor), or any Affiliate of such US Borrower (other than a UK Incorporated Obligor) by any Secured Bank Product Provider: (i) Cash Management Services; (ii) products under Hedging Agreements; (c) commercial credit card, "p-card"/purchasing card and merchant card services; and (iii) other banking products or services, other than Letters of Credit.

US Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations arising under any US Bank Product, including the Chinese Facility Reserve.
US Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.0%; provided, that in no event shall the US Base Rate be less than zero.
US Base Rate Loan: a US Revolver Loan that bears interest based on the US Base Rate.
US Borrower or US Borrowers: as defined in the preamble to this Agreement.
US Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate US Revolver Commitments; or (b) the sum of the US Accounts Formula Amount, plus the US Inventory Formula Amount, minus the US Availability Reserve; provided, however, that no US Borrowing Base Assets acquired outside the Ordinary Course of Business shall be included in the calculation of the US Borrowing Base until completion of applicable field examinations and appraisals (which shall not be included in the limits on the number of field examinations or appraisals provided in Section 10.1.1) satisfactory to Agent.
US Borrowing Base Assets: Collateral of the type that is intended to be included in the calculation of the US Borrowing Base, notwithstanding the specific eligibility thereof for such inclusion.
US Borrowing Base Party: (a) each US Borrower, (b) InnerWorkings Canada and (c) each other Subsidiary Guarantor approved by the Agent, in its Permitted Discretion, whose Borrowing Base Assets are permitted by Agent to be included in the US Borrowing Base.
US Borrowing Base Report: a report of the US Borrowing Base, in form and substance satisfactory to Agent.
US Collateral: all Property of US Facility Grantors described in Section 7.1 that secures the Obligations, all Property of any US Facility Grantor described in any Security Documents as security for any Obligations, and all other Property of any US Facility Grantor that now or hereafter secures (or is intended to secure) any Obligations.
US Commitment Percentage: as to any US Lender at any time, the ratio, expressed as a percentage, which such US Lender’s US Revolver Commitment bears to the aggregate US Revolver Commitments at such time.
US Dilution Reserve: a reserve established by Agent in its Permitted Discretion in an amount equal to 1.0% of Eligible US Accounts of a US Borrowing Base Party for each whole percentage point (or fraction thereof) that the Dilution Percent of such US Borrowing Base Party exceeds 5.0%.
US Facility Grantor: each US Borrower, US Guarantor and Canadian Guarantor.
US Guaranteed Obligations: as defined in Section 11.1.1.
US Guarantors: each Guarantor organized under the laws of the Unites States or any state or political subdivision thereof.
US Guarantor Payment: as set forth in Section 11.1.3.

US Incorporated Obligor: any Obligor organized under the laws of the Unites States or any state or political subdivision thereof.
US Inventory Reserve: reserves established by Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of US Borrower’s Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
US Inventory Formula Amount: the lesser of (a) the Inventory Cap and (b) the lesser of (i) 70% of the Value of Eligible US Inventory and (ii) 85% of the NOLV Percentage of the Value of Eligible US Inventory.
US LC Obligations: the sum (without duplication) of (a) all amounts owing by US Borrowers for any drawings under Letters of Credit issued for the benefit of US Borrowers or any Subsidiary of US Borrower (other than a UK Borrower); and (b) the stated amount of all outstanding Letters of Credit issued for the benefit of US Borrowers or such Subsidiary of US Borrower; provided that, any amounts owing under any Letter of Credit issued for the benefit of such Subsidiary of a US Borrower shall be the Obligation of such US Borrower.
US LIBOR Loan: each set of US Revolver Loans bearing interest calculated by reference to the LIBOR having a common length and commencement of Interest Period.
US Lenders: Bank of America and each other Lender (other than UK Lenders) permitted hereunder that has issued a US Revolver Commitment.
US LC Request: an LC Request made by a US Borrower.
US Minimum Requirement: at all times the US Revolver Commitments shall comprise at least 80% of the total Revolver Commitments.
US Obligations: on any date, the portion of the Obligations outstanding that are owing by any US Facility Grantor.
US Overadvance: as defined in Section 2.1.6(a).
US Overadvance Loan: a US Base Rate Loan made when a US Overadvance exists or is caused by the funding thereof.
US Person: “United States Person” as defined in Section 7701(a)(30) of the Code.
US Protective Advances: as defined in Section 2.1.7(a).
US Required Lenders: US Secured Parties holding more than 50% of (a) the aggregate outstanding US Revolver Commitments; or (b) following termination of the US Revolver Commitments, the aggregate outstanding US Revolver Loans and LC Obligations of US Borrowers or, if all Revolver Loans and LC Obligations have been paid in full, the aggregate remaining Obligations; provided, however, that Revolver Commitments, Revolver Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Revolver Loan or LC Obligation by the Secured Party that funded the applicable Revolver Loan or issued the applicable Letter of Credit; and provided further, that so long as there are two or more unaffiliated US Secured Parties

(excluding Defaulting Lenders) holding US Revolver Commitments, US Required Lenders must include at least two such unaffiliated US Secured Parties.
US Revolver Commitment: for any US Lender, its obligation to make US Revolver Loans and to participate in US LC Obligations up to the maximum principal Dollar Equivalent amount in the applicable Available Currencies equal to its US Commitment Percentage of the aggregate amount of all US Revolver Commitments, which are shown on Schedule 1.1 as of the Closing Date, or as hereafter modified pursuant to Section 2.1.8 or an Assignment and Acceptance to which it is a party.
US Revolver Commitments: the aggregate amount of the US Revolver Commitment of all US Lenders.
US Revolver Usage: on any date, the sum of (a) the aggregate amount of outstanding US Revolver Loans plus (b) the US LC Obligations, except to the extent such US LC Obligations are Cash Collateralized by an Obligor.
US Revolver Loan: a loan made pursuant to Section 2.1.1, and any US Overadvance Loan or US Protective Advance.
US Secured Parties: Agent, US Lenders, Issuing Bank and Secured Bank Product Providers of US Bank Products.
US Subfacility: the credit facility provided to the US Borrowers through funding of the US Revolver Commitments in accordance with Section 2.1.1.
US Swingline Loan: any Borrowing of US Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among US Lenders or repaid by US Borrowers.
US Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).
US Term Loan Push Down Reserve: that portion of the Term Loan Push Down Reserve equal to the amount of the Term Loan Push Down Reserve multiplied by the ratio of (i) the US Borrowing Base to (ii) the total Borrowing Base, expressed as a percentage.
Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first‑out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of (i) any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person and (ii) the amount of any premiums, deductibles, co-insurance, fees or similar costs of and amounts payable by any Borrower relating to any acceptable credit insurance obtained with respect to such Account.
VAT: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
Voting Equity Interests: the Equity Interests of any Person which entitle the holders thereof to vote for the election of the board of directors of such Person.

Write-Down and Conversion Powers: the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.
1.2    Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP (or IFRS as it relates to UK Incorporated Obligors individually (and not on a consolidated basis)) applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP (or, as the context may indicate, IFRS) if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Unless otherwise specified, all accounting terms used in each Loan Document with respect to the Obligors on a consolidated basis shall be interpreted, and all accounting determinations and computations thereunder (including under Consolidated EBITDA, and the component definitions used in such calculations) shall be made, in accordance with GAAP, applied in a consistent manner except as otherwise specifically prescribed herein.
1.3    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Illinois from time to time or, if applicable, the PPSA: “Certificated Securities,” “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Document of Title,” “Equipment,” “General Intangibles” (or in the PPSA, “Intangible”), “Goods,” “Instrument," “Investment Property,” “Letter-of-Credit Right”, “Securities”, “Securities Account,” “Proceeds,” “Security,” and “Supporting Obligation.”
1.4    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding” and the word "through" means "to and including". The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement includes any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise indicates, a section of this Agreement; (d) any exhibits or schedules means, unless the context otherwise indicates, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and permitted assigns; (f) time of day means time of day in the Applicable Time; or (g) unless otherwise expressly provided herein or in any Loan Document with respect to Permitted Discretion, discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person exercised at any time. All determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP (or, as the context may indicate, IFRS)). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. All covenants under Section 10.2 shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant, shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, (r) “fee simple title” shall be deemed to include “absolute ownership”, and (s) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any Applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

1.5    Currency Equivalents.
1.5.1    Calculations. All references in the Loan Documents to Revolver Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowing Base Parties (for Accounts) or shown in Borrowing Base Parties’ financial records (for all other assets), and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if a Loan or other Obligation is funded or expressly denominated in a currency other than Dollars, Obligors shall repay such Obligation, and all applicable interest shall accrue and be paid in respect of such Obligation, in such other currency.
1.5.2    Judgments. If, in connection with obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, an Obligor shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Obligor (or to the Person legally entitled thereto).
SECTION 2.    CREDIT FACILITIES
2.1    Revolver Commitments.
2.1.1    US Revolver Loans. Each US Lender agrees, severally (and not jointly) on a Pro Rata basis up to its US Revolver Commitment, on the terms set forth herein, to make US Revolver Loans to Borrowers from time to time through the Revolver Commitment Termination Date. The US Revolver Loans may be repaid and reborrowed as provided herein. Subject to Sections 2.1.6 and 2.1.7, in no event shall US Lenders have any obligation to honor a request for a US Revolver Loan if US Revolver Usage at such time plus the requested US Revolver Loan would exceed the US Borrowing Base.
2.1.2    UK Revolver Loans. Each UK Lender agrees, severally (and not jointly) on a Pro Rata basis up to its UK Revolver Commitment, on the terms set forth herein, to make UK Revolver Loans to a UK Borrower from time to time through the Revolver Commitment Termination Date. The UK Revolver Loans may be repaid and reborrowed as provided herein. Subject to Sections 2.1.6 and 2.1.7, in no event shall UK Lenders have any obligation to honor a request for a UK Revolver Loan if UK Revolver Usage at such time plus the requested UK Revolver Loan would exceed the UK Borrowing Base. Each UK Revolver Loan shall be funded and repaid in an Available Currency for the UK Borrowers. Subject to the terms of this Agreement, each UK Borrower may borrow UK Revolver Loans to the extent of the UK Borrowing Base constituted by such UK Borrower’s UK Accounts Formula Amount and UK Inventory Formula Amount plus the UK

Borrowing Base constituted by the UK Accounts Formula Amount and UK Inventory Formula Amount of any other UK Borrowing Base Party.
2.1.3    Notes. Revolver Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Revolver Loans.
2.1.4    Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility and the Term Facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Revolver Loan, is the target of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction.
2.1.5    Voluntary Reduction or Termination of Revolver Commitments.
(a)    Termination of Revolver Commitments.
(i)    The US Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. At any time upon at least 30 days prior written notice to Agent (or such shorter period as agreed to by Agent), Borrowers may, at their option, terminate the US Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.
(ii)    The UK Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 30 days prior written notice to Agent (or such shorter period as agreed to by Agent), UK Borrowers may, at their option, terminate the UK Revolver Commitments and this credit facility.
(b)    Reduction of Revolver Commitments. Borrowers may permanently reduce the Revolver Commitments, on a ratable basis for all Lenders, upon at least 5 Business Days prior written notice to Agent (or such shorter period as agreed to by Agent), which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof; provided that, notwithstanding the foregoing, the Borrowers may allocate any termination or reduction of Revolver Commitments among Revolver Subfacilities at its direction so long as after giving effect to any reduction, the US Minimum Requirement shall be met.

2.1.6    Overadvances.
(a)    US Overadvances. If US Revolver Usage exceeds the US Borrowing Base (“US Overadvance”) at any time, the excess shall be payable by US Borrowers immediately following demand by Agent and shall constitute a US Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Agent may require US Lenders to fund US Base Rate Loans that cause or constitute a US Overadvance and to forbear from requiring US Borrowers to cure a US Overadvance, as long as the total outstanding US Overadvance (when aggregated with any outstanding US Protective Advances under Section 2.1.7(a)(i) below) does not exceed 10% of the US Borrowing Base and does not continue for more than 45 consecutive days without the consent of Required Lenders. In no event shall US Revolver Loans be required that would cause US Revolver Usage to exceed the aggregate US Revolver Commitments. No funding or sufferance of a US Overadvance shall constitute a waiver by Agent or US Lenders of the Event of Default caused thereby. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.
(b)    UK Overadvances. If UK Revolver Usage exceeds the UK Borrowing Base (“UK Overadvance”) at any time, the amount shall be payable by UK Borrowers immediately following demand by Agent and shall constitute a UK Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Agent may require UK Lenders to fund UK Base Rate Loans that cause or constitute a UK Overadvance as long as the total outstanding UK Overadvance (when aggregated with any outstanding UK Protective Advances under Section 2.1.7(b)(i) below) does not exceed 10% of the UK Borrowing Base and does not continue for more than 45 consecutive days without the consent of the Required Lenders. In no event shall UK Revolver Loans be required that would cause UK Revolver Usage to exceed the aggregate UK Revolver Commitments. No funding or sufferance of a UK Overadvance shall constitute a waiver by Agent or UK Lenders of the Event of Default caused thereby. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.
2.1.7    Protective Advances.
(a)    US Protective Advances. Agent shall be authorized, in its discretion, including at any time that any conditions in Section 6 are not satisfied, to make US Base Rate Loans (“US Protective Advances”) (i) up to an aggregate outstanding amount (when aggregated with any outstanding US Overadvance) of 10% of the US Revolver Commitments outstanding at any time, if Agent deems such US Revolver Loans are necessary or desirable to preserve or protect US Collateral, or to enhance the collectability or repayment of US Obligations; or (i) to pay any other amounts chargeable to US Facility Grantors under any Loan Documents, including interest, costs, fees and expenses; as long as all such US Protective Advances do not cause US Revolver Usage to exceed the aggregate US Revolver Commitments. Lenders shall participate on a Pro Rata basis in US Protective Advances outstanding from time to time. US Required Lenders may at any time revoke Agent’s authority to make further US Protective Advances under clause (i) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a US Protective Advance is appropriate shall be conclusive. No funding of a US Protective Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

(b)    UK Protective Advances. Agent shall be authorized, in its discretion, including at any time that any conditions in Section 6 are not satisfied, to make UK Base Rate Loans (“UK Protective Advances”) (i) up to an aggregate outstanding amount (when aggregated with any outstanding UK Overadvance) of 10% of the UK Revolver Commitments outstanding at any time, if Agent deems such UK Revolver Loans are necessary or desirable to preserve or protect UK Collateral, or to enhance the collectability or repayment of UK Obligations, or (ii) to pay any other amounts chargeable to a UK Borrower under any Loan Documents, including interest, costs, fees and expenses; as long as all such UK Protective Advances do not cause UK Revolver Usage to exceed the aggregate UK Revolver Commitments. Lenders shall participate on a Pro Rata basis in UK Protective Advances outstanding from time to time. UK Required Lenders may at any time revoke Agent’s authority to make further UK Protective Advances under clause (i) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a UK Protective Advance is appropriate shall be conclusive. No funding of a UK Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.
2.1.8    Increase in US Revolver Commitments. US Borrowers may request an increase in US Revolver Commitments from time to time upon not less than 45 days’ notice to Agent (or such shorter period as Agent may agree in its discretion), as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing US Revolver Commitments, except for a closing fee specified by Borrowers, (b) total increases under this Section do not exceed $20,000,000 aggregate and no more than three increases are made, and (c) no reduction in Revolver Commitments pursuant to Section 2.1.5 has occurred prior to the requested increase (it being understood and agreed that no existing US Lender shall be required to provide an increased or additional US Revolver Commitment). Agent shall promptly notify US Lenders of the requested increase and, within 10 Business Days thereafter, each US Lender shall notify Agent if and to what extent such US Lender commits to increase its US Revolver Commitment. Any US Lender not responding within such period shall be deemed to have declined an increase. If US Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional US Revolver Commitments and become US Lenders hereunder. Agent may allocate, in its discretion, the increased US Revolver Commitments among committing US Lenders and, if necessary, Eligible Assignees. Total US Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by US Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, provided the conditions set forth in Section 6.2 are satisfied at such time. Agent, US Borrowers, and the new and existing US Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of US Revolver Commitments. On the effective date of an increase, the US Revolver Usage and other exposures under the US Revolver Commitments shall be reallocated among US Lenders, and settled by Agent as necessary, in accordance with US Lenders’ adjusted shares of such commitments.
2.1.9    Reallocation of Revolver Commitments.
(a)    The Borrower Agent may, by written notice to the Agent, request that the Agent and the Lenders increase or decrease the Revolver Commitments under any Revolver Subfacility (a “Revolver Commitment Adjustment”), provided that each of the following conditions are satisfied: (i) no more than four Revolver Commitment Adjustments may be made in any Fiscal

Year, (ii) the written request for a Revolver Commitment Adjustment must be received by the Agent at least five (5) Business Days (or such shorter period of time as may be reasonably agreed to by the Agent) prior to the requested date (which shall be a Business Day) of the effectiveness of such Revolver Commitment Adjustment (such date of effectiveness, the “Commitment Adjustment Date”), (iii) no Default or Event of Default shall have occurred and be continuing as of the date of such request or both immediately before and after giving effect thereto as of the Commitment Adjustment Date, (iv) any increase in any Revolver Subfacility shall result in a Dollar-for-Dollar decrease in the other Revolver Subfacility pursuant to this Section 2.1.9, and any decrease in any Revolver Subfacility pursuant to this Section 2.1.9 shall result in a Dollar-for-Dollar increase in one or more other Revolver Subfacilities, (v) no Revolver Commitment Adjustment shall be permitted if, after giving effect thereto and all prepayments of Revolver Loans made on such date, an Overadvance would exist under any Revolver Subfacility, (vi) after giving effect to any Revolver Commitment Adjustment, the US Minimum Requirement shall be met, and (vii) the Agent shall have received a certificate of the Borrower Agent dated as of the Commitment Adjustment Date certifying the satisfaction of all such conditions (including calculations thereof in reasonable detail) and otherwise in form and substance reasonably satisfactory to the Agent. Any such Revolver Commitment Adjustment shall be in an amount equal to $5,000,000 or a multiple of $1,000,000 in excess thereof and shall concurrently increase or reduce, as applicable, the aggregate Revolver Commitments available for use under each Revolver Subfacility.
(b)    The Agent shall promptly inform the Lenders of any request for a Revolver Commitment Adjustment made by the Company. On each Commitment Adjustment Date, the Agent shall notify the Lenders and the Borrower Agent, on or before 2:00 p.m. (Local Time), by e-mail, of the occurrence of the Revolver Commitment Adjustment to be effected on such Commitment Adjustment Date, the amount of Revolver Loans held by each Lender as a result thereof, the amount of the Revolver Commitment of each Lender available for use under each Revolver Subfacility and the percentage of each Revolver Loan that each participant must purchase a participation interest in as a result thereof. Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by the Company pursuant to clause (a)(vii) immediately above in making its determination as to the satisfaction of the conditions to be met for any Revolver Commitment Adjustment.
2.2    [Reserved].
2.3    Letter of Credit Facility.
2.3.1    Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until the Revolver Commitment Termination Date, on the terms set forth herein, including the following:
(a)    Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such

Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or the applicable Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
(b)    Letters of Credit may be requested by any Borrower to support obligations of such Borrower or on behalf of any Subsidiary of such Borrower (other than a Subsidiary that is otherwise a US Borrower or a UK Borrower and can incur LC Obligations on its own behalf) incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.
(c)    Each Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary with respect to the Letters of Credit issued for the benefit of such Borrower or Subsidiary of such Borrower (other than a Subsidiary that is otherwise a US Borrower or a UK Borrower and can incur LC Obligations on its own behalf). In connection with any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and any Obligor; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. Borrowers shall take all action to avoid and mitigate any damages relating to any Letter of Credit imposed on or claimed against Issuing Bank, Agent or any Lender, including through enforcement of any available rights against a beneficiary. Issuing Bank shall be fully subrogated to the rights and remedies of any beneficiary whose claims against any Borrower are discharged with proceeds of a Letter of Credit. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative.
(d)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
2.3.2    Reimbursement; Participations.
(a)    If Issuing Bank honors any request for payment under a Letter of Credit, Requesting Borrower shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Floating Rate Loans from the Reimbursement Date until payment by such Requesting Borrower. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Requesting Borrower may have at any time against the beneficiary. Whether or not a Notice of Borrowing has been submitted on behalf of a Requesting Borrower, such Requesting Borrower shall be deemed to have requested a Borrowing of Floating Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not any Revolver Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.
(b)    Upon issuance of a Letter of Credit, each Lender providing a Revolver Commitment to the Requesting Borrower shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations of the Requesting Borrower relating to such Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and the Requesting Borrower does not reimburse such payment on the Reimbursement Date, Agent shall promptly notify the Lenders providing a Revolver Commitment to the Requesting Borrower and each such Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, such Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
(c)    The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Requesting Borrower’s protection) or that does not materially prejudice a Requesting Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.
(d)    No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.
2.3.3    Cash Collateral. At Agent’s or Issuing Bank’s request, Borrowers shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender, and (b) all outstanding Letters of Credit if an Event of Default exists, the Revolver Commitment Termination Date occurs, or the Revolver Termination Date is scheduled to occur within 5 Business Days.
2.3.4    Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank.
SECTION 3.    INTEREST, FEES AND CHARGES
3.1    Interest.
3.1.1    Rates and Payment of Interest.
(a)    The Obligations (other than Secured Bank Product Obligations) shall bear interest as set forth below, which interest shall accrue from the date of the Revolver Loan is advanced or the Obligation is incurred or payable, until paid by the applicable Borrower. If a Revolver Loan is repaid on the same day made, one day’s interest shall accrue. Interest shall accrue on each Loan in the currency in which such Loan is funded/denominated.

OBLIGATION	APPLICABLE INTEREST
US Base Rate Loan	US Base Rate in effect from time to time, plus the Applicable Margin for US Base Rate Loans
US LIBOR Loan	LIBOR for the applicable Interest Period, plus the Applicable Margin for US LIBOR Loans
UK Base Rate Loan	UK Base Rate in effect from time to time, plus the Applicable Margin for UK Base Rate Loans
UK LIBOR Loan	LIBOR for the applicable Interest Period, plus the Applicable Margin for UK LIBOR Loans
any other US Obligation (including, to the extent permitted by Applicable Law, interest not paid when due)	US Base Rate in effect from time to time, plus the Applicable Margin for US Base Rate Loans
any other UK Obligation (including to the extent permitted by Applicable Law, interest not paid when due)	UK Base Rate in effect from time to time, plus the Applicable Margin for UK Base Rate Loans

(b)    During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations (other than Secured Bank Product Obligations) shall bear interest at the Default Rate (whether before or after any judgment), payable immediately following demand.
(c)    Interest shall accrue from the date a Revolver Loan is advanced or Obligation (other than Secured Bank Product Obligations) is incurred or payable, until paid in full by US Borrowers or UK Borrowers as applicable, and shall in no event be less than zero at any time. Interest accrued on the Revolver Loans shall be due and payable in arrears, (i) on each Interest Payment Date applicable to such Revolver Loan; (ii) on any date of prepayment, with respect to the principal amount being prepaid; and (iii) on the Revolver Commitment Termination Date. Interest accrued on any other Obligations (other than Secured Bank Product Obligations) shall be due and payable as provided in the applicable agreements or, if no payment date is specified, immediately following demand.
3.1.2    Application of LIBOR to Outstanding US Revolver Loans.
(a)    US Borrowers may on any Business Day elect to convert any portion of the US Revolver Loans which are US Base Rate Loans to, or to continue any US Revolver Loan which is a US LIBOR Loan at the end of its Interest Period as, a US LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of US Required Lenders) declare that no US Revolver Loan may be made, converted or continued as a US LIBOR Loan.
(b)    To convert or continue US Revolver Loans as US LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m.

(Applicable Time Zone) at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall provide notice thereof to US Lenders. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of US Revolver Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any Interest Period Loans, US Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such US Revolver Loans into US Base Rate Loans. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.
3.1.3    Application of UK LIBOR to Outstanding UK Revolver Loans.
(a)    UK Borrowers may on any Business Day elect to convert any portion of the UK Revolver Loans which are UK Base Rate Loans to, or to continue any UK Revolver Loan which is a UK LIBOR Loan at the end of its Interest Period as, a UK LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of UK Required Lenders) declare that no UK Revolver Loan may be made, converted or continued as a UK LIBOR Loan, in which case, all UK LIBOR Loans shall be made, converted and continued as UK Base Rate Loans notwithstanding the restrictions of Section 4.1.1(a).
(b)    To convert or continue UK Revolver Loans as UK LIBOR Loans, UK Borrowers shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (Applicable Time Zone) at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall provide notice thereof to UK Lenders. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of UK Revolver Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any Interest Period Loans, a UK Borrower shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such UK Revolver Loans into UK Base Rate Loans. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.
3.1.4    Interest Periods. US Borrowers or UK Borrowers, as applicable, shall select an interest period (“Interest Period”) of one (1), two (2), three (3) or six (6) months to apply to each Interest Period Loan (if such Interest Period is available from all US Lenders or all UK Lenders, as applicable); provided:
(a)    the Interest Period shall begin on the date the US Revolver Loan or UK Revolver Loan, as applicable, is made or continued as, or converted into, an Interest Period Loan and shall expire on the numerically corresponding day in the calendar month at its end;

(b)    if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day, unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day; and
(c)    no Interest Period shall extend beyond the Revolver Termination Date.
3.1.5    Interest Rate Not Ascertainable.
(a)    If, due to any circumstance affecting the London interbank market, (A) Agent reasonably determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any requested Interest Period is not available on the basis provided herein, or (B) the LIBOR Scheduled Unavailability Date has occurred, then Agent shall immediately notify Borrower Agent of such determination. Until Agent notifies Borrower Agent that such circumstance no longer exists, the obligation of US Lenders or UK Lenders, as applicable to make affected US LIBOR Loans or UK LIBOR Loans or the applicable requested Interest Period, as applicable, shall be suspended and no further US Revolver Loans or UK Revolver Loans, as applicable, may be converted into or continued as such US Revolver Loans or UK Revolver Loans and such affected Interest Period shall not be available.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Agent or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that the Borrower Agent or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “LIBOR Scheduled Unavailability Date”), or
(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by Agent or receipt by Agent of such notice, as applicable, the Agent and the Borrowers may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar US dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders do not accept such amendment.
(c)    If no LIBOR Successor Rate has been determined and the circumstances under clause (b)(i) above exist or the LIBOR Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrower Agent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Interest Period Loans shall be suspended, (to the extent of the affected Interest Period Loans or Interest Periods), and (y) the LIBOR component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of conversion to or continuation of Interest Period Loans (to the extent of the affected Interest Period Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Floating Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
3.2    Fees.
3.2.1    Unused Line Fee.
(a)    US Borrowers shall pay to Agent, for the Pro Rata benefit of US Lenders, a fee in Dollars equal to the Unused Line Fee Rate times the amount by which the US Revolver Commitments exceed the average daily US Revolver Usage during any Fiscal Quarter. Such fee shall be payable in arrears, on the first day of each Fiscal Quarter and on the Revolver Commitment Termination Date.
(b)    UK Borrowers shall pay to Agent, for the Pro Rata benefit of UK Lenders, a fee in Dollars equal to the Unused Line Fee Rate times the amount by which the UK Revolver Commitments exceed the average daily UK Revolver Usage during any Fiscal Quarter. Such fee shall be payable in arrears, on the first day of each Fiscal Quarter and on the Revolver Commitment Termination Date.
3.2.2    LC Facility Fees. Requesting Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee in Dollars equal to the Applicable Margin in effect for US LIBOR Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each Fiscal Quarter; (b) to Agent, for its own account, a fronting fee in Dollars equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable quarterly in arrears, on the first day of each Fiscal Quarter; and (c) to Issuing Bank, for its own account, in Dollars, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, if the Agent or the Required Lenders so decide, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3    Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.
3.3    Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days; provided that, in the case of a UK Revolver Loan made in Sterling, such calculation shall be made on the basis of a 365 day year (or a 366 day year, in the case of a leap year). Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate (in reasonable detail) as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate. For the purpose of complying with the Interest Act (Canada), it is expressly stated that where interest is calculated pursuant hereto at a rate based upon a period of time different from the actual number of days in the year (for the purposes of this Section, the “first rate”), the yearly rate or percentage of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the shorter period, and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest. Each Canadian Guarantor confirms that it fully understands and is able to calculate the rate of interest applicable to Revolver Loans and other Obligations based on the methodology for calculating per annum rates provided for in this Agreement. Each of the Canadian Guarantors hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest or fees payable under this Agreement and the calculation thereof has not been adequately disclosed to the Canadian Guarantor as required pursuant to Section 4 of the Interest Act (Canada).
3.4    Reimbursement Obligations. Obligors shall pay all Extraordinary Expenses promptly upon request. Obligors shall also reimburse Agent for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other reasonable and documented fees and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party. All reasonable and documented legal, accounting and consulting fees shall be charged to Obligors by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transactions. Obligors acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Obligors under this Section shall be due immediately following demand.
3.5    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder, to make, maintain, fund, participate in, or charge applicable interest or fees with respect to, any Revolver Loan or Letter of Credit, or to determine or charge interest based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable Available Currency in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain, fund or participate in the Revolver Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Floating Rate Loans to Interest Period Loans, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, US Borrowers or UK Borrowers, as applicable, shall prepay the applicable Revolver Loan, Cash Collateralize the applicable LC Obligations or, if applicable, convert Interest Period Loan(s) of such Lender to Floating Rate Loan(s), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Interest Period Loans to such day, or immediately, if such Lender may not lawfully continue to maintain the Interest Period Loan. Upon any such prepayment or conversion, US Borrowers or UK Borrowers, as applicable, shall also pay accrued interest on the amount so prepaid or converted.
3.6    [Reserved.]
3.7    Increased Costs; Capital Adequacy.
3.7.1    Increased Costs Generally. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;
(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) on any Revolver Loan, Letter of Credit, Revolver Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense (other than Taxes) affecting any Revolver Loan, Letter of Credit, participation in LC Obligations, Revolver Commitment or Loan Document;
and the result thereof shall be to increase the cost to a Lender of making or maintaining any Revolver Loan or Revolver Commitment, or converting to or continuing any interest option for a Revolver Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank setting forth in reasonable detail the costs incurred or reduction suffered, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
3.7.2    Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Revolver Commitments, Revolver Loans, Letters of Credit or participations in LC Obligations or Revolver Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.
3.7.3    Interest Period Loan Reserves. If any US Lender or UK Lender, as applicable, is required to maintain reserves with respect to liabilities or assets consisting of or including Euros or deposits, US Borrowers or UK Borrowers, as applicable, shall pay additional interest to such US Lender or UK Lender, as applicable, on each Interest Period Loan equal to the costs of such reserves allocated to the Revolver Loan by such US Lender or UK Lender, as applicable (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each Interest Payment Date for the Revolver Loan; provided, that if such US Lender or UK Lender notifies US Borrowers or UK Borrowers, as applicable (with a copy to Agent), of the additional interest less than 10 days prior to the Interest Payment Date, then such interest shall be payable 10 days after such Borrowers’ receipt of the notice.
3.7.4    Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.
3.8    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9 or Section 5.12, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.9    Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest Period Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay an Interest Period

Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign an Interest Period Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded an Interest Period Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Revolver Loan was in fact so funded.
3.10    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations (other than Secured Bank Product Obligations) or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations (other than Secured Bank Product Obligations) hereunder.
SECTION 4.    REVOLVER LOAN ADMINISTRATION
4.1    Manner of Borrowing and Funding Revolver Loans.
4.1.1    Notice of Borrowing.
(a)    US Revolver Loans may be requested as Floating Rate Loans or Interest Period Loans, as set forth below, and UK Revolver Loans may be requested only as Interest Period Loans, as set forth below. To request Revolver Loans, US Borrowers or UK Borrowers, as applicable, shall give Agent a Notice of Borrowing by 11:00 a.m. (Applicable Time Zone) (i) on the requested funding date, in the case of US Revolver Loans that are requested as Floating Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of all Revolver Loans requested as Interest Period Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Floating Rate Loan (available only for US Revolver Loans) or an Interest Period Loan, and (D) in the case of an Interest Period Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).
(b)    Unless payment is otherwise made by the US Borrowers or UK Borrowers, as applicable, the becoming due of any Obligation (other than Secured Bank Product Obligations), whether principal, interest, fees or other charges and including Extraordinary Expenses, LC Obligations, and Cash Collateral, shall be deemed to be a request for a Floating Rate Loan on the due date in the amount due and the Revolver Loan proceeds shall be disbursed as direct payment of such Obligation (other than Secured Bank Product Obligations). In addition, Agent may, at its option, charge such amount against any operating, investment or other account of the applicable Borrower maintained with Agent or any of its Affiliates.
(c)    If any Borrower maintains a disbursement account with Agent as the case may be, or any of their respective Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Floating Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Revolver Loan may be disbursed directly to the account.
4.1.2    Fundings by Lenders. Except for Swingline Loans, Agent shall endeavor to notify US Lenders or UK Lenders, as applicable, of each applicable Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. (Applicable Time Zone) on the proposed funding date for a Floating Rate Loan or by 3:00 p.m. (Applicable Time Zone) two Business Days before a proposed funding of an Interest Period Loan. Each US Lender or UK Lender, as applicable, shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. (Applicable Time Zone) on the requested funding date, unless Agent’s notice is received after the times provided above, in which case the applicable Lender shall fund by 11:00 a.m. (Applicable Time Zone) on the next Business Day. Subject to its receipt of such amounts from the applicable Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by the US Borrowers or UK Borrowers, as applicable, and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the applicable Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then US Borrowers or UK Borrowers, as applicable, agree to repay to Agent immediately following demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. Agent, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.
4.1.3    Swingline Loans; Settlement.
(a)    To fulfill any request for a Revolver Loan hereunder, Agent may in its discretion advance US Swingline Loans or UK Swingline Loans, as applicable, to US Borrowers or UK Borrowers, as applicable, up to an aggregate outstanding amount of 10% of the US Revolver Commitments (in the case of US Swingline Loans) and 10% of the UK Revolver Commitments (in the case of UK Swingline Loans). Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until settled with or funded by Lenders hereunder.
(b)    Settlement of Revolver Loans, including US Swingline Loans but excluding UK Swingline Loans, among the applicable Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to the applicable Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by the applicable Borrowers or anything herein to the contrary. Each US Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all US Swingline Loans outstanding from time to time until settled. Each UK Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all UK Swingline Loans outstanding from time to time. If a Swingline Loan cannot be settled (or with respect to a UK Swingline Loan, is not subject to settlement) among the applicable Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each US Lender or UK Lender, as applicable, shall pay the amount of its participation in the US Revolver Loan or UK Revolver Loan, as applicable, to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.
4.1.4    Notices. If Borrowers request, convert or continue Revolver Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent. Borrowers shall confirm the request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Agent and Lenders are not liable for any loss suffered by any Obligor as a result of Agent acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on a Borrower’s behalf.
4.2    Defaulting Lender. Notwithstanding anything herein to the contrary:
4.2.1    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Revolver Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Revolver Commitments and Revolver Loans of a Defaulting Lender from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 15.1.1(c).
4.2.2    Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Revolver Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.
4.2.3    Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. US Borrowers or UK Borrowers (as applicable), Agent and Issuing Bank may agree in writing that a US Lender or UK Lender (as applicable) has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s

Revolver Commitments and Revolver Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among the US Lenders or UK Lenders, as applicable, and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated Interest Period Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by US Borrowers or UK Borrowers (as applicable), Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Revolver Commitments and Revolver Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Revolver Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.
4.3    Number and Amount of Interest Period Loans; Determination of Rate.
4.3.1    Each Borrowing of US LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $500,000 in excess thereof. No more than 5 Borrowings of US LIBOR Loans may be outstanding at any time, and all US LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.
4.3.2    Each Borrowing of UK LIBOR Loans when made shall be in a minimum amount of $1,000,000 (or its equivalent in another Available Currency), plus an increment of $500,000 (or its equivalent in another Available Currency) in excess thereof. No more than 5 Borrowings of UK LIBOR Loans may be outstanding at any time, and all UK LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.
4.3.3    Upon determining LIBOR, as applicable, for any Interest Period requested by Borrowers, Agent shall promptly notify such Borrowers thereof by telephone or electronically and, if requested by such Borrowers, shall confirm any telephonic notice in writing.
4.4    Borrower Agent. Each Obligor hereby designates the Company (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Revolver Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Obligor. Agent and Lenders may give any notice or communication with an Obligor hereunder to Borrower Agent on behalf of such Obligor. Each of Agent, Issuing Bank and each US Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Obligor agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Obligor.

4.5    One Obligation.
4.5.1    US Obligation. The US Revolver Loans, US LC Obligations and other US Obligations (other than Secured Bank Product Obligations) constitute one general obligation of the US Borrowers and all US Obligations (including the Secured Bank Product Obligations) are secured by Agent’s Lien on all Collateral; provided, that Agent and each US Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each US Borrower to the extent of any US Obligations jointly or severally owed by such US Borrower.
4.5.2    UK Obligation. The UK Revolver Loans, UK LC Obligations and other UK Obligations constitute one general obligation of UK Borrowers and are secured by Agent’s Lien on all Collateral; provided, that Agent and each UK Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each UK Borrower to the extent of any UK Obligations jointly or severally owed by such UK Borrower.
4.6    Effect of Termination. On the effective date of the termination of all Revolver Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Obligors contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.7, 3.9, 5.5, 5.9, 5.10, 13, 15.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.
SECTION 5.    PAYMENTS
5.1    General Payment Provisions. All payments of US Obligations (other than Secured Bank Product Obligations) shall be made in Sterling, Euros or Dollars and payments of UK Obligations shall be made in Sterling, Euros or Dollars, in each case, in accordance with Section 1.5.1 and as otherwise specified herein and without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (Applicable Time Zone) on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of an Interest Period Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. US Borrowers and UK Borrowers, as applicable, agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of the Collateral against the US Obligations or UK Obligations, as applicable, in such manner as Agent deems advisable, but whenever possible, any prepayment of Revolver Loans shall be applied first to Floating Rate Loans and then to Interest Period Loans. If any payment (other than payments on Interest Period Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on Interest Period Loans becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.
5.2    Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.6, if an Overadvance exists at any time, US Borrowers or UK Borrowers, as applicable, shall, on the sooner of Agent’s demand or the first Business Day after any applicable Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce US Revolver Usage to the US Borrowing Base or UK Revolver Usage to the UK Borrowing Base, as applicable. If any Asset Disposition includes the disposition of Accounts or Inventory, Borrowers shall apply Net Proceeds in accordance with Sections 5.3.1 and 5.3.2 below to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base resulting from the disposition.
5.3    Mandatory Prepayments.
5.3.1    UK Incorporated Obligors. If any Asset Disposition of ABL Priority Collateral is consummated by any UK Incorporated Obligor, such UK Incorporated Obligor shall deliver the Net Proceeds of such Asset Disposition to Agent for application to the UK Obligations or Cash Collateralization of the UK Obligations, as determined by Agent.
5.3.2    US Facility Grantors. If any Asset Disposition of ABL Priority Collateral is consummated by any US Facility Grantor, such US Facility Grantor shall deliver the Net Proceeds of such Asset Disposition to Agent for application to the Obligations or Cash Collateralization of the Obligations, as determined by Agent.
5.3.3    Constraints on Upstreaming. Notwithstanding any other provisions of this Section 5.3, all prepayments referred to in this Section 5.3 attributable to the UK Borrowers and their Subsidiaries are subject to permissibility under local law (e.g., financial assistance, thin capitalization, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries). Further, there will be no requirement to make any prepayment to the extent that the Company or the UK Borrowers or their Subsidiaries would suffer material adverse costs or tax consequences as a result of upstreaming cash to make such prepayments (including the imposition of withholding taxes) (as determined by the UK Borrowers in good faith and “material adverse costs or tax consequences” for these purposes means the costs and/or tax arising as a result of making such prepayment(s) would exceed 5% of the amount of such payment at that time). The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute an Event of Default and such amounts shall be available for working capital purposes of the UK Borrowers and their Subsidiaries. The UK Borrowers and their Subsidiaries will undertake to use all commercially reasonable efforts to overcome or eliminate any such restrictions and/or minimize any such costs of prepayment (subject to the considerations above) to make the relevant prepayment (all as determined in accordance with the UK Borrowers’ reasonable business judgment). Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by the Company (or its direct or indirect members) or the UK Borrowers and their Subsidiaries and arising as a result of compliance with the preceding sentence, and the UK Borrowers and their Subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to its affiliates in an amount sufficient to cover such tax liability, costs or expenses.
5.4    Payment of Other Obligations. Obligations other than Revolver Loans, including LC Obligations and Extraordinary Expenses, shall be paid by the applicable Obligor as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5    Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of an Obligor is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
5.6    Application and Allocation of Payments.
5.6.1    Application. Subject to Section 5.6.2, payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations (other than the Secured Bank Product Obligations) then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its Permitted Discretion.
5.6.2    Post-Default Allocation for Obligations. Notwithstanding anything in any Loan Document to the contrary, but subject to the Intercreditor Agreement, during the continuance of an Event of Default under Section 12.1(j), or during the continuance of any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff, adequate protection payments or distributions (whether consisting of cash, securities or other property) in any Insolvency Proceeding or otherwise, shall be allocated as follows:
(a)    With respect to money, payments, adequate protection payments or distributions (whether consisting of cash, securities or other property) in any Insolvency Proceeding, Property, or Collateral of or from or in respect of any US Facility Grantor, together with any allocations pursuant to subclause (ix) of clause (b) below:
(i)    first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;
(ii)    second, to all other amounts owing to Agent in respect of US Swingline Loans, US Protective Advances, and US Revolver Loans and participations in the foregoing that a Defaulting Lender has failed to settle or fund;
(iii)    third, to all amounts owing to Issuing Bank in respect of US LC Obligations;
(iv)    fourth, to all US Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to US Lenders;
(v)    fifth, to all US Obligations (other than Secured Bank Product Obligations) constituting interest;
(vi)    sixth, to Cash Collateralize all US LC Obligations;
(vii)    seventh, to all US Revolver Loans, and to US Obligations consisting of Secured Bank Product Obligations arising under Hedging Agreements

(including Cash Collateralization thereof) up to the amount of Reserves existing therefor;
(viii)    eighth, to all US Obligations consisting of other Secured Bank Product Obligations;
(ix)    ninth, to all remaining US Obligations including Obligations of US Guarantors; and
(x)    last, ratably to all other Obligations as determined by the Agent in its Permitted Discretion.
(b)    With respect to money, payments, adequate protection payments or distributions (whether consisting of cash, securities or other property) in any Insolvency Proceeding, Property, or Collateral of or from or in respect of any UK Incorporated Obligor, together with any allocations pursuant to subclause (ix) of clause (a) above:
(i)    first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;
(ii)    second, to all amounts owing to Agent on UK Swingline Loans, UK Protective Advances, and UK Revolver Loans and participations in the foregoing that a Defaulting Lender has failed to settle or fund;
(iii)    third, to all amounts owing to Issuing Bank in respect of UK LC Obligations;
(iv)    fourth, to all UK Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to UK Lenders;
(v)    fifth, to all UK Obligations (other than Secured Bank Product Obligations) constituting interest;
(vi)    sixth, to Cash Collateralize all UK LC Obligations;
(vii)    seventh, to all UK Revolver Loans, and to UK Obligations consisting of Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;
(viii)    eighth, to all other UK Obligations consisting of other Secured Bank Product Obligations;
(ix)    ninth, to all remaining UK Obligations; and
(x)    last, ratably to all other Obligations as determined by the Agent in its Permitted Discretion.
Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from a Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations in this Section are solely to determine the priorities among Secured Parties and may be changed by agreement of affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and no Obligor has any right to direct the application of any payments or Collateral proceeds subject to this Section.
5.6.3    Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).
5.7    Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the applicable Obligations (other than the Secured Bank Product Obligations) at the beginning of the next Business Day (or with respect to the Obligations of US Borrowers, at the beginning of the next Business Day during the existence of any Trigger Period and at such other times designated by Borrower Agent). Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers by prompt transfer by the Agent to a Deposit Account (other than a Dominion Account or Controlled Account) of such Borrower as long as no Default or Event of Default exists.
5.8    Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
5.9    Taxes. For purposes of this Section 5.9 and Section 5.12 below, the term “Lender” includes any Issuing Bank and for the purpose of this Section 5.9 only, the term “Applicable Law” includes FATCA.
5.9.1    Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a)    Any and all payments by any Obligor or on account of any Obligation under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined by Agent in its good faith discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.
(b)    If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant

Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)    If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.9.2    Payment of Other Taxes. Each Obligor shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.
5.9.3    Tax Indemnification.
(a)    Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Obligor shall make payment within 10 days after written demand for any amount or liability payable under this Section. A certificate (in reasonable detail) as to the amount of such payment or liability delivered to Obligors by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(b)    Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Obligors have not already paid or reimbursed Agent therefor and without limiting Obligors’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.9.4    Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.
5.9.5    Treatment of Certain Refunds. If a Recipient determines in its discretion exercised in good faith that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to the refund). Borrowers shall, upon written request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority, but only to the extent that such amount would constitute an Indemnified Tax payable to such Recipient pursuant to Section 5.9.3. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.
5.9.6    Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Revolver Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.
5.10    Lender Tax Information.
5.10.1    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent, at the time or times reasonably requested by the Borrowers or Agent, such properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.10.2    Documentation. Without limiting the foregoing, if any Borrower is a US Person,

(a)    Any Lender that is a US Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from US federal backup withholding Tax;
(b)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from or reduction of US federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E establishing an exemption from or reduction of US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed copies of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“US Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a US Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate on behalf of each such partner;
(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)    if payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.
5.10.3    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or promptly notify Borrowers and Agent in writing of its inability to do so.
5.11    Nature and Extent of Each US Borrower’s Liability.
5.11.1    Joint and Several Liability. Without limitation of any other Guaranty provided by any US Borrower, each US Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and US Lenders the prompt payment and performance of, all US Obligations, except any Excluded Swap Obligations.
5.11.2    Joint Enterprise. Each US Incorporated Obligor has requested that Agent and US Lenders make this credit facility available to US Borrowers on a combined basis, guaranteed by the US Guarantors (among other Guarantors), in order to finance US Incorporated Obligors' business most efficiently and economically. US Incorporated Obligors' business is a mutual and collective enterprise, and the successful operation of each US Incorporated Obligor is dependent upon the successful performance of the integrated group. US Borrowers believe that consolidation of their credit facility, as guaranteed by the US Guarantors, will enhance the borrowing power of each US Incorporated Obligor and ease administration of the facility, all to their mutual advantage. US Incorporated Obligors acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to US Incorporated Obligors and at US Incorporated Obligors’ request.
5.11.3    Reserved.
5.11.4    Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of the Obligations.
5.12    United Kingdom Tax Matters.
(a)    The provisions of this Section 5.12 shall only apply in respect of any UK Tax Obligor, and in respect of any such UK Tax Obligor that is a UK Borrower, the provisions of Sections 5.9, 5.10 and 5.11 shall not apply, and in respect of any such UK Tax Obligor that is providing a guarantee in respect of a UK Borrower’s Obligations, the provision of Sections 5.9,

5.10 and 5.11 shall not apply to the extent that any payments by such a Guarantor are subject to a Tax Deduction imposed by the United Kingdom.
(b)    Tax gross-up.
(i)    Each UK Tax Obligor shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.
(ii)    A UK Tax Obligor shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly. Similarly, a Lender shall notify Agent on becoming so aware in respect of a payment payable to that Lender. If Agent receives such notification from a Lender it shall notify the Borrower Agent.
(iii)    If a Tax Deduction is required by law to be made by a UK Tax Obligor, the amount of the payment due from that UK Tax Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(iv)    A payment by a UK Tax Obligor shall not be increased under clause (iii) above by reason of a Tax Deduction on account of Taxes imposed on interest by the United Kingdom if, on the date on which the payment falls due:
(1)    the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(2)    the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender, and:
A.    an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the UK Tax Obligor making the payment a certified copy of that Direction; and
B.    the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(3)    the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender and:
A.    the relevant Lender has not given a Tax Confirmation to the UK Tax Obligor; and
B.    the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the UK Tax Obligor, on the basis that the Tax Confirmation would have enabled the UK Tax Obligor to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
(4)    the relevant Lender is a Treaty Lender and the UK Tax Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause (vii) below.
(v)    If a UK Tax Obligor is required to make a Tax Deduction, that UK Tax Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(vi)    Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the UK Tax Obligor making that Tax Deduction shall deliver to Agent for the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(vii)
(1)     Subject to clause (vii)(2) below, a Treaty Lender and each UK Tax Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that UK Tax Obligor to obtain authorization to make that payment without a Tax Deduction.
(2)
A.    A Treaty Lender which becomes a party to this Agreement on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of Agent and without liability to any UK Tax Obligor) by confirming its scheme reference number and its jurisdiction of tax residence opposite its name at Schedule 1.1; and
B.    a Treaty Lender which becomes a party to this Agreement after the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of Agent and without liability to any UK Tax Obligor) by confirming its scheme reference number and jurisdiction of tax residence in the documentation which it executes on becoming a party to this Agreement as a Lender, and having done so, that Lender shall be under no obligation pursuant to clause (vii)(1) above.
(viii)    If a Lender has confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 5.12(b)(vii)(2) above and:
(1)    a UK Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or
(2)    a UK Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:
A.    that Borrower DTTP Filing has been rejected by H.M. Revenue & Customs; or
B.    H.M. Revenue & Customs has not given the UK Borrower authority to make payment to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing, and in each case, the UK Tax Obligor has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Incorporated Obligor to obtain authorization to make that payment without a Tax Deduction.
(ix)    If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 5.12 (b)(vii)(2) or Section 5.12 (e), no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance unless the Lender otherwise agrees.
(x)    A UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to Agent for delivery to the relevant Lender.
(xi)    A UK Non-Bank Lender shall promptly notify the Borrower Agent and Agent if there is any change in the position from that set out in the Tax Confirmation.
(c)    Tax indemnity.
(i)    A UK Tax Obligor shall (within three Business Days of demand by the Agent) pay to a UK Lender an amount equal to the loss, liability or cost which that UK Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.
(ii)    Clause (c)(i) above shall not apply:
(1)    with respect to any Taxes assessed on a Lender

A.    under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or
B.    under the law of the jurisdiction in which such Lender’s Lending Office is located in respect of amounts received or receivable in such jurisdiction, in each case, if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or
(2)    to the extent a loss, liability or cost:
A.    is compensated for by an increased payment under Section 5.12(b)(iii); or
B.    would have been compensated for by an increased payment under Section 5.12 (b)(iii) but was not so compensated solely because one of the exclusions in Section 5.12 (b)(iv) applied; or
C.    relates to a FATCA Deduction required to be made by a party to this Agreement.
(iii)    A Lender making, or intending to make a claim under clause (c)(i) above shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the Borrower Agent.
(iv)    A Lender shall, on receiving a payment from a UK Tax Obligor under this Section 5.12(c), notify Agent.
(d)    Tax Credit. If a UK Tax Obligor makes a Tax Payment and the relevant Lender determines that:
(i)    a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(ii)    such Lender has obtained, utilized and retained that Tax Credit, in whole or in part, such Lender shall pay an amount to that UK Tax Obligor which such Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the UK Tax Obligor.
(e)    Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement (“New Lender”) shall indicate, in the documentation which it executes on becoming a party to this Agreement, and for the benefit of Agent and without liability to any UK Tax Obligor, which of the following categories it falls within:
(i)    not a Qualifying Lender;

(ii)    a Qualifying Lender (other than a Treaty Lender); or
(iii)    a Treaty Lender.
If a New Lender fails to indicate its status in accordance with this Section 5.12(e), then that New Lender shall be treated for the purposes of this Agreement (including by each UK Tax Obligor) as if it is not a Qualifying Lender until such time as it notifies Agent which category of Qualifying Lender applies (and Agent, upon receipt of such notification, shall inform the Borrower Agent). For the avoidance of doubt, the documentation which a Lender executes on becoming a party to this Agreement shall not be invalidated by any failure of a New Lender to comply with this Section 5.12(e).
(f)    Stamp Taxes. The UK Tax Obligors shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document, other than in respect of an assignment or transfer by a Lender save in circumstances in which (i) an Event of Default is continuing, (ii) the assignment or transfer is made with the consent of any UK Tax Obligors, or (iii) the assignment or transfer is made as part of the primary syndication of a Loan.
(g)    Value Added Tax.
(i)    All amounts expressed to be payable under a Loan Document by any party to any Lender which (in whole or in part) constitute the consideration for a supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).
(ii)    If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):
(1)    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party shall also pay to the Supplier (at the same time as paying such amount) an additional amount equal to the amount of such VAT. The Recipient must (where this clause (ii)(1) applies) promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(2)    (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party shall promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)    Any reference in this Section 5.12(h) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).
(v)    In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must promptly provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.
(h)    Determination. Except as otherwise expressly provided in Section 5.12, a reference to “determines” or “determined” in connection with tax provisions contained in Section 5.12 means a determination made in the absolute discretion of the person making the determination.
(i)    FATCA information.
(i)    Subject to clause (iii) below, each Lender and UK Tax Obligor shall, within ten Business Days of a reasonable request by another such party:
(1)    confirm to that other party whether it is a FATCA Exempt Party or not a FATCA Exempt Party;
(2)    supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA; and
(3)    supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime.
(ii)    If a party confirms to another party pursuant to clause (i)(1) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(iii)    Clause (i) above shall not oblige any Lender to do anything, and clause (i)(3) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:
(1)    any law or regulation;
(2)    any fiduciary duty; or
(3)    any duty of confidentiality.
(iv)    If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause (i)(1) or (2) above (including, for the avoidance of doubt, where clause (iii) above applies), then such party shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.
(j)    FATCA Deduction.
(i)    Each Lender and UK Tax Obligor may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no such party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(ii)    Each Lender and UK Tax Obligor shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment and, in addition, shall notify the Borrower Agent and Agent, and Agent shall notify the other Lenders.
SECTION 6.    CONDITIONS PRECEDENT
6.1    Conditions Precedent to Initial Revolver Loans. In addition to the conditions set forth in Section 6.2, each Lender shall not be required to fund any requested Revolver Loan, issue any Letters of Credit, or otherwise extend credit to any Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:
(a)    Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
(b)    Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens on the Collateral, as well as UCC, PPSA and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(c)    Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox or equivalent arrangements, as applicable, in form and substance, and with financial institutions, satisfactory to Agent.

(d)    Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that, after giving effect to the initial Loans and transactions contemplated hereunder, including the loans under the Term Facility, (i) the Obligors, taken as a whole, are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; (iv) each Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents; and (v) the sum of (a) the aggregate amount of accounts payable of the Borrowers and the other Obligors that are past due 60 or more days plus (b) the amount of accounts payable of the Borrowers and the other Obligors that are unpaid beyond the applicable deadline for “early pay” or similar discounts offered by critical vendors with respect to such accounts payable, does not exceed $7,000,000.
(e)    Agent shall have received a certificate of a duly authorized officer of each Obligor (or a director in the case of each UK Incorporated Obligor), certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions (or, in the case of a UK Incorporated Obligor, its board of directors and all the holders of its Equity Interests) authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; (iii) to the title, name and signature of each Person authorized to sign the applicable Loan Documents; and (iv) in respect of each company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent (a “Charged Company”), that either (i) (A) each Obligor and each of its Subsidiaries have complied within the relevant timeframe with any notice they have received pursuant to Part 21A of the Companies Act 2006 from a Charged Company; and (B) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which, is certified by such Obligor to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or (ii) such Charged Company is not required to comply with Part 21A of the Companies Act 2006. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
(f)    Agent shall have received a written opinion of (i) Norton Rose Fulbright LLP, legal counsel to the Agent and the Lenders as to English law; (ii) Winston & Strawn LLP; and (iii) Stikeman Elliott LLP, Canadian legal counsel to the Obligors, as well as any applicable local counsel to Obligors or Agent, in form and substance reasonably satisfactory to Agent.
(g)    Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization (where applicable). Agent shall have received good standing certificates (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) for each Obligor other than any UK Incorporated Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(h)    Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent.
(i)    (i) US Borrowers shall have paid all fees and expenses to be paid to Agent and US Lenders on the Closing Date; and (ii) UK Borrowers shall have paid all fees and expenses to be paid to Agent and UK Lenders on the Closing Date.
(j)    Agent shall have received (i) a Compliance Certificate, (ii) a US Borrowing Base Report, (iii) a UK Borrowing Base Report and (iv) a Term Loan Borrowing Base Report, each calculated as of May 31, 2019. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit hereunder and the funding of the loans under the Term Facility, and the payment by Borrowers of all fees and expenses incurred in connection herewith and therewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $21,000,000.
(k)    For any Borrowing on the Closing Date, Agent shall have received a letter of direction together with a flow of funds memorandum attached thereto with respect to the transactions contemplated by the Loan Documents to occur as of the Closing Date.
(l)    Upon the reasonable request of any Lender made at least 5 days prior to the Closing Date, the Borrowers shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least 2 days prior to the Closing Date.
(m)    At least 3 days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower.
(n)    Agent shall have received executed copies of the Term Loan Documents, each in form and substance reasonably satisfactory to Agent, together with a certificate of a Senior Officer of the Borrower Agent certifying that each such document is a true, correct, and complete copy thereof.
(o)    Agent shall have received a Notice of Borrowing from Borrower Agent and Closing Date funds flow and letter of direction in form and substance satisfactory to it.
6.2    Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall in no event be required to make any credit extension hereunder (including funding any Loan, arranging any Letter of Credit, or granting any other accommodation to or for the benefit of any Borrower), if the following conditions are not satisfied on such date and upon giving effect thereto:
(a)    No Default or Event of Default exists;
(b)    The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) on and as of the date of such credit extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) as of such earlier date, and except that for purposes of this Section 6.2, the representations and warranties contained in Sections 9.1.7 shall be deemed to refer to the most recent statements furnished pursuant to Sections 10.1.2(a) and (b), respectively; and
(c)    With respect to a Letter of Credit issuance, all LC Conditions are satisfied.
Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension. As an additional condition to a credit extension, Agent may reasonably request any other information, certification, document, instrument or agreement as it deems appropriate.
6.3    Post–Closing Requirements. Notwithstanding the foregoing provisions of this Section 6, the parties hereto acknowledge and agree that the failure to satisfy the following conditions on the Closing Date shall not be impair the effectiveness of this Agreement under Section 6.1; provided that such conditions shall be satisfied within the time periods indicated below (as such time periods may be extended in the Agent's discretion) and the failure to do so shall constitute an immediate Event of Default hereunder:
6.3.1    Joinder of INWK Holdings. Within 30 days of the Closing Date, the Borrowers shall have (i) completed any actions and delivered any documents required by the Agent and the Lenders to obtain internal approval of the Agent and each such Lender for INWK Holdings, LLC to join this Agreement as a Guarantor and (ii) caused to be delivered to the Agent an acceptable joinder agreement, Charge over Partnership Interests, legal opinions, and other customary joinder documents required to consummate such joinder; and
6.3.2    Lien Waivers. Within 30 days of the Closing Date, the Borrowers shall have delivered to Agent a Lien Waiver, in form and substance reasonably satisfactory to Agent, for each of the following locations:
(a)    203 N. LaSalle Street, Suite 1800, Chicago, IL 60601; and
(b)    1615 SE 3rd Avenue, Portland, OR 97214.
6.3.3    [Insurance Certificates and Endorsements. Within 14 days of the Closing Date, the Obligors shall have delivered, or caused to be delivered, to Agent the following documents, each in form and substance acceptable to the Agent in its reasonable discretion:
(a)    a copy of the lenders' loss payable endorsement to each Obligor's property insurance policy;
(b)    a copy of an endorsement to each Obligor's property insurance policy providing for Agent to receive 30 days' prior notice of cancellation of such policy for any reason other than non-payment of the insurance premium and 10 days' prior notice of cancellation of such policy as a result of nonpayment of the insurance premium;
(c)    a copy of an endorsement to each Obligor's liability insurance policy providing for Agent to receive 30 days' prior notice of cancellation of such policy for any reason other than non-payment of the insurance premium and 10 days' prior notice of cancellation of such policy as a result of nonpayment of the insurance premium; and

(d)    a letter from the insurance agent of each Obligor stating that other than the Agent and the Term Loan Agent there is no other loss payee on such Obligor's property insurance policy and no other assignee of such Obligor's business interruption policy (or if there is any such loss payee or assignee, the nature of its interest).
6.3.4    Non-US Jurisdiction Pledges. Within 60 days of the Closing Date, with respect to each of the following Subsidiaries, the Borrowers shall have executed and delivered to Agent, and if necessary, filed with the appropriate Governmental Authorities, documents, including pledge, charge or analogous agreements, in form, substance and number sufficient in the reasonable opinion of the Agent and its special counsel to establish, maintain and perfect under the law of the jurisdiction of formation or organization of such Subsidiary a Lien in favor of Agent for the benefit of the Secured Parties on all of the issued and outstanding Equity Interests of such Subsidiary:
(a)    EYELEVEL s.r.o., a company with limited liability organized under the laws of Czechoslovakia;
(b)    INWK Mexico S de R.L. De C.V., a company organized under the laws of Mexico;
(c)    EMEA Holdings; and
(d)    each other direct Subsidiary of an Obligor that is not an Immaterial Subsidiary as of the Closing Date.
SECTION 7.    COLLATERAL
7.1    Grant of Security Interest in US Collateral. To secure the prompt payment and performance of all Obligations, each US Facility Grantor hereby grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all Property of such US Facility Grantor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(a)    all Accounts;
(b)    all Chattel Paper, including electronic chattel paper;
(c)    all Commercial Tort Claims, including those shown on Schedule 9.1.16;
(d)    all Deposit Accounts and Securities Accounts;
(e)    all Documents;
(f)    all General Intangibles, including Intellectual Property;
(g)    all Goods, including Inventory, Equipment and fixtures;
(h)    all Instruments;
(i)    all Investment Property;
(j)    all Letter-of-Credit Rights;
(k)    all Supporting Obligations;

(l)    all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;
(m)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; and
(n)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash Proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, adequate protection payments and claims against any Person for loss, damage or destruction of any US Collateral.
Notwithstanding the foregoing, no security interest is granted in or Lien granted upon any Excluded Assets of a US Facility Grantor.
7.2    Lien on Deposit Accounts; Cash Collateral.
7.2.1    Deposit Accounts. To further secure the prompt payment and performance of the Obligations, each US Facility Grantor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account (other than a Trust Account) of such US Facility Grantor, including sums in any blocked, lockbox, sweep or collection account. Each US Facility Grantor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request solely during a Trigger Period, all balances in any Deposit Account, other than Excluded Deposit Accounts, maintained for such US Facility Grantor, without inquiry into the authority or right of Agent to make such request; provided, that, subject to the Intercreditor Agreement, unless the Term Loan Agent otherwise consents, Agent shall not deliver a notice of exclusive control with respect to the Term Priority Collateral Account unless the Discharge of Term Priority Obligations (as defined in the Intercreditor Agreement) has occurred.
7.2.2    Cash Collateral. Cash Collateral may be invested, at Agent’s Permitted Discretion (with the consent of Borrower Agent, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any US Facility Grantor, and shall have no responsibility for any investment or loss. As security for its Obligations, each US Facility Grantor hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no US Facility Grantor or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.
7.2.3    Term Priority Collateral Account. The Term Priority Collateral Account shall be a Deposit Account subject to a Control Agreement and in no event shall (i) any proceeds of ABL Priority Collateral be deposited in the Term Priority Collateral Account and (ii) any proceeds of Term Priority Collateral be deposited in any Deposit Account other than the Term Priority Collateral Account.
7.3    Security Interest of UK Incorporated Obligors. To secure the prompt payment and performance of all Obligations, as of the Closing Date (or, in the case of the UK Charge over Partnership Interests, as of the date of grant in accordance with Section 6.3.1), each UK Incorporated Obligor has delivered to Agent all UK Security Agreements necessary to grant to the Agent, for the benefit of the Secured Parties, a continuing security interest in, charge over and Lien upon all Property of such UK Incorporated Obligor. Notwithstanding the foregoing, no security interest is granted in, charge granted over or Lien granted upon any Excluded Assets of a UK Incorporated Obligor, except to the extent such assets are subject to an English law floating charge granted by such UK Incorporated Obligor under a UK Security Agreement.
7.4    Pledge Equity Interests and Pledge Debt Instruments.
7.4.1    Investment Property and other Equity Interests.
(a)    Schedule 7.4.1 sets forth all Equity Interests and Investment Property owned by each US Facility Grantor to the extent included in the Collateral (as such schedule shall be updated in accordance with this section, the “Pledged Interests”). Each US Facility Grantor shall promptly notify Agent of any change to Schedule 7.4.1 and, with the consent of Agent which shall not be unreasonably withheld, will promptly amend or supplement Schedule 7.4.1 to reflect same.
(b)    Delivery of Certificates. All certificates representing or evidencing any Investment Property or Equity Interests constituting Collateral (other than Excluded Assets) hereunder, shall be delivered to and held by or on behalf of Agent pursuant hereto, shall be in suitable form for further transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank. The Pledged Interests consisting of Equity Interests pledged hereunder have been duly authorized and validly issued and are fully paid and non-assessable (where applicable).
(c)    Issuer Agreements. Each US Facility Grantor that is the issuer of any Pledged Interests hereby (a) acknowledges the security interest and Lien of Agent in such Collateral granted by the US Facility Grantor owning such Pledged Interests and (ii) agrees that, with respect to any such Pledged Interests, following the occurrence and during the continuance of an Event of Default, it will comply with the instructions originated by Agent without further consent of any other US Facility Grantor.
(d)    Distributions on Investment Property and other Equity Interests. In the event that any cash dividend or cash distribution (a “Dividend”) paid in accordance with this Agreement on any Pledged Interests of any US Facility Grantor at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the applicable US Facility Grantor. If an Event of Default has occurred and is continuing, then any such Dividend or payment shall be paid directly to Agent for the benefit of the Secured Parties.
(e)    Voting Rights with respect to Equity Interests. So long as no Event of Default has occurred and is continuing, each US Facility Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to any of the Pledged Interests or any part thereof for any purpose not prohibited by the terms of this Agreement. If an Event of Default shall have occurred and be continuing and the Agent has provided at least one (1) Business Day’s prior written notice to the Borrower Agent, all rights of any US Facility Grantor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise shall, at Agent’s option, be suspended, and all such rights shall, at Agent’s option, thereupon become vested in Agent for the benefit of the Secured Parties during the continuation of such Event of Default, and Agent shall, at its option, thereupon have the sole right to exercise such voting and other consensual rights during the continuation of such Event of Default and Agent shall thereupon have the right to act with respect thereto as though it were the outright owner thereof. After all Events of Default have been waived in accordance with the provisions hereof, and so long as the Obligations shall not have been accelerated, each US Facility Grantor shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to pursuant to this Section 7.4.1(e).
(f)    Waiver of Certain Provisions of Organic Documents. Each US Facility Grantor irrevocably waives any and all of its rights under those provisions of the Organic Documents or any equity holders agreement of each of its Subsidiaries or other issuer of Pledged Interests that (i) prohibit, restrict, condition, or otherwise affect the grant hereunder of any Lien on any of the Pledged Interests or any enforcement action (including the sale, transfer or disposition of such Pledged Interests to the Agent or a third party) which may be taken in respect of any such Lien or (ii) otherwise conflict with the terms of this Agreement. Each US Facility Grantor represents and warrants to the Agent that written waivers of any such restrictions have been executed by all holders of Pledged Interests that are not US Facility Grantor. The US Facility Grantors hereby agree that the Agent shall be deemed to be the “holder of record” (and Agent may cause any issuer of Pledged Interests to register Agent as the "holder of record" with respect such Pledged Interests in such issuers books and records) with respect the Pledged Interests in the event that, during the continuance of any Event of Default, it elects to exercise remedies or otherwise transfer of any Pledged Interests.
(g)    Securities Accounts. Each US Facility Grantor irrevocably authorizes and directs each securities intermediary or other Person with which any securities account or similar investment property is maintained, if any, upon written instruction of the Agent (with a copy to the Borrower Agent), to dispose of such Collateral at the direction of the Agent and comply with the instructions originated by Agent without further consent of any US Facility Grantor. The Agent agrees with the US Facility Grantors that such instruction shall not be given by the Agent unless an Event of Default has occurred and is continuing.
7.4.2    Pledged Debt and Instruments
(a)    Schedule 7.4.2 sets forth all debt securities issued to or held by each US Facility Grantor to the extent included in the Collateral on the Closing Date (“Pledged Debt”). With respect to any such debt securities that constitute an Instrument, each US Facility Grantor shall deliver to Agent all such Instruments to Agent duly indorsed in blank; provided that the US Facility Grantors shall not be required to deliver any instrument constituting Pledged Debt with a value of less than $500,000 individually or, when taken together with other such Pledged Debt excluded under this proviso, $1,000,000 in the aggregate at any time.
(b)    Each US Facility Grantor shall promptly notify Agent of any change to Schedule 7.4.2 and, with the consent of Agent which shall not be unreasonably withheld, will promptly amend or supplement Schedule 7.4.2 to reflect same, which such consent shall not be required if the Schedule is being amended to include additional debt securities.
7.5    Miscellaneous Collateral Provisions.
7.5.1    Commercial Tort Claims. US Facility Grantors shall promptly notify Agent in writing if any US Facility Grantor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.
7.5.2    Certain After-Acquired Collateral. Each US Facility Grantor shall promptly notify Agent in writing if, after the Closing Date, any US Facility Grantor obtains any interest in any Collateral consisting of Deposit Accounts, Securities Accounts, Chattel Paper, Documents, Instruments (other than Instruments with a value of less than $100,000 individually or, when taken together with other such Instruments excluded under this parenthetical, $250,000 in the aggregate at any time), Intellectual Property subject to an issued patent or industrial design, registration or application therefore, Investment Property or Letter-of-Credit Rights (in a face amount in excess of $250,000) and upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority (subject to the Intercreditor Agreement) Lien upon such Collateral, including obtaining any appropriate possession, Control Agreement or Lien Waiver; provided that, notwithstanding the foregoing, Control Agreements shall not be required in respect of any Excluded Deposit Accounts. If any Collateral is in the possession of a third party, at Agent’s request, each US Facility Grantor shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.
7.5.3    Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of any US Facility Grantor relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting US Facility Grantor.
7.5.4    Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties.  Promptly upon Agent’s reasonable request, each Obligor shall deliver such instruments and agreements (including any releases of security over Accounts which become subject to an Approved Supplier Finance Arrangement), and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral (including any English law fixed charge over Accounts that may be deemed by Agent to be ineffective or tainted as a result of a sale or other disposal of Accounts made pursuant to an Approved Supplier Finance Arrangement or otherwise), or otherwise to give effect to the intent of this Agreement.  Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral. Each Obligor also ratifies its authorization for Agent to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by each Obligor to Agent under the Loan Documents, without the signature of any Obligor, and naming any Obligor or the Obligors as debtors and Agent as secured party. Borrowers will pay the reasonable costs of, or reasonably incidental to, any such filings of IP Security Agreements and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto

7.5.5    Excluded Assets. Notwithstanding Section 7.1, the Collateral shall not include any Excluded Assets except to the extent such assets are subject to an English law floating charge granted by a UK Incorporated Obligor under a UK Security Agreement.
SECTION 8.    COLLATERAL ADMINISTRATION
8.1    Borrowing Base Reports.
8.1.1    US Borrowing Base Report. By the 20th day of each month, US Borrowing Base Parties shall deliver to Agent (and Agent shall promptly deliver same to US Lenders) a US Borrowing Base Report as of the close of business of the previous month, appropriately completed, executed, and delivered by a Senior Officer, together with customary supporting information in connection therewith, including the amount of all Supplier Finance Accounts arising during such period, Inventory reports and trade payables reports (specifying the trade creditor and balance due and a detailed trade payable aging), all in form reasonably satisfactory to Agent; provided that (i) during any Trigger Period, US Borrowing Base Parties shall furnish a US Borrowing Base Report as of the end of each week, appropriately completed, executed, and delivered by a Senior Officer, together with above-referenced supporting information in connection therewith, all with respect to the such week, no later than the third Business Day of the following week, and (ii) upon consummation of any Material Disposition, US Borrowing Base Parties shall furnish a US Borrowing Base Report giving effect thereto, appropriately completed, executed, and delivered by a Senior Officer, together with any supporting information in connection therewith, within three (3) Business Days. All information (including calculation of US Availability) in a US Borrowing Base Report shall be certified by Borrower Agent. Agent may from time to time in its Permitted Discretion adjust such report (a) to reflect Agent’s reasonable estimate of declines in value of US Borrowing Base Assets, due to collections received in the Dominion Account or otherwise; (b) to reflect changes in dilution, quality, mix and other factors affecting the US Borrowing Base Assets; and (c) to the extent any information or calculation does not comply with this Agreement.
8.1.2    UK Borrowing Base Report. By the 20th day of each month, UK Borrowing Base Parties shall deliver to Agent (and Agent shall promptly deliver same to UK Lenders) a UK Borrowing Base Report as of the close of business of the previous month, appropriately completed, executed, and delivered by a Senior Officer, together with customary supporting information in connection therewith, including the amount of all Supplier Finance Accounts arising during such period, Inventory reports and trade payables reports (specifying the trade creditor and balance due and a detailed trade payable aging), all in form reasonably satisfactory to Agent; provided that (i) during any Trigger Period, UK Borrowing Base Parties shall furnish a UK Borrowing Base Report as of the end of each week, appropriately completed, executed, and delivered by a Senior Officer, together with above-referenced supporting information in connection therewith, all with respect to such week, no later than the third Business Day of the following week, and (ii) upon consummation of any Material Disposition, UK Borrowing Base Parties shall furnish a UK Borrowing Base Report giving effect thereto, appropriately completed, executed, and delivered by a Senior Officer, together with any supporting information in connection therewith, within three (3) Business Days. All information (including calculation of UK Availability) in a UK Borrowing Base Report shall be certified by Borrower Agent. Agent may from time to time in its Permitted Discretion adjust such report (a) to reflect Agent’s reasonable estimate of declines in value of UK Borrowing Base Assets, due to collections received in the Dominion Account or otherwise; (b) to reflect changes in dilution, quality, mix and other factors affecting the UK Borrowing Base Assets; and (c) to the extent any information or calculation does not comply with this Agreement.
8.1.3    Term Loan Borrowing Base Report. The Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Term Loan Borrowing Base Report at the times and for the periods covered by each US Borrowing Base Report and UK Borrowing Base Report delivered under Sections 8.1.1 and 8.1.2 above, which Term Loan Borrowing Base Report shall be appropriately completed, executed, and delivered by a Senior Officer, together with customary supporting information in connection therewith, all in form reasonably satisfactory to Agent.
8.2    Accounts.
8.2.1    Records and Schedules of Accounts. Each Obligor shall keep materially accurate and complete records of its Accounts, including all payments and collections thereon, and, without limiting the provisions of Section 8.1 above, shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent in its Permitted Discretion, on such periodic basis as Agent may reasonably request. Each Obligor shall also provide to Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Eligible Accounts in an aggregate face amount of $250,000 or more cease to be Eligible Accounts, Obligors shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Senior Officer of an Obligor has knowledge thereof.
8.2.2    Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its Permitted Discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or with respect to any Collateral.
8.2.3    Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time following notice to the Obligors (which notice shall not be required if a Default or Event of Default exists), in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. Agent agrees that unless a Default or Event of Default exists, it will only conduct such verifications in connection with an audit or field exam which is being conducted at the same time.
8.2.4    Maintenance of Dominion Account. Subject to Section 10.1.10, Obligors shall maintain Controlled Accounts and Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent, provided that lockboxes shall not be required in the UK or any other jurisdiction where lockboxes are not available. Obligors shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Controlled Account or Dominion Account bank, establishing Agent’s control over and Lien on the lockbox, Controlled Account or Dominion Account (which with respect to Controlled Accounts or Dominion Account of US Borrowers may only be exercised by Agent during any Trigger Period), requiring immediate deposit of all remittances received in the lockbox to a Controlled Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Controlled Accounts and Dominion Accounts of UK Borrowers shall be under the sole dominion and exclusive control of the Agent. If a Controlled Account or Dominion Account is not maintained with Bank of America, Agent may (during any Trigger Period with respect to the Controlled Accounts or Dominion Account of US Borrowers) require immediate transfer of all funds in such account to a Dominion Account or Controlled Account maintained with Bank of America (provided that, in the case of a UK Borrower, Agent may only require a transfer to a Controlled Account or Dominion Account maintained with Bank of America, N.A. London Branch). Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement, Controlled Account or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
8.2.5    Proceeds of Collateral. Subject to Section 10.1.10, Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Controlled Account or Dominion Account (or a lockbox relating to a Controlled Account or a Dominion Account). If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Controlled Account or Dominion Account (or, to the extent constituting Term Priority Collateral, to the Term Priority Collateral Account).
8.3    Inventory.
8.3.1    Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory in all material respects, including costs and daily withdrawals and additions, and, without limiting the provisions of Section 8.1 above, shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Agent may participate in and observe each physical count.
8.3.2    Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate amount of all Inventory returned in any month to (i) the UK Borrowing Base Parties exceeds 10% of the UK Borrowing Base Parties’ gross revenue (as measured by the UK Borrowing Base Parties using the methodology in place on the Closing Date) or (ii) the US Borrowing Base Parties exceeds 10% of the US Borrowing Base Parties’ gross revenue (as measured by the US Borrowing Base Parties using the methodology in place on the Closing Date); and (d) any payment received by an Obligor for a return is promptly remitted to Agent for application to the Obligations.
8.3.3    Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and each Obligor shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA (if applicable). No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace or cure periods provided for in leases) at all locations where any Collateral is located.
8.4    Reserved.
8.5    Deposit Accounts and Securities Accounts. Schedule 8.5 lists all Deposit Accounts and Securities Accounts maintained by Obligors, including Dominion Accounts. Each Obligor shall take all actions necessary to establish Agent’s first priority Lien (or, with respect to the Term Priority Collateral Account, a second priority Lien) on each Deposit Account other than Excluded Deposit Accounts. Obligors shall be the sole account holders of each Deposit Account and Securities Account and shall not allow any Person (other than Agent, the Term Loan Agent subject to the Intercreditor Agreement and the applicable depository bank or securities intermediary) to have control over their Deposit Accounts or Securities Accounts or any Property deposited therein. Borrower Agent shall promptly notify Agent of any opening or closing of a Deposit Account or Securities Account and, with the consent of Agent (which shall not be unreasonably withheld), will amend Schedule 8.5 to reflect same.
8.6    Administration of Letter of Credit Rights. Schedule 8.6 sets forth all letters of credit with a stated amount in excess of $100,000 to which such Obligor has rights as of the Closing Date. If any Obligor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Obligor, with a stated amount in excess of $100,000, such Obligor shall promptly notify Agent thereof and, at the reasonable request and option of Agent, such Obligor shall use commercially reasonable efforts, pursuant to an agreement in form and substance reasonably satisfactory to Agent to arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Agent of the Proceeds of any drawing under the letter of credit, agreeing that the proceeds of any drawing under the letter of credit are to be paid to the applicable Obligor if an Event of Default has occurred or is continuing. Each Obligor shall promptly notify Agent of any change to Schedule 8.6 and, with the consent of Agent which shall not be unreasonably withheld, will promptly amend or supplement Schedule 8.6 to reflect same, which such consent shall not be required if the Schedule is being amended to include additional letters of credit with a stated amount in excess of $100,000.
8.7    General Provisions.
8.7.1    Location of Collateral. All tangible items of Collateral, other than Inventory in transit and other Collateral having an aggregate fair market value of less than $100,000, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.7.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral of a US Facility Grantor to another location in the United States or Canada, or in the case of a UK Incorporated Obligor, to another location in the United Kingdom, in each case upon prior written notice to Agent in accordance with Section 10.1.3.
8.7.2    Insurance of Collateral; Condemnation Proceeds. Each Obligor shall maintain, with financially sound and reputable insurance companies, insurance with respect to the Collateral covering casualty, hazard, theft, flood and other risks in amounts, with endorsements and with insurers (with a Best rating of at least A-, unless otherwise approved by Agent in its Permitted Discretion) reasonably satisfactory to Agent. All proceeds under each policy shall be payable to

Agent, subject to the rights of the Term Agent with respect to Term Priority Collateral in accordance with the Intercreditor Agreement. From time to time upon reasonable request, Obligors shall deliver to Agent certified copies of its insurance policies. Each policy shall include customary endorsements reasonably satisfactory to Agent (i) showing Agent as loss payee; (ii) requiring 30 days (or 10 days with respect to failure to pay premiums) prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) where customary, specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds of any ABL Priority Collateral (other than proceeds from workers’ compensation or D&O insurance, if applicable) are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims (other than claims with respect to workers’ compensation or D&O insurance, if applicable), subject to the rights of the Term Agent in Term Priority Collateral in accordance with the Intercreditor Agreement.
8.7.3    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.
8.7.4    Defense of Title. Each Obligor shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.
8.8    Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may (but shall have no obligation to), without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:
(a)    Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
(b)    During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts, Securities Accounts or investment accounts (other than Trust Accounts), and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; (xii) exercise any voting or other rights under or with respect to any Investment Property; and (xiii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.
8.9    Intellectual Property.
8.9.1    Following the request of Agent, in order to facilitate filings with the United States Patent and Trademark Office (together with any successor agency, the “PTO”), the United States Copyright Office, or the Canadian Intellectual Property Office, or any similar foreign office or agency, each Obligor shall execute and deliver to Agent one or more IP Security Agreements or such other documents, agreements or instruments, in each case in form and substance reasonably satisfactory to the Agent, to establish or further evidence Agent’s Lien on such Obligor’s Intellectual Property, and the General Intangibles of such Obligor relating thereto or represented thereby;
8.9.2    Each Obligor shall have the duty, with respect to Intellectual Property that is owned or exclusively licensed by such Obligor and that is necessary in or material to the conduct of such Obligor's business, to protect and diligently enforce (subject to any restrictions in any exclusive license agreement) and defend at such Obligor's expense such Intellectual Property, including, subject to, and except as otherwise determined by such Obligor in, the Obligor's exercise, in good faith, of its reasonable business judgment (A) to diligently enforce and defend against conflicting Intellectual Property rights of any Person and infringements of such Intellectual Property by any Person, (B) to prosecute diligently any trademark application or service mark application owned by any Obligor that is pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the patents pending as of the date hereof or hereafter until the termination of this Agreement, (D) to take commercially reasonable and necessary action to preserve and maintain all of such Obligor's trademarks, patents, industrial designs, copyrights, other material Intellectual Property and material Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Obligor who were materially involved in the creation or development of such Intellectual Property to sign agreements containing assignment of Intellectual Property rights and obligations of confidentiality. Each Obligor further agrees, subject to, and except as otherwise determined by such Obligor in, the Obligor's exercise, in good faith, of its reasonable business judgment, not to abandon any Intellectual Property or Intellectual Property License that is necessary in or material to the conduct of such Obligor's business unless replaced by alternative Intellectual Property of comparable value and utility. Each Obligor hereby agrees to take the steps described in this Section 8.9.2 with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in or material to the conduct of such Obligor's business;

8.9.3    Obligors acknowledge and agree that the Secured Parties shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Obligor. Without limiting the generality of this Section 8.9.3, Obligors acknowledge and agree that no Secured Party shall be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but any Secured Party may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all reasonable and documented out-of-pocket expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall constitute Obligations hereunder;
8.9.4    [Reserved].
8.9.5    On each date on which a Compliance Certificate is to be delivered pursuant to this Agreement (or, if an Event of Default has occurred and is continuing, more frequently if requested by Agent) each Obligor shall provide Agent with a written report of all new or acquired: (i) patents, trademarks or copyrights that are registered or the subject of pending applications for registration; (ii) all Intellectual Property Licenses that are material to the conduct of such Obligor's business; and (iii) all statements of use or amendment to allege use with respect to intent-to-use trademark applications, in the case of (i) and (ii) that were acquired, registered, or for which applications for registration were filed by any Obligor since the date of the last Compliance Certificate, and in the case of (iii) that were filed by any Obligor since the date of the last Compliance Certificate. In the case of such registrations or applications therefor, that were acquired by any Obligor since the date of the last Compliance Certificate, each such Obligor shall file the necessary documents, if applicable, with the appropriate Governmental Authority identifying the applicable Obligor as the owner (or as a co-owner thereof, if such is the case) of such Intellectual Property. In each of the foregoing cases, the applicable Obligor shall concurrently with the delivery of the Compliance Certificate, cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such new or acquired patent, industrial design, trademark and copyright registrations and applications therefor (with the exception of trademark applications filed on an intent-to-use basis for which no statement of use or amendment to allege use has been filed) and Intellectual Property Licenses that are material to the conduct of such Obligor's business as being subject to the security interests created thereunder;
8.9.6    Upon receipt from the United States Copyright Office of notice of registration of any copyright, each Obligor shall promptly (but in no event later than thirty (30) days following such receipt) notify (but without duplication of any notice required by Section 8.9.5) Agent of such registration by delivering, or causing to be delivered, to Agent, documentation sufficient for Agent to perfect Agent's Liens on such copyright. If any Obligor acquires from any Person any copyright registered with the United States Copyright Office or an application to register any Copyright with the United States Copyright Office, such Obligor shall promptly (but in no event later than thirty (30) days following such acquisition) notify Agent of such acquisition and deliver, or cause to be delivered, to Agent, documentation sufficient for Agent to perfect Agent's Liens on such copyright. In the case of such copyright registrations or applications therefor which were acquired by any Obligor, each such Obligor shall promptly (but in no event later than thirty (30) days following such acquisition) file the necessary documents with the appropriate Governmental Authority identifying the applicable Obligor as the owner (or as a co-owner thereof, if such is the case) of such copyrights.

8.9.7    Each Obligor shall, in its exercise in good faith of its reasonable business judgment, take such commercially reasonable steps necessary to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in or material to the conduct of such Obligor's business, including, as applicable (A) protecting the secrecy and confidentiality of its material confidential information and trade secrets by having and enforcing a policy requiring all current employees, consultants, licensees, vendors and contractors with access to such information to execute appropriate confidentiality agreements; (B) taking actions reasonably necessary to ensure that no material trade secret owned by an Obligor becomes publicly known or falls into the public domain, except where, in the exercise of its reasonable business judgment, an Obligor determines that it is appropriate to allow a trade secret to become publicly known or fall into the public domain; and (C) protecting the secrecy and confidentiality of the source code of, and all other Intellectual Property embodied within, any software that is material to the conduct of such Obligor's business of which it is the owner or licensee, including by having and enforcing a policy requiring any licensees (or sublicensees) of such source code to enter into license agreements with commercially reasonable use and non-disclosure restrictions (except to the extent such Intellectual Property embodied within such software is the subject of a patent or copyright registration which becomes publicly available).
8.9.8    No Intellectual Property License of any Obligor that is necessary in or material to the conduct of such Obligor’s business requires any consent of any other Person that has not been obtained in order for such Obligor to grant the security interest granted hereunder in such Obligor’s right, title or interest in or to such Intellectual Property License. At the request of the Agent, the Obligors shall use commercially reasonable efforts to permit the collateral assignment of Obligor’s Intellectual Property Licenses (and all rights of Obligor thereunder) that are material to the conduct of the business to Agent (and any transferees of Agent).
8.9.9    No Obligor shall incorporate into any proprietary software that is material to the business of such Obligor any third-party code that is licensed pursuant to any open source license such as the GNU Public License, Affero General Public License, Lesser GNU Public License, or Mozilla Public License, in a manner that would require or condition the use or distribution of such software (including by allowing third parties to interact with such software remotely through a computer network) on, the disclosing, licensing, or distribution of any source code for any portion of such proprietary software.
SECTION 9.    REPRESENTATIONS AND WARRANTIES
9.1    General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Revolver Commitments, Revolver Loans and Letters of Credit, each Obligor represents and warrants that:
9.1.1    Organization and Qualification. Each Obligor and Subsidiary, other than Inactive Subsidiaries, is duly organized, validly existing and in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor (a) is an EEA Financial Institution or (b) is a Covered Entity (as defined in Section 15.19.2).
9.1.2    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents are within such Obligor’s corporate or other organizational powers and have been duly authorized by all necessary organizational and equityholder action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract or Material Debt; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.
9.1.3    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
9.1.4    Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization or incorporation, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving or continuing entity in a merger, amalgamation or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable (where applicable). There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary, except as disclosed on Schedule 9.1.4. Borrowers will amend or supplement Schedule 9.1.4 from time to time to reflect changes thereto as a result of a transaction permitted hereunder or otherwise with the consent of Agent, which consent shall not be unreasonably withheld or delayed.
9.1.5    Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate necessary to the conduct of its business, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected (other than with respect to (a) letter of credit rights, except to the extent perfection can be accomplished through the filing of UCC-1 or PPSA financing statements and (b) commercial tort claims with an individual value of less than $500,000), first priority Liens (subject to the Intercreditor Agreement), subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.
9.1.6    Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto. Obligors warrant, with respect to each Account shown as an Eligible Account in an ABL Borrowing Base Report, that:

(a)    it is genuine and in all respects what it purports to be;
(b)    it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
(c)    it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;
(d)    it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;
(e)    no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, PPSA or other applicable law, the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the applicable invoice;
(f)    no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and
(g)    to the best of Obligors’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor’s customary credit standards, is Solvent (or in the case of a jurisdiction other than the US, the equivalent solvency or insolvency standard), is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
9.1.7    Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholders equity, of the Obligors and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP (or IFRS as it relates to the UK Incorporated Obligors), and fairly present, in all material respects, the financial positions and results of operations of the Obligors and Subsidiaries at the dates and for the periods indicated and, for unaudited financial statements, subject to normal year-end audit adjustments and the absence of footnotes in the case of statements other than annual audited financial statements. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2018, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement when taken as a whole not materially misleading; it being understood that (A) projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Obligors’ control, (B) actual results may differ materially from the projections and such variations may be material and (C) the projections are not a guarantee of performance. The Obligors and their Subsidiaries on a consolidated basis are Solvent.
9.1.8    Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
9.1.9    Taxes. Each Obligor and Subsidiary has filed all federal and state (or the equivalent thereof in any foreign jurisdictions) income tax returns and other material tax returns and other material reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent such payment is being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
9.1.10    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
9.1.11    Intellectual Property.
(a)    Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for or material to the conduct of its business, without violation or infringement on any rights of others, except for any such violation or infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Obligor has received any written notice or other written communication of any actual or alleged infringement or misappropriation of any material Intellectual Property rights of any Person, except where such infringement is not material or the claim has been resolved. Except for the Intellectual Property Licenses disclosed on Schedule 9.1.11 and license agreements for commercially available off-the-shelf software that is generally available to the public, as of the Closing Date, no Obligor or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property that is material to the conduct of such Obligor’s business. Schedule 9.1.11 sets forth (a) as of the Closing Date, all Intellectual Property owned by any Obligor or Subsidiary and registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office or the United Kingdom Intellectual Property Office or the Canadian Intellectual Property Office and (b) all other Intellectual Property material to the business of the Obligors and Subsidiaries owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary.
(b)    None of the proprietary software of any Obligor that is material to the business of such Obligor is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Affero General Public License, Lesser GNU Public License, or Mozilla Public License) that would require, or condition the use or distribution of such software (including by allowing third parties to interact with such software remotely through a computer network), on the disclosure, licensing or distribution of any source code for any portion of such proprietary software.

9.1.12    Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and, to the extent such concept is applicable in such jurisdiction, is in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties except where noncompliance could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
9.1.13    Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except (other than with respect to Anti-Terrorism Laws) where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA or other Applicable Law relating to employment and labor standards.
9.1.14    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14 or as otherwise would not reasonably be likely to have a Material Adverse Effect, to any Obligor’s knowledge, (a) no Obligor’s or Subsidiary’s past or present operations or Real Estate are subject to any federal, state, provincial, municipal, local or foreign investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up; (b) no Borrower or Subsidiary has received any Environmental Notice; and (c) no Obligor or Subsidiary has any known liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.
9.1.15    Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.
9.1.16    Litigation. Except as shown on Schedule 9.1.16, there are no actions, suits, proceedings or investigations pending or, to any Obligor’s knowledge, threatened in writing against any Obligor or Subsidiary, or any of their businesses or Properties that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on Schedule 9.1.16, no Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $500,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority, except for any default which could not reasonably be expected to have a Material Adverse Effect.
9.1.17    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary has failed to perform any obligation under any Material Contract to which it is a party, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in accordance with Section 10.1.3(b), to the Company’s knowledge, there is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.
9.1.18    ERISA and Pension Matters.
(a)    Except as disclosed on Schedule 9.1.18:
(i)    Except as could not reasonably be expected to result in liability or obligation, individually or in the aggregate, in excess of $2,000,000, (A) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws, (B) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification, and (C) each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.
(ii)    There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
(iii)    (A) No ERISA Event has occurred or is reasonably expected to occur; (B) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (C) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (D) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (E) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan; and
(iv)    With respect to any Foreign Plan, except as could not reasonably be expected to result in a liability or obligation, individually or in the aggregate, in excess of $2,000,000, (A) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (B) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (C) it has been registered as required and has been maintained in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) with applicable regulatory authorities.
(b)    Each Obligor represents and warrants as of the Closing Date that such Borrower is not and will not be (i) an employee benefit plan subject to Title I of the ERISA, (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; (iv) a “governmental plan” within the meaning of ERISA; or (v) using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolver Commitments.
(c)    No Obligor is or has at any time been (A) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act (1993)(UK)) or (B) is or has at any time been “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004(UK)) of such an employer.
(d)    No Obligor sponsors or contributes, nor has any interest in a Person that maintains, sponsors or contributes, to any Canadian Pension Plan that contains a “defined benefit provision” as defined in the Income Tax Act (Canada) or has any liabilities or obligations in respect of such a Canadian Pension Plan that has been terminated or wound up. The Obligors are in compliance with the requirements of Applicable Laws with respect to each Canadian Pension Plan and have made all payments and contributions with respect thereto when due, except where the failure to comply with such requirements or laws or make such payment could not reasonably be expected to result in a liability or obligation, individually or in the aggregate, in excess of $2,000,000. No fact or situation that would reasonably be expected to result in a liability or obligation, individually or in the aggregate, in excess of $2,000,000 exists in connection with any Canadian Pension Plan. No Lien exists, choate or inchoate, in respect of any of the Obligors or their property in connection with any Canadian Pension Plan (other than inchoate Liens pursuant to applicable Canadian federal or provincial pension benefit standards legislation for amounts required to be remitted or contributed but not yet due).
9.1.19    Trade Relations. There exists no actual or, to the knowledge of any Obligor, threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any material customer or supplier, (or any group of customers or suppliers), that, in each case, individually or in the aggregate are material to the business of Obligors and their Subsidiaries taken as a whole. There exists no condition or circumstance that could reasonably be expected to materially and adversely impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20    Labor Relations. Except as described on Schedule 9.1.20, (a) no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement and (b) there are no strikes, lockouts or slowdowns against any Obligor or any Subsidiary pending or, to the knowledge of any Obligor or Subsidiary, threatened and no labor controversies pending against or, to the knowledge of any Obligor or Subsidiary, threatened against or affecting any Obligor or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that relate to any Loan Documents or transactions contemplated thereby.
9.1.21    Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
9.1.22    Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
9.1.23    Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Revolver Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
9.1.24    OFAC. No Obligor, Subsidiary, nor to the knowledge of any Obligor, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction.
9.1.25    UK Charges. Under the law of each Obligor’s jurisdiction of incorporation it is not necessary that any UK Security Agreement be filed, recorded on enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any UK Security Agreement or the transactions contemplated by any UK Security Agreement, except (a) registration of particulars of each Security Document executed by a UK Borrower at the Companies Registration Office in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006, (b) registration of each Security Document executed by a UK Incorporated Obligor and pertaining to Real Estate at the Land Registry of Land Charges Registry in England and Wales and payment of associated fees, (c) filing, registration or recordation on a voluntary basis or as required in order to perfect the security interest created by any UK Security Agreement in any relevant jurisdiction and (d) in each case, payment of associated fees, stamp taxes or mortgage duties.
9.1.26    Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), each UK Incorporated Obligor’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and none of them have an “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

9.1.27    Pari passu ranking. Each UK Borrower’s payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
9.1.28    Ranking. Each UK Security Agreement has or will have the ranking in priority which it is expressed to have in the relevant UK Security Agreement and, other than as permitted under or contemplated by the Loan Documents, it is not subject to any prior ranking or pari passu ranking Lien.
9.2    Complete Disclosure. None of the written reports, financial statements, certificates or other written information (other than any projections, pro forma financial information, budgets, and other forward-looking information and information of a general economic or industry-specific nature) furnished by or at the direction of any Obligor to Agent and the Lenders in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein not materially misleading in light of the circumstances under which such statements were made. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS
10.1    Affirmative Covenants. As long as any Revolver Commitments or Obligations (other than the Secured Bank Product Obligations) are outstanding, each Obligor shall, and shall cause each Subsidiary to:
10.1.1    Inspections; Appraisals.
(a)    Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations (an "Examination"); provided that, so long as no Inspection Trigger Event shall have occurred within the prior 12 months, the Agent shall not conduct more than one Examination in any 12 month period. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.
(b)    Reimburse Agent for all its reasonable and documented out-of-pocket charges, costs and expenses in connection with (i) Examinations, up to one time per Loan Year and, if an Inspection Trigger Event occurs, up to one additional time during the 12 months following such occurrence; and (ii) appraisals of Inventory, up to one time per Loan Year and, if an Inspection Trigger Event occurs, up to one additional time during the 12 months following such occurrence; provided, that if an Examination or appraisal is initiated during the continuation of a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Obligors without regard to such limits. Borrowers shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Borrowing Base Assets acquired outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) reasonably satisfactory to Agent.
10.1.2    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP (or, as the context may indicate, IFRS as it relates to the books and records of the UK Incorporated Obligors) reflecting all financial transactions; and furnish to Agent and Lenders:
(a)    as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and stockholders equity for such Fiscal Year, on consolidated basis for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) by a firm of independent certified public accountants of recognized national standing selected by Obligors and reasonably acceptable to Agent, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied. Such statements shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent;
(b)    as soon as available, and in any event within (i) 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed and (ii) 30 days (or, with respect to the first two Fiscal Months following the Closing Date, 45 days) after the end of each of the first two Fiscal Months of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Month and the related statements of income and, commencing with the Fiscal Month ending October 31, 2019, cash flow for such Fiscal Month and for the portion of the Fiscal Year then elapsed, in each case on consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter or Fiscal Month, subject to normal year‑end adjustments and the absence of footnotes;
(c)    concurrently with delivery of financial statements under clauses (a) and (b) above (i) a Compliance Certificate executed by the chief financial officer of the Borrower Agent, and (ii) the information required to be delivered under Section 8.9.5;

(d)    concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by their accountants in connection with such financial statements;
(e)    not later than 60 days after the end of each Fiscal Year, (i) a copy of the plan and forecast of the Company for the upcoming fiscal year in form reasonably satisfactory to the Agent and (ii) projections of Company’s and Subsidiaries’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, on a monthly basis;
(f)    at Agent’s reasonable request, but without limiting the provisions of Section 8.1 above, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;
(g)    promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange;
(h)    promptly after the sending or filing thereof, copies of any annual or actuarial report to be filed in connection with each Plan, Canadian Pension Plan or Foreign Plan; and
(i)    promptly following Agent’s or any Lender's reasonable request, such other material reports and information (financial or otherwise) as Agent or such Lender may request from time to time in connection with any Collateral or any Obligor’s, Subsidiary’s or other Obligor’s financial condition or business or compliance with the terms of the Loan Documents.
Documents required to be delivered pursuant to Section 10.1.2(a) or (b) or Section 10.1.2(g) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on the signature pages hereto; or (ii) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower Agent shall deliver paper copies of such documents to the Agent or any Lender upon its request to the Borrower Agent to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Borrower Agent shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent or any Lender, at its request, by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
10.1.3    Notices. Notify Agent and Lenders in writing, promptly after a Senior Officer of an Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor:

(a)    the threat (in writing) or commencement of any legal action, suit, proceeding or investigation which could reasonably be expected to have a Material Adverse Effect;
(b)    any default under or termination of a Material Contract or Material Debt (including the Term Loan Documents);
(c)    the occurrence of any Default or Event of Default;
(d)    any Lien (other than a Permitted Lien) or claim made or asserted against any Collateral with a value in excess of $250,000;
(e)    any loss or damage to or destruction of Collateral with a value of $2,000,000 or more, whether or not covered by insurance
(f)    the discharge of or any withdrawal or resignation by Borrowers’ independent accountants;
(g)    the occurrence of any material ERISA Event;
(h)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(i)    any (i) opening of a new office or place of business (excluding, for the avoidance of doubt, any client location where employees of any Obligor may operate from time to time in the Ordinary Course of Business) or (ii) transfer of Property of the Obligors with a value in excess of $100,000 to a location not set forth of Schedule 8.7.1, in each case of (i) and (ii), at least 30 days (or such shorter period of time as may be reasonably agreed to by the Agent) prior to such opening or transfer.
10.1.4    Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral with a value in excess of $100,000.
10.1.5    Compliance with Laws and Material Contracts.
(a)    Comply with all Applicable Laws, including ERISA and Applicable Laws relating to Canadian Pension Plans, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Real Property of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and to take appropriate remedial action to address such Environmental Release in accordance with Environmental Laws.

(b)    Perform in all material respects its obligations under any Material Contracts to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
10.1.6    Taxes and other Payment Obligations. Pay and discharge (a) all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested and (b) all other obligations that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where Properly Contested.
10.1.7    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with financially sound and reputable insurance companies reasonably satisfactory to Agent, including (a) with respect to the Properties and business of Obligors and Subsidiaries, insurance of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are adequate and customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $11,000,000, with deductibles and subject to an endorsement or assignment satisfactory to Agent.
10.1.8    Licenses and Royalties.
(a)    Keep each Material License in full force and effect; promptly notify Agent of any proposed modification to any such Material License, or entry into any new Material License, in each case at least 10 days prior to its effective date; and notify Agent of any default or breach asserted by any Person to have occurred under any such Material License;
(b)    Pay all royalties and other amounts when due under any Material License (unless contested in good faith with adequate reserves set aside therefor); and
(c)    by the 15th day of each month, provide Agent with a report of all accrued royalties under Material Licenses, whether or not then due and payable by a Borrower, which report shall detail the Licensor, the amount accrued and the payment status of the applicable royalty.
10.1.9    Future Subsidiaries. As soon as practicable but in any event within 30 Business Days following the acquisition or creation (by Division or otherwise) of any Subsidiary after the Closing Date (other than an Excluded Subsidiary), or an Excluded Subsidiary ceases to be an Excluded Subsidiary, cause to be delivered to the Agent notice thereof and each of the following, as applicable:
(a)    a joinder agreement acceptable to the Agent duly executed by such Subsidiary sufficient to cause such Subsidiary to become a Guarantor (or, with the consent of the Agent, a US Borrower or UK Borrower, as applicable, if requested in writing by the Borrower Agent and such Subsidiary is to own any Borrowing Base Assets), together with executed counterparts of each other Loan Document to which Obligors are customarily a party and reasonably requested by the Agent, including all Security Documents and other documents reasonably requested to establish and preserve the Lien of the Agent in all Collateral of such Subsidiary;

(b)    (i) Uniform Commercial Code and PPSA financing statements (or comparable documents or filings required in any other applicable jurisdiction necessary to establish or perfect a Lien on the Property of the applicable Obligor) naming such Person as “Debtor” (or comparable term under Applicable Law) and naming the Agent for the benefit of the Secured Parties as “Secured Party” (or comparable term under Applicable Law), in form, substance and number sufficient in the reasonable opinion of the Agent and its special counsel to be filed in all Uniform Commercial Code and PPSA filing offices and in all jurisdictions in which filing is necessary to establish and perfect in favor of the Agent for the benefit of the Secured Parties the Lien on the Collateral conferred under such Security Document to the extent such Lien may be perfected by Uniform Commercial Code or PPSA filing (or comparable filing regime in any other applicable jurisdiction), and (ii) pledge agreements, Control Agreements, Documents and original collateral (including pledged Equity Interests, Securities and Instruments) and such other documents and agreements as may be reasonably required by the Agent consistent with the terms of the Loan Documents, all as necessary to establish and maintain a valid, perfected security interest in all Collateral in which such Subsidiary has an interest consistent with the terms of the Loan Documents;
(c)    upon the request of the Agent, an opinion of counsel to each such Subsidiary and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent;
(d)    current copies of the Organic Documents of each such Subsidiary, together with minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organic Documents or Applicable Law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 10.1.9, all certified by the applicable Governmental Authority or appropriate officer as the Agent may elect; and
(e)    with respect to any Subsidiary to become a Borrower hereunder, within three (3) Business Days prior to becoming a Borrower, all “know-your-customer” and customer due diligence reasonably documentation satisfactory to the Lenders to the extent such information is requested by the Agent or the Lenders reasonably promptly after written notice to the Agent of the proposed joinder of a Borrower.
10.1.10    Control Agreements. The Obligors shall establish and maintain Control Agreements (a) within 30 days following the Closing Date (or such longer period as Agent may agree in its sole discretion) for all Deposit Account and Securities Accounts of the Obligors located in the US and Canada and (b) within 90 days following the Closing Date (or such longer period as Agent may agree in its sole discretion) for all Deposit Account and Securities Accounts of the Obligors located outside the US and Canada, provided that, in respect of any Controlled Account or Dominion Account of a UK Borrower, such UK Borrower shall deliver a duly executed fixed charge, securing (or given with the intent to secure) the UK Obligations, over such Controlled Account or Dominion Account and all Accounts owed to such UK Borrower simultaneously with the delivery of a Control Agreement in respect of that Controlled Account or Dominion Account.

10.1.11    Anti-Corruption Laws. Conduct its business in compliance in all material respects with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.
10.1.12    UK Pension Plans.
(a)    Ensure that all pension schemes operated by or maintained for it or its Subsidiaries benefit and/or any of its employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK) and that no action or omission is taken by an Obligor or a Subsidiary in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or any Obligor or a Subsidiary ceasing to employ any member of such a pension scheme).
(b)    Ensure that neither it nor any Subsidiary is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer.
(c)    Deliver to the Agent (i) at such time as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to an Obligor or the Subsidiaries); and (ii) at any other time if the Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in paragraph (a) above.
(d)    Promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).
10.1.13    Centre of Main Interests. Each UK Incorporated Obligor shall maintain its centre of main interests (as such term is used in Article 3(1) of the Regulation (as defined in Section 9.1.26 above)) in England and Wales for the purposes of the Regulation.
10.1.14    People with Significant Control regime.
(a)    Within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 (UK) from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent, and
(b)    promptly provide the Agent with a copy of that notice.
10.1.15    Senior Credit Enhancements. If the Term Loan Agent or Term Lenders receive any additional guaranty, Collateral or other credit enhancement after the Closing Date, each Obligor shall cause the same to be granted to Agent and the Lenders, subject to the terms of the Intercreditor Agreement.

10.2    Negative Covenants. As long as any Revolver Commitments or Obligations (other than the Secured Bank Product Obligations) are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:
10.2.1    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(a)    the Obligations;
(b)    Permitted Purchase Money Debt;
(c)    Debt (other than the Obligations and Permitted Purchase Money Debt) to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans, all of which is identified on Schedule 10.2.1 hereto;
(d)    Debt with respect to Bank Products incurred in the Ordinary Course of Business;
(e)    Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by an Obligor or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $500,000 in the aggregate outstanding at any time;
(f)    Debt of Obligors or Subsidiaries to the extent consisting of Investments by the Obligors or other Subsidiaries permitted under Section 10.2.5;
(g)    Contingent Obligations
(i)    consisting of guarantees by an Obligor of Debt of any Subsidiary and by any Subsidiary of Debt of the Obligors or any other Subsidiary; provided that (A) the Debt so guaranteed is otherwise permitted by this Section 10.2.1, (B) guarantees by any Obligor of Debt of any Subsidiary that is not an Obligor shall be limited to an aggregate amount, when combined with Investments permitted under Section 10.2.5(i), not in excess of $5,000,000 at any time outstanding and (C) guarantees permitted under this Section 10.2.1(g) shall be subordinated to the Obligations of the applicable Subsidiary on substantially the same terms as the Debt so guaranteed is subordinated to the Obligations;
(ii)    arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business;
(iii)    incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations;
(iv)    arising in the Ordinary Course of Business from customary indemnification obligations in favor of purchasers in connection with Asset Dispositions permitted hereunder; or
(v)    arising under the Loan Documents;
(h)    [Reserved];

(i)    Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business;
(j)    Debt of Foreign Subsidiaries that are not Obligors incurred on or after the Closing Date in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;
(k)    Refinancing Debt as long as each Refinancing Condition is satisfied;
(l)    Term Loan Obligations in an aggregate principal amount not exceeding the Maximum Term Principal Obligations (as defined in the Intercreditor Agreement);
(m)    Debt in respect of Hedging Agreements permitted under Section 10.2.14;
(n)    Debt of any Obligor or any Subsidiary as an account party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(o)    Debt consisting of the financing of insurance premiums in the Ordinary Course of Business;
(p)    to the extent constituting Debt, amounts owing in connection with Approved Supplier Finance Arrangements to the applicable supplier finance provider in respect of the assignment or sale of Accounts under such arrangements; and
(q)    other unsecured Debt in an aggregate outstanding principal amount not to exceed $5,000,000.
10.2.2    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(a)    Liens in favor of Agent;
(b)    Purchase Money Liens securing Permitted Purchase Money Debt;
(c)    Liens for Taxes not yet due or being Properly Contested;
(d)    statutory Liens (other than Liens for Taxes or imposed under ERISA or under Applicable Law relating to Canadian Pension Plans) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;
(e)    Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent’s Liens and are required or provided by law;

(f)    Liens on Accounts assigned or sold pursuant to any Approved Supplier Finance Arrangement, to the extent securing obligations under such Approved Supplier Finance Arrangement;
(g)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 12.1 or securing appeal or other surety bonds related to such judgments;
(h)    easements, rights-of-way, restrictions, covenants, zoning restrictions, building or health codes or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not materially interfere with the Ordinary Course of Business;
(i)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
(j)    Liens on assets (other than Borrowing Base Assets) securing Debt permitted by Section 10.2.1(e) so long as such Liens attach only to the assets acquired at the time the obligor on such Debt became a Subsidiary or at the time such assets were acquired;
(k)    Liens on Real Estate in connection with Sale and Leaseback Transactions that comply with the requirements of Section 10.2.18;
(l)    Liens on Property of Foreign Subsidiaries that are not Obligors securing Debt permitted by Section 10.2.1(j);
(m)    Liens securing the Term Loan Obligations permitted under Section 10.2.1(l), so long as such Liens are subject to a the Intercreditor Agreement;
(n)    existing Liens shown on Schedule 10.2.2;
(o)    Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens imposed by law or arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being Properly Contested;
(p)    Liens arising from precautionary UCC or PPSA financing statements regarding operating leases or consignments; and
(q)    Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 10.2.1(o).
10.2.3    [Reserved].
10.2.4    Distributions; Upstream Payments.
(a)    Declare or make any Distributions, except (i) Upstream Payments, (ii) Permitted Equity Redemptions, (iii) Distributions payable solely in common Equity Interests of such Person and (iv) other Distributions with respect to which the Payment Conditions have been met; or

(b)    Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under the Term Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.
10.2.5    Investments. Make any Investment except:
(a)    Investments in Subsidiaries to the extent existing on the Closing Date;
(b)    Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent;
(c)    advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business and prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;
(d)    loans, advances and other cash Investments among the Obligors so long as the aggregate amount of Investments by US Facility Grantors in UK Incorporated Obligors following the Closing Date does not exceed $5,000,000 at any time outstanding;
(e)    the Madden Acquisition;
(f)    holding promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.2.6;
(g)    bank deposits in the ordinary course of business;
(h)    investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
(i)    loans, advances and other cash Investments in Subsidiaries that are not Obligors following the Closing Date so long as (i) no Event of Default is continuing at the time of such Investment and (ii) the aggregate outstanding amount of such Investments, when aggregated with Guaranties of Debt of Subsidiaries that are not Obligors under Section 10.2.1.(g)(B), does not exceed $5,000,000 at any time outstanding;
(j)    Investments in Hedging Agreements to the extent permitted by Section 10.2.14; and
(k)    other Investments (other than Acquisitions) so long as the Payment Conditions are satisfied with respect thereto.
10.2.6    Disposition of Assets. Make any Asset Disposition, except:
(a)    sales of inventory in the Ordinary Course of Business;
(b)    sales, trade-ins or dispositions of used, obsolete, worn out or surplus equipment or property for value in the Ordinary Course of Business,
(c)    so long as no Event of Default shall exist, (i) sales and transfers of any property or asset (other than material Intellectual Property) in connection with a Sale and

Leaseback Transaction that complies with the requirements of Section 10.2.18 and (ii) non-exclusive licenses of Intellectual Property in the Ordinary Course of Business;
(d)    termination of a lease of real or personal Property that could not reasonably be expected to have a Material Adverse Effect;
(e)    a transfer of Property by a Subsidiary or Obligor to an Obligor (provided, if transferred from a Borrowing Base Party, such Obligor shall also be a Borrowing Base Party of the same Class);
(f)    other Asset Dispositions (of Property other than Borrowing Base Assets) in any Fiscal Year that, together with all other property of the Obligors and their Subsidiaries previously Disposed of as permitted by this clause (f) during any Fiscal Year, does not exceed $5,000,000;
(g)    a Distribution permitted under Section 10.2.4;
(h)    Dispositions for fair market value of equipment or real property to the extent that (i) such equipment or real property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or real property;
(i)    Dispositions that consist of the sale or discount of overdue accounts receivable (other than accounts receivable of a UK Borrower unless Agent has provided consent to such disposition by the relevant UK Borrower) that are not Eligible Accounts in the Ordinary Course of Business, but only in connection with the compromise or collection thereof; and
(j)    any assignment or sale of Accounts pursuant to an Approved Supplier Finance Arrangement.
provided that all Asset Dispositions permitted hereby (other than with respect to clause (j) above) shall be for fair market value and at least 75% of the consideration paid therefor shall be in cash.
10.2.7    Restrictions on Payment of Certain Debt; Amendments of Debt Documents.
(a)    Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Debt other than:
(i)    payments and prepayments of the Obligations;
(ii)    regularly scheduled required payments and mandatory prepayments of principal and interest, fees and expenses of the Term Loan Obligations when due under the Term Loan Documents as in effect on the Closing Date (or as amended thereafter in accordance with the Intercreditor Agreement), other than ECF Payments;
(iii)    ECF Payments under the Term Credit Agreement so long as (i) no Specified Event of Default has occurred and is continuing and (ii) Availability (after giving Pro Forma Effect to such ECF Payment) during each of the thirty (30) consecutive days prior to and including the date of such payment shall be not less than the greater of (A) 10% of the Revolver Commitments and (B) $10,500,000, on each such date;
(iv)    regularly scheduled required payments and mandatory prepayments of principal and interest, fees and expenses of other Debt permitted hereunder when due under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent);
(v)     payments and prepayments of any Debt made with Refinancing Debt, as long as each Refinancing Condition is satisfied with respect thereto; and
(vi)    voluntary prepayments, redemptions, retirements, defeasances or acquisitions of Debt prior to its due date so long as the Payment Conditions are satisfied with respect thereto.
(b)    Amend, supplement or otherwise modify any document, instrument or agreement relating to the Term Loan Obligations (except in accordance with the terms of the Intercreditor Agreement) or any other Material Debt if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; or (v) increases or adds any fees or charges.
10.2.8    Fundamental Changes.
(a)    No Obligor shall (i) change its name or conduct business under any fictitious name, or change its tax, charter or other organizational identification number, or as regards a Canadian Guarantor, change the location of its registered office or chief executive office, in each case without delivery of 30 days' prior written notice to Agent (or such shorter period as the Agent may agree to in its discretion) or (ii) change its form or jurisdiction of organization; or
(b)    liquidate, wind up its affairs or dissolve itself; or merge, amalgamate, Divide, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for:
(i)    any Borrower or a Subsidiary may merge or amalgamate with a Borrower or any one or more other Subsidiaries, provided that (i) when a Borrower is merging with a non-Borrower Subsidiary, a Borrower shall be the continuing or surviving Person, (ii) when a Guarantor is merging or amalgamating with a non-Obligor Subsidiary, a Guarantor shall be the surviving or continuing Person and (iii) when a Borrower is merging with another Borrower, both Borrowers shall be of the same Class;
(ii)    any Borrowing Base Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Borrowing Base Party of the same Class; and

(iii)    any Obligor or Subsidiary may Dispose of any assets pursuant to an Investment permitted under Section 10.2.6(e).
10.2.9    Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.8; or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares and Equity Interests issued to its existing equity holders.
10.2.10    Organic Documents. Amend, modify or otherwise change any of its Organic Documents in any respect materially adverse to Agent or Lenders, except in connection with a transaction permitted under Section 10.2.8.
10.2.11    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than the Company and Subsidiaries.
10.2.12    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP (or, as the context may indicate, IFRS) and in accordance with Section 1.2; or change its Fiscal Year.
10.2.13    Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date and identified on Schedule 9.1.15; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases and other contracts or (d) customary provisions in any agreement entered into in the Ordinary Course of Business restricting assignment thereof.
10.2.14    Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
10.2.15    Conduct of Business. Engage in any business other than its business as conducted on the Closing Date and any other line of business substantially the same as, or related to, such business and any activities incidental thereto.
10.2.16    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions solely among Obligors; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.16; and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
10.2.17    Plans. Become party to any Multiemployer Plan, Foreign Plan or Canadian Pension Plan, other than any in existence on the Closing Date, or maintain, sponsor or contribute to or assume or incur any liability under, any Canadian Pension Plan that contains a “defined benefit provision” as defined in the Income Tax Act (Canada).
10.2.18    Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions (a) in respect of which the cash consideration received for the asset or property being sold or otherwise transferred therewith is an amount not less than the fair market value of such asset or property and (b) that are consummated within 90 days after the Borrowers or such Subsidiary acquires or completes the construction of the asset or property being sold or otherwise transferred therewith.
10.3    Financial Covenants. As long as any Revolver Commitments or Obligations are outstanding and only while a Financial Covenant Trigger Period is in effect, Borrowers shall maintain a Consolidated Fixed Charge Coverage Ratio for each 12 month period of at least 1.0 to 1.0, commencing with the most recent Fiscal Quarter for which financial statements were delivered hereunder prior to the effectiveness of the Financial Covenant Trigger Period and for each Fiscal Quarter ending thereafter until the Financial Covenant Trigger Period is no longer in effect.
SECTION 11.    GUARANTY
11.1    Guaranty by US Guarantors.
11.1.1    US Guaranty. Each US Guarantor hereby jointly, severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrowers to a Secured Party arising in connection with or secured under the Loan Documents (including the Obligations and all renewals, extensions, amendments, refinancings and other modifications thereof and all Extraordinary Expenses), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any case or proceeding commenced by or against any other Guarantor or Borrower under any federal, provincial, state, municipal, foreign law, or any agreement of such other Guarantor or Borrower to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law (whether state, provincial, federal or foreign), and the Insolvency Act 1986 (UK) and the Enterprise Act 2002(UK); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such other Guarantor or Borrower or any part of its properties; or (c) any other Insolvency Proceeding, and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Insolvency Proceeding (collectively, the “US Guaranteed Obligations”).
11.1.2    Exercise of Remedies. During the continuance of an Event of Default, Agent and Lenders may, in their Permitted Discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, to the extent permitted under Applicable Law, without affecting any rights and remedies under this Section 11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any US Guarantor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each US Guarantor consents to such action and, to the extent permitted under Applicable Law, waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any US Guarantor might otherwise have had. To the extent permitted under Applicable Law, any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any US

Guarantor shall not impair any other Guarantor’s obligation to pay the full amount of the Obligations. To the extent permitted under Applicable Law, each US Guarantor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such US Guarantor’s rights of subrogation against any other Person. To the extent permitted under Applicable Law, Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. To the extent permitted under Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the US Collateral, and the difference between such bid amount and the remaining balance of the US Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
11.1.3    Extent of Liability; Contribution.
(a)    Notwithstanding anything herein to the contrary, each US Guarantor’s liability under this Section 11 shall not exceed the greater of (i) all amounts for which such US Guarantor is primarily liable, as described in clause (b) below, and (ii) such US Guarantor’s Allocable Amount. The “Allocable Amount” for any US Guarantor shall be the maximum amount that could then be recovered from such US Guarantor under this Section 11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law after giving full effect to the liability hereunder and its related contribution rights but before taking into account any liabilities under any other guarantee by such US Guarantor.
(b)    Section 11.1.3(a) shall not limit the liability of any US Guarantor that is also a US Borrower to pay or guarantee Revolver Loans made directly or indirectly to it (including Revolver Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such US Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such US Guarantor shall be primarily liable for all purposes hereunder.
(c)    Qualified ECP. Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each

Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
11.1.4    Reinstatement. If any payment by a US Guarantor or any discharge given by the Agent (whether in respect of the US Guaranteed Obligations or any security for the US Guaranteed Obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event (a) the liability of that US Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and (b) the Agent shall be entitled to recover the value or amount of that security or payment from the US Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
11.1.5    Waiver of Defenses. The obligations of a US Guarantor under this Agreement will not be affected by an act, omission, matter or thing which, but for this Section 11.1.5, would reduce, release or prejudice any of its obligations under this Agreement (without limitation and whether or not known to it or the Agent) including (a) any time, waiver or consent granted to, or composition with, any Obligor or other person; (b) the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor; (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security; (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person; (e) any amendment (however fundamental) or replacement of a Loan Document or any other document or security; (f) any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or (g) any insolvency or similar proceedings.

11.2    Guaranty by UK Guarantors.
11.2.1    UK Guaranty. Each UK Guarantor hereby jointly, severally, absolutely and unconditionally guarantees (the “UK Guaranty”), as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrowers, to any Secured Party arising in connection with or secured under the Loan Documents (including the Obligations and all renewals, extensions, amendments, refinancings and other modifications thereof and all Extraordinary Expenses), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any case or proceeding commenced by or against any other Guarantor or Borrower under any federal, provincial, state, municipal, foreign law, or any agreement of such other Guarantor or Borrower to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law (whether state, provincial, federal or foreign), and the Insolvency Act 1986 (UK) and the Enterprise Act 2002 (UK); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such other Guarantor or Borrower or any part of its properties; or (c) any other Insolvency Proceeding, and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Insolvency Proceeding (collectively, the “UK Guaranteed Obligations”).
11.2.2    Reinstatement of UK Guaranty. If any payment by a UK Guarantor or any discharge given by the Agent (whether in respect of the UK Guaranteed Obligations or any security for the UK Guaranteed Obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event (a) the liability of that UK Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and (b) the Agent shall be entitled to recover the value or amount of that security or payment from the UK Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
11.2.3    Waiver of Defenses. The obligations of a UK Guarantor under this Agreement will not be affected by an act, omission, matter or thing which, but for this Section 11.2.3, would reduce, release or prejudice any of its obligations under this Agreement (without limitation and whether or not known to it or the Agent) including (a) any time, waiver or consent granted to, or composition with, any Obligor or other person; (b) the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor; (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security; (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person; (e) any amendment (however fundamental) or replacement of a Loan Document or any other document or security; (f) any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or (g) any insolvency or similar proceedings.
11.2.4    Guarantor Intent. Without prejudice to the generality of Section 11.2.3, each UK Guarantor expressly confirms that it intends that the guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following (a) acquisitions of any nature; (b) increasing working capital; (c) enabling investor distributions to be made; (d) carrying out restructurings; (e) refinancing existing facilities; (f) refinancing any other indebtedness; (g) making facilities available to new borrowers; (h) any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and (i) any fees, costs and/or expenses associated with any of the foregoing.
11.2.5    Deferral of UK Guarantor’s rights. Until the UK Guaranteed Obligations have been repaid in full (other than contingent indemnification obligations for which no claim has been asserted), no UK Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents (a) to be indemnified by any other Obligor; (b) to claim any contribution from any other Obligor; or (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any of the Agent’s rights under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by the Agent.

11.3    Guaranty by Canadian Guarantors.
11.3.1    Canadian Guaranty. Each Canadian Guarantor hereby jointly, severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrowers, to any Secured Party arising in connection with or secured under the Loan Documents (including the Obligations and all renewals, extensions, amendments, refinancings and other modifications thereof and all Extraordinary Expenses), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any case or proceeding commenced by or against any other Obligor under any federal, provincial, state, municipal or foreign law, or any agreement of such other Obligor to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law (whether state, provincial, federal or foreign, including, without limitation the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)), and the Insolvency Act 1986 (UK) and the Enterprise Act 2002 (UK); (b) the appointment of a receiver, interim receiver, trustee, monitor, liquidator, administrator, conservator or other custodian for such other Obligor or any part of its properties; or (c) any other Insolvency Proceeding, and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Insolvency Proceeding (collectively, the “Canadian Guaranteed Obligations”).
11.3.2    Reinstatement of Canadian Guaranty. If any payment by a Canadian Guarantor or any discharge given by the Agent (whether in respect of the Canadian Guaranteed Obligations or any security for the Canadian Guaranteed Obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event (a) the liability of that Canadian Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and (b) the Agent shall be entitled to recover the value or amount of that security or payment from the Canadian Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
11.3.3    Waiver of Defenses. The obligations of a Canadian Guarantor under this Agreement will not be affected by an act, omission, matter or thing which, but for this Section 11.3.3, would reduce, release or prejudice any of its obligations under this Agreement (without limitation and whether or not known to it or the Agent) including (a) any time, waiver or consent granted to, or composition with, any Obligor or other person; (b) the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor; (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security; (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person; (e) any amendment (however fundamental) or replacement of a Loan Document or any other document or security; (f) any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or (g) any insolvency or similar proceedings.
11.3.4    Guarantor Intent. Without prejudice to the generality of Section 11.3.3, each Canadian Guarantor expressly confirms that it intends that the guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: (a) acquisitions of any nature; (b) increasing working capital; (c) enabling investor distributions to be made; (d) carrying out restructurings; (e) refinancing existing facilities; (f) refinancing any other indebtedness; (g) making facilities available to new borrowers; (h) any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and (i) any fees, costs and/or expenses associated with any of the foregoing.
11.3.5    Deferral of Canadian Guarantor’s rights. Until the Canadian Guaranteed Obligations have been repaid in full (other than contingent indemnification obligations for which no claim has been asserted), no Canadian Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents (a) to be indemnified by any other Obligor; (b) to claim any contribution from any other Obligor; or (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any of the Agent’s rights under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by the Agent.
11.4    Evidence of Debt. The Agent’s books and records showing the amount of any Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and absent manifest error, shall be binding upon the applicable Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. As to each Guarantor, its obligations hereunder shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations against any Borrower or any other Guarantor or other Obligor, or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense of any Borrower or any other Guarantor or other Obligor, to the obligations of the Guarantors hereunder, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than the defense of payment and performance in full). Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable provisions of any similar federal or state law.
11.5    No Setoff or Deductions; Taxes; Payments. Subject to Section 5.9, each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein. If any such obligation (other than one arising with respect to any Excluded Tax) is imposed upon such Guarantor with respect to any amount payable by it hereunder, each Guarantor will pay to Agent or Lenders, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable the Agent and Lenders to receive the same net amount which the Agent and Lenders would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Guarantors hereunder. The obligations of the Guarantors under this paragraph shall survive the Full Payment of the Guaranteed Obligations. For the avoidance of doubt, this Section 11.5 shall not apply to Taxes that are governed by Section 5.9 or Section 5.12, as applicable.
11.6    Rights of Lender. Each Guarantor consents and agrees that the Agent and Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of any Guaranteed Obligations or any part thereof in accordance with the terms of the Loan Documents; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent or Lenders in their sole discretion may determine; (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations and (e) to the extent implemented in accordance with the Loan Documents, increase the amount of the Guaranteed Obligations or any portion thereof, or make any new or additional loans or extensions of credit (whether of the same type(s) and/or different or additional type(s) as the loans and extensions of credit available to the Borrowers under the Loan Documents on the date hereof) or increase the rates or amounts of any interest on and/or fees on or with respect to or included in the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors hereunder or which, but for this provision, might operate as a discharge of any Guarantor.
11.7    Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of the Agent or any Lender) of the liability of any Borrower; (b) any defense based on any claim that such Guarantors’ obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting the Guarantors’ liability hereunder; (d) any right to require the Agent or any Lender to proceed against any Borrower, proceed against or exhaust any security for any of the Guaranteed Obligations, or pursue any other remedy in the Agent’s or any Lender’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Agent or any Lender; and (f) to the fullest extent permitted by Applicable Law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (other the defense of payment and performance in full). Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance hereof or of the existence, creation or incurrence of new or additional Guaranteed Obligations.
11.8    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other Guarantor, and a separate action may be brought against each Guarantor to enforce this Agreement whether or not any Borrower or any other person or entity is joined as a party.
11.9    Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Section 11 until the Full

Payment of all of the Guaranteed Obligations and any amounts payable under this Section 11. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Agent and Lenders and shall forthwith be paid to the Agent to reduce the amount of the applicable Guaranteed Obligations, whether matured or unmatured.
11.10    Termination; Reinstatement. The guaranty under this Section 11 is a continuing and irrevocable guaranty of the applicable Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the Full Payment of the Guaranteed Obligations and any other amounts payable under this Section 11. Notwithstanding the foregoing, the guaranty under this Section 11 shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or the Agent or any Lender exercises its right of setoff, in respect of the applicable Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Proceeding or otherwise, all as if such payment had not been made or such setoff had not occurred and whether the Agent or any Lender is in possession of or has released the guaranty hereunder and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 11.10 shall survive termination of the guaranty hereunder.
11.11    Subordination. Each Obligor hereby subordinates the payment of all obligations and indebtedness of any Obligor owing to such other Obligor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to any Guarantor as subrogee of the Agent or any Lender or resulting from such Guarantor’s performance under the guaranty under this Section 11, to the Full Payment of all Guaranteed Obligations and Obligations. If the Agent or any Lender so requests, any such obligation or indebtedness of any Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Agent and Lenders and the proceeds thereof shall be paid over to the Agent on account of the applicable Guaranteed Obligations of such Guarantor, but without reducing or affecting in any manner the liability of any Guarantor under this Section 11. Notwithstanding the foregoing, a Guarantor may demand and accept repayments of indebtedness of any Borrower owing to such Guarantor as such repayment is expressly permitted hereunder.
11.12    Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Borrower under any Insolvency Proceeding, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Agent.
11.13    Miscellaneous. No provision of this Section 11 may be waived, amended, supplemented or modified, except by a written instrument executed by the Agent and each Guarantor party hereto. No failure by the Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power under this Section 11 shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Section 11 shall not affect the enforceability or validity of any other provision herein.

11.14    Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other Guarantor such information concerning the financial condition, business and operations of such Borrower and any such other Guarantor as the Guarantor requires, and that the Agent and Lenders have no duty, and not Guarantor is relying on the Agent or any Lender at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Borrower or any other Guarantor (the guarantor waiving any duty on the part of the Agent or any Lender to disclose such information and any defense relating to the failure to provide the same).
11.15    Setoff. If and to the extent any payment is not made when due under this Section 11, the Agent and any Lender may setoff and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with the Agent or any Lender.
11.16    Representations and Warranties. Each Guarantor represents and warrants that (a) its obligations under this Section 11 constitute its legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; (b) the making and performance of the guaranty under this Section 11 does not and will not violate, in any material respect, the provisions of any material Applicable Law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (c) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under Applicable Law and regulations for the making and performance of the guaranty under this Section 11 have been obtained or made and are in full force and effect, except as could not reasonably be expected to result in a Material Adverse Effect.
SECTION 12.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT
12.1    Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)    Any Obligor fails to pay (i) when due (whether at stated maturity, on demand, upon acceleration or otherwise), any amount of principal of any Loan or any LC Obligation, or (ii) within three Business Days after the same becomes due (whether at stated maturity, on demand, upon acceleration or otherwise), any interest on any Loan or on any LC Obligation, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; (other than the Secured Bank Product Obligations);
(b)    Any representation or warranty of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given or deemed given;
(c)    An Obligor breaches or fails to perform any covenant contained in Section 6.3, 8.1, 8.2.1 (second sentence only), 8.2.4, 8.2.5, 8.7.2, 10.1.1, 10.1.2(a), 10.1.2(b), 10.1.2(c), 10.1.3, 10.1.7, 10.1.9, 10.1.11, 10.2 or 10.3;
(d)    An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such

Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period;
(e)    A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent on any material portion of the Collateral; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);
(f)    (i) Any Obligor (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt or Guarantee (other than Debt hereunder and Debt under Hedging Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Debt or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (provided that this subclause (B) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness); (ii) there occurs under any Hedging Agreement an Early Termination Date (as defined in such Hedging Agreement) resulting from (A) any event of default under such Hedging Agreement as to which any Obligor is the Defaulting Party (as defined in such Hedging Agreement) or (B) any Termination Event (as so defined) under such Hedging Agreement as to which any Obligor is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Obligor as a result thereof is greater than $5,000,000 or (iii) any "Event of Default" occurs under and as defined in the Term Loan Documents or any documents entered into in connection with a refinancing thereof;
(g)    There is entered against any Obligor (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(h)    [Reserved];
(i)    (i) Obligors, taken as a whole, are not Solvent or any Obligor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; (iii) Obligors are enjoined or in any way prevented by any Governmental Authority from conducting any material part of the business of Obligors taken as a whole for a period in excess of 30 days; or (iv) Obligors otherwise cease operation of or liquidate, or take any action to cease operation of or liquidate, any material part of the business of Obligors taken as a whole;
(j)    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension, proposal or composition to its unsecured creditors generally; a trustee, receiver, interim receiver, monitor or similar custodian is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, in respect of any Obligor other than a UK Incorporated Obligor the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding or, in respect of a UK Incorporated Obligor, the petition is a winding-up petition which is not frivolous or vexatious and is not discharged, stayed or dismissed within 14 days of commencement;
(k)    [Reserved];
(l)    An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that (A) constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; or (B) has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in excess of $2,000,000, or an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an amount in excess of $2,000,000; or (C) any event similar to the foregoing occurs or exists with respect to a Foreign Plan or Canadian Pension Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Foreign Plan or Canadian Pension Plan in excess of $2,000,000;
(m)    A Change of Control occurs; or
(n)    Any material provision of the Intercreditor Agreement shall for any reason be revoked or invalidated by any Person (other than Agent), or otherwise cease to be in full force and effect, or any Person (other than Agent) shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or the Intercreditor Agreement.
12.2    Remedies upon Default. If an Event of Default described in Section 12.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Revolver Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its Permitted Discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a)    declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence,

presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by applicable law;
(b)    terminate, reduce or condition any Revolver Commitment or adjust to the Borrowing Base;
(c)    require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
(d)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or the PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its Permitted Discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.
12.3    License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), exercisable only during the continuation of an Event of Default, any or all Intellectual Property or Intellectual Property License of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under such Intellectual Property shall inure to Agent’s benefit. Each Obligor hereby grants to the Agent an irrevocable, non‑exclusive license or other right to use, license or sub‑license (without payment of royalty or other compensation to any Person), exercisable only during the continuation of an Event of Default, all other Property and to occupy all Real Estate owned or leased by such Obligor, wherever the same may be located, and such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
12.4    Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
12.5    Remedies Cumulative; No Waiver.
12.5.1    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
12.5.2    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 13.    AGENT
13.1    Appointment, Authority and Duties of Agent.
13.1.1    Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone is authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.
13.1.2    Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.
13.1.3    Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
13.1.4    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from the applicable Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 15.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.
13.1.5    Agent as Security Trustee. In this Agreement and the UK Security Agreements, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, Agent (or any other Person acting in such capacity) in its capacity as security trustee of Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to the UK Security Agreements or the security thereby created. Any obligations of Agent (or any other Person acting in such capacity) in this Agreement and UK Security Agreements shall be obligations of Agent in its capacity as security trustee of Secured Parties to the extent that the obligations relate to the UK Security Agreements or the security thereby created. Additionally, in its capacity as security trustee of Secured Parties Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of Agent contained in the provisions of the whole of this Section 13; (ii) all the powers of an absolute owner of the security constituted by the UK Security Agreements and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the UK Security Agreements and/or any of the Loan Documents.
13.1.6    Appointment of Agent as Security Trustee. Each Secured Party hereby appoints Agent to act as its trustee under and in relation to the UK Security Agreements and to hold the assets subject to the security thereby created as trustee for Secured Parties on the trusts and other terms contained in the UK Security Documents and each Secured Party hereby irrevocably authorizes Agent in its capacity as security trustee of Secured Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to Agent as security trustee of Secured Parties by the terms of the UK Security Agreements together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.
13.1.7    Liens. Any reference in this Agreement to Liens stated to be in favor of Agent shall be construed so as to include a reference to Liens granted in favor of Agent in its capacity as security trustee of Secured Parties.
13.1.8    Successors. Secured Parties agree that at any time that the Person acting as security trustee of Secured Parties in respect of the UK Security Agreements shall be a Person other than Agent, such other Person shall have the rights, remedies, benefits and powers granted to Agent in its capacity as security trustee of Secured Parties under this Agreement and the UK Security Agreements.
13.1.9    Capacity. Nothing in Sections 13.1.5 to 13.1.8 shall require Agent in its capacity as security trustee of Secured Parties under this Agreement and the UK Security Agreements to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the US or the UK which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.
13.1.10    Appointment for the Province of Quebec. Without limiting the powers of Agent, for the purposes of holding any hypothec granted to Agent pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any Obligor, each of the Secured Parties hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the present and future creditors as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon Agent under any related deed of hypothec. Agent shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Agent pursuant to any such deed of hypothec and Applicable Law, and (b) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and the Obligors. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by Agent in such capacity. The substitution of the pursuant to the provisions of this Section 13 also constitutes the substitution of Agent in its capacity as hypothecary representative.

13.2    Agreements Regarding Collateral and Borrower Materials.
13.2.1    Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Obligors certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 15.1, with the consent of the applicable Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder or to the extent such Lien is permitted to be released by the Agent pursuant to this Section, including, release or subordination of Liens of the Agent on Accounts assigned or sold pursuant to an Approved Supplier Finance Arrangement. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
13.2.2    Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
13.2.3    Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Obligors’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use in accordance with Section 15.12 and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.
13.3    Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

13.4    Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower Agent or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.
13.5    Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.
13.6    Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s Permitted Discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.
13.7    Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the continuance of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents. The Agent shall not be deemed to have notice or knowledge of any Default or Event of Default unless it has received written notice from the Borrowers or any Lender describing such Default or Event of Default clearly labeled “Notice of Default”, "Notice of Event of Default", "Default Notice" or other similar prominent heading or label clearly identifying the intent of the writing as a notice of default.
13.8    Successor Agent and Co-Agents.
13.8.1    Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Obligors. If no successor is appointed by the effective date of Agent’s resignation or removal, then on such date, Agent may appoint a successor acceptable to it in its Permitted Discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent (including powers and duties in its capacity as security trustee) without further act. The retiring or removed Agent shall be discharged from its duties hereunder on the effective date of its resignation or removal, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including the indemnification set forth in Section 15.2, and all rights and protections under this Section 13. Any successor to Bank of America by merger, amalgamation or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.
13.8.2    Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
13.9    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Revolver Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Revolver Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a

Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.
13.10    Remittance of Payments and Collections.
13.10.1    Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. (Applicable Time Zone) on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. (Applicable Time Zone) on such day, and if request is made after 1:00 p.m. (Applicable Time Zone), then payment shall be made by 11:00 a.m. (Applicable Time Zone) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.
13.10.2    Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Floating Rate Loans. In no event shall Obligors be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.
13.10.3    Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.
13.11    Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.
13.12    Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

13.13    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 13, 15.3.3, 15.15.3. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.
13.14    No Third Party Beneficiaries. This Section 13 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 13 does not confer any rights or benefits upon Obligors or any other Person (except as expressly set forth in Section 13.8). As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
13.15    Lender Representations Regarding ERISA Status.
13.15.1    Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of the Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Revolver Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Revolver Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Revolver Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Revolver Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Revolver Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.
13.15.2    Further Lender Representation. Unless Section 13.15.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Revolver

Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).
SECTION 14.    BENEFIT OF AGREEMENT; ASSIGNMENTS
14.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Agent may treat the Person which made any Revolver Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
14.2    Participations.
14.2.1    Permitted Participants; Effect. Subject to Section 14.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Revolver Loans and Revolver Commitments for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Obligors agree otherwise in writing.
14.2.2    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Revolver Loan or Revolver Commitment in which such Participant has an interest, postpones the Revolver Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Revolver Loan or Revolver Commitment, or releases any Obligor, Guarantor or substantially all Collateral.
14.2.3    Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Obligors (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Revolver Commitments, Revolver Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.
14.2.4    Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
14.3    Assignments.
14.3.1    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,00,000 (unless otherwise agreed by Borrower Agent and Agent in its Permitted Discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Revolver Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Borrower Agent and Agent in its Permitted Discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.
14.3.2    Transfer or Change of Office. If (a) a Lender assigns or transfers any of its rights or obligations under the Loan Documents or changes its Lending Office and (b) as a result of circumstances existing at the date the assignment, transfer or change occurs, a UK Borrower would be obliged to make a payment to the transferee Lender or Lender acting through its new Lending Office under Section 5.12(b) or Section 5.12(c), then the transferee Lender or Lender acting through its new Lending Office is only entitled to receive payment under those Sections to the same extent as the existing Lender or Lender acting through its previous Lending Office would have been if the assignment, transfer or change had not occurred. This Section 14.3.2 shall not apply: (i) in respect of an assignment or transfer made in the ordinary course of the primary syndication of any Loan, and (ii) in relation to Section 5.12(b), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with Section 5.12(b)(vii)(2) if the UK Borrower making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.
14.3.3    Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B, a copy of an executed Assignment and Acceptance in the form of Exhibit A and a processing fee of $3,500 (unless otherwise agreed by Agent in its Permitted Discretion), and all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, the assignment shall become effective upon recordation thereof in the Register, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Obligors shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

14.3.4    Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its Permitted Discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occur.
14.3.5    Register. Agent, acting as a non-fiduciary agent of Obligors (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register (the "Register") for recordation of the names, addresses and Revolver Commitments of, and the Revolver Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Obligors, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Obligor as the Obligor in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Obligors or any Lender, from time to time upon reasonable notice.
14.4    Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders (or all UK Lenders or US Lenders, as applicable) was required and the applicable Required Lenders consented, (b) is a Defaulting Lender, (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), or (d) if any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.9 or Section 5.12, then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.
SECTION 15.    MISCELLANEOUS
15.1    Consents, Amendments and Waivers.
15.1.1    Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that
(a)    without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)    without the prior written consent of Issuing Bank, no modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;
(c)    without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the US Revolver Commitment or the UK Revolver Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c);
(d)    without the prior written consent of all US Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 15.1; (ii) amend the definitions of US Borrowing Base, US Accounts Formula Amount or US Inventory Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, Pro Rata (with respect to US Obligations) or US Required Lenders; (iii) release or subordinate the Agent’s Lien with respect to all or substantially all US Collateral; or (iv) except in connection with a merger, amalgamation, disposition or similar transaction expressly permitted hereby, release any US Facility Grantor from liability for any US Obligations;
(e)    without the prior written consent of all UK Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, the granting clause or scope of Collateral in any UK Security Agreement (except to add Collateral) or 15.1; (ii) amend the definitions of UK Borrowing Base, UK Accounts Formula Amount or UK Inventory Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, Pro Rata (with respect to UK Obligations) or UK Required Lenders; (iii) release or subordinate the Agent’s Lien with respect to all or substantially all UK Collateral; or (iv) except in connection with a merger, amalgamation, disposition or similar transaction expressly permitted hereby, release any UK Incorporated Obligor from liability for any UK Obligations;
(f)    without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2; and
(g)    if Real Estate secures any Obligations, no modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by all Flood Laws or as otherwise satisfactory to all Lenders.
15.1.2    Limitations. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.

15.1.3    Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
15.2    Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE IN CONNECTION WITH OR AS A RESULT OF THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE OTHER LOAN DOCUMENTS. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to (i) a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, bad faith or willful misconduct of such Indemnitee, (ii) a Claim brought by any Obligor against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any Loan Document, if such Obligor has obtained a final, non-appealable judgment by a court of competent jurisdiction in its favor on such Claim or (iii) disputes solely between and among such Indemnitees (other than any dispute involving claims against the Agent in its capacity as such) to the extent such disputes do not arise from any act or omission of any Obligor or its Affiliates.
15.3    Notices and Communications.
15.3.1    Notice Address. Subject to Section 15.3.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the US mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.
15.3.2    Communications. Electronic and telephonic communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Secured Parties make no assurance as to the privacy or security of electronic or telephonic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.
15.3.3    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Obligors shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.
15.3.4    Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.
15.3.5    Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor.
15.4    Performance of Obligations. Agent may, in its Permitted Discretion at any time and from time to time, at Obligors’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens on any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Obligors, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Floating Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
15.5    Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
15.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable

Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
15.7    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
15.8    Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.
15.9    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
15.10    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.
15.11    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
15.12    Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, press release, and tombstone and advertising purposes, and may use Obligors’ logos, trademarks or product photographs in advertising materials; provided that Agent or such Lender shall provide a draft of any such press release advertising or other promotional material to the Borrower Agent for review and comment prior to publication thereof. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.
15.13    [Reserved.].
15.14    GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
15.15    Consent to Forum; Bail-In of EEA Financial Institutions.
15.15.1    Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law, including bringing proceedings in England against any UK Incorporated Obligor to enforce its UK Obligations or in Canada against any Canadian Guarantor to enforce its Canadian Guaranteed Obligations. In relation to any dispute relating to the UK Guaranteed Obligations, UK Guarantors each hereby irrevocably (i) submits to the non-exclusive jurisdiction of the courts of England, and (ii) waives objections to the courts of England on the grounds of inconvenient forum or otherwise. In relation to any dispute relating to the Canadian Guaranteed Obligations, Canadian Guarantors each hereby irrevocably (i) submits to the non‑exclusive jurisdiction of the courts sitting in Toronto, Ontario, Canada, and (ii) waives objections to such courts on the grounds of inconvenient forum or otherwise. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
15.15.2    Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
15.15.3    ACKNOWLEDGMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY LOAN DOCUMENT OR IN ANY OTHER AGREEMENT, ARRANGEMENT OR UNDERSTANDING AMONG THE PARTIES, EACH PARTY HERETO (INCLUDING EACH SECURED PARTY) ACKNOWLEDGES THAT, WITH RESPECT TO ANY SECURED PARTY THAT IS AN EEA FINANCIAL INSTITUTION, ANY LIABILITY OF SUCH SECURED PARTY ARISING UNDER A LOAN DOCUMENT, TO THE EXTENT SUCH LIABILITY IS UNSECURED, MAY BE SUBJECT TO THE WRITE-DOWN AND CONVERSION POWERS OF AN EEA RESOLUTION AUTHORITY, AND EACH PARTY HERETO AGREES AND CONSENTS TO, AND ACKNOWLEDGES AND AGREES TO BE BOUND BY, (A) THE APPLICATION OF ANY WRITE-DOWN AND CONVERSION POWERS BY AN EEA RESOLUTION AUTHORITY TO ANY SUCH LIABILITY WHICH MAY BE PAYABLE TO IT BY SUCH SECURED PARTY; AND (B) THE EFFECTS OF ANY BAIL-IN ACTION ON ANY SUCH LIABILITY, INCLUDING (I) A REDUCTION IN FULL OR IN PART OR CANCELLATION OF ANY SUCH LIABILITY; (II) A CONVERSION OF ALL, OR A PORTION OF, SUCH LIABILITY INTO SHARES OR OTHER INSTRUMENTS OF OWNERSHIP IN SUCH EEA FINANCIAL INSTITUTION, ITS PARENT ENTITY, OR A BRIDGE INSTITUTION THAT MAY BE ISSUED TO THE PARTY OR OTHERWISE CONFERRED ON IT, AND THAT SUCH SHARES OR OTHER INSTRUMENTS OF OWNERSHIP WILL BE ACCEPTED BY IT IN LIEU OF ANY RIGHTS WITH RESPECT TO ANY SUCH LIABILITY UNDER ANY LOAN DOCUMENT; OR (III) THE VARIATION OF THE TERMS OF SUCH LIABILITY IN CONNECTION WITH THE EXERCISE OF ANY WRITE-DOWN AND CONVERSION POWERS.

15.16    Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
15.17    Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer” or anti-money laundering rules and regulations, or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulations.
15.18    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
15.19    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

15.19.1    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
15.19.2    As used in this Section 15.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
15.20    Amendment and Restatement. The parties hereto acknowledge and agree that it is the intent of the parties hereto that this Agreement and the other Loan Documents constitute an amendment and restatement of the Existing Loan Documents.
15.20.1    Closing Date Assignment. On the Closing Date each of the Lenders hereby sells and assigns and purchases and assumes, among themselves, all commitments and obligations under the Existing Credit Agreement, the Existing Security Agreement and the other Existing Loan Documents as of the date hereof, such that, after giving effect thereto on the Closing Date, the Revolver Commitment held by each Lender shall be as set forth on Schedule 1.1 hereto (the “Closing Date Assignment”). The Closing Date Assignment shall be made without representation or warranty except that (i) each Lender, to the extent an assignor of any commitment or obligation, represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that, to its knowledge, such interest is free and clear of any adverse claim and (ii) each Lender, to the extent an assignee of any Commitment or Obligation, represents and warrants that it is legally authorized to enter into the agreements contained in this Section 15.20.1.
15.20.2    Amendment and Restatement; No Novation. On the Closing Date, immediately after giving effect to the Closing Date Assignment, the Existing Credit Agreement, the Existing Security Agreement and each other Existing Loan Document shall be amended and restated in its entirety by this Agreement and the other Loan Documents. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Existing Loan Documents or to evidence a termination or payment of all or any portion of such obligations and liabilities or the Liens securing such obligations and liabilities (other than with respect to all Mortgages which shall be terminated in connection with the amendment and restatement contemplated hereby).
15.20.3    Effect on Existing Loan and Security Documents and on the Obligations. On and after the Closing Date, (a) the Existing Loan Documents (other than the Letter of Credit Application (as defined in the Existing Credit Agreement) for each Existing Letter of Credit) shall be of no further force and effect except as amended and restated hereby and by the other Loan Documents and (b) the terms and conditions of this Agreement and the other Loan Documents shall apply to all Obligations incurred under (and as defined in) the Existing Loan Documents, including the Existing Letters of Credit.
15.20.4    Reaffirmation of Liens. Each Obligor reaffirms the Liens granted pursuant to the Existing Loan Documents to the Existing Agent, which Liens shall continue in full force and effect in favor of the Agent and the Secured Parties and shall continue to secure the Obligations.
15.20.5    Loans Under the Existing Credit Agreement. Each of the Borrowers acknowledges and agrees that as of the Closing Date as follows:
(a)    the outstanding principal amount of Revolving Loans under (and as defined in) the Existing Credit Agreement are continued as Revolver Loans hereunder;
(b)    Existing Letters of Credit are continued as Letters of Credit hereunder; and
(c)    upon the payment of all accrued and unpaid interest as of the Closing Date on all outstanding LIBOR Loans under (and as defined in) the Existing Credit Agreement, all such Loans shall be deemed US Base Rate Loans as of the Closing Date.
15.21    Intercreditor Agreement.
(a)    EACH LENDER PARTY HERETO (i) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND PERMITTED ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND PERMITTED ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, (ii) CONFIRMS THAT IT HAS RECEIVED AND FULLY REVIEWED THE INTERCREDITOR AGREEMENT (iii) AUTHORIZES AND DIRECTS AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON ITS BEHALF, AND (iv) AGREES THAT ANY ACTION TAKEN BY AGENT PURSUANT TO THE INTERCREDITOR AGREEMENT SHALL BE BINDING UPON SUCH LENDER.

(b)    THE PROVISIONS OF THIS SECTION 15.21 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REVIEW OF THE INTERCREDITOR AGREEMENT ITSELF MUST BE UNDERTAKEN TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.
[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

US BORROWERS:

INNERWORKINGS, INC.,

By:	/s/ Don Pearson
Name: Don Pearson
Title: Executive Vice President and Chief Financial Officer

Address:
203 N. LaSalle Street, Suite 1800
Chicago, Illinois 60601
Attn: Bridget Freas
Email: bfreas@inwk.com

with copies to:

INNERWORKINGS, INC.
203 N. LaSalle Street, Suite 1800
Chicago, Illinois 60601
Attn: Oren Azar
Email: oazar@inwk.com

and

Winston & Strawn LLP
35 W. Wacker Drive, Suite 4200
Chicago, Illinois 60601
Attn: Joseph L. Devaney
Fax: 312-558-5700
Email: jdevaney@winston.com

EYELEVEL, INC.

By:	/s/ Michael Bradley
Name: Michael Bradley
Title: President and Secretary

UK BORROWERS:

INNERWORKINGS EURPOE LIMITED

By:	/s/ Kelley Fox
Name: Kelley Fox
Title: Director

PROFESSIONAL PACKAGING SERVICES LTD.

By:	/s/ Kelley Fox
Name: Kelley Fox
Title: Director

CANADIAN GUARANTOR:

INNERWORKINGS CANADA, INC

By:	/s/ Kelley Fox
Name: Kelley Fox
Title: Vice President

OTHER GUARANTORS:

INNERWORKINGS EMEA HOLDINGS LP

By:	INWK HOLDINGS, LLC, general partner

By:	INWK HOLDINGS, LLC, sole member of INWK HOLDINGS, LLC, acting by an authorized signatory of INNERWORKINGS, INC.

By:	/s/ Don Pearson
Name: Don Pearson
Title: Executive Vice President and Chief Financial Officer

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and as a US Lender

By:	/s/ Steve Teufel
Name: Steve Teufel
Title: Vice President
Address:
135 South LaSalle Street
Chicago, IL 60603
Attn: Portfolio Manager
Telecopy: 312-904-7190

BANK OF AMERICA, N.A., (acting through its
London branch), as a UK Lender

By:	/s/ Steve Teufel
Name: Steve Teufel
Title: Vice President
Address:
135 South LaSalle Street
Chicago, IL 60603
Attn: Portfolio Manager
Telecopy: 312-904-7190

PNC BANK, NATIONAL ASSOCIATION,
as a US Lender

By:	/s/ Eamonn Brady
Name: Eamonn Brady
Title: SVP
Address:
PNC Business Credit
1 N. Franklin St, STE 2500
Chicago, IL 60606
	Attn:	INWK Portfolio Manager
Telecopy:

PNC BANK, NATIONAL ASSOCIATION.
as a UK Lender

By:	/s/ Eamonn Brady
Name: Eamonn Brady
Title: SVP
Address:
PNC Business Credit
1 N. Franklin St, STE 2500
Chicago, IL 60606
	Attn:	INWK Portfolio Manager
Telecopy:

JPMORGAN CHASE BANK, N.A.,
as a US Lender

By:	/s/ Andrew Finemore
Name: Andrew Finemore
Title: Vice President
Address:
10 S Dearborn FL22
Chicago, IL, 60603

	Attn:	INWK CRM
	Telecopy:	312-732-8073

JPMORGAN CHASE BANK, N.A.,
London branch, as a UK Lender

By:	/s/ Matthew Sparkes
Name: Matthew Sparkes
Title: Authorized Officer
Address:
25 Bank Street
Canary Wharf
London, E14 5JP
Attn:
Telecopy:

EXHIBIT A
to
Loan and Security Agreement
ASSIGNMENT AND ACCEPTANCE
Reference is made to the Loan and Security Agreement dated as of July 16, 2019, as amended (“Loan Agreement”), among INNERWORKINGS, INC., a Delaware corporation (the “Company”), EYELEVEL, INC. an Oregon corporation (“Eyelevel”, and together with the Company, (the “US Borrowers”), INNERWORKINGS EUROPE LIMITED, a limited liability company incorporated in England and Wales with company number 01845737 (“INWK Europe”), PROFESSIONAL PACKAGING SERVICES LTD., a limited liability company incorporated in England and Wales with company number 01567813 (“PPS” and together with INWK Europe, collectively, “UK Borrowers” and together with the US Borrowers, collectively, the “Borrowers”), INNERWORKINGS CANADA, INC., an Ontario corporation (“InnerWorkings Canada”), as a Guarantor, BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein and not otherwise defined shall be as defined in the Loan Agreement.
______________________________________ (“Assignor”) and __________________ _______________________ (“Assignee”) agree as follows:
1.    Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor, together with an interest in the Loan Documents corresponding to the Assigned Interest (defined below):

1.	a principal amount of $[________] of Assignor’s outstanding US Revolver Loans and $[___________] of Assignor’s participations in US LC Obligations,

2.
the amount of $[__________] of Assignor’s US Revolver Commitment (which represents [____]% of the total US Revolver Commitments),(the foregoing items (a) and (b) being, collectively, “US Assigned Interest”),

(a)	a principal amount of $[________] of Assignor’s outstanding UK Revolver Loans and $[___________] of Assignor’s participations in UK LC Obligations, and

(b)
the amount of $[__________] of Assignor’s UK Revolver Commitment (which represents [____]% of the total UK Revolver Commitments), (the foregoing items (c) and (d) being, collectively, “UK Assigned Interest”; and together with the US Assigned Interests, collectively the “Assigned Interests”).

2.    This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

3.    Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $__________, the outstanding balance of its Revolver Loans and participations in LC Obligations is $__________; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the promissory note[s] held by it and requests that Agent exchange such note[s] for new promissory notes payable to Assignee [and Assignor].]
4.    Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee and satisfies Section 13.15 of the Loan Agreement; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA; and (h) represents and warrants as of the Effective Date to the Agent, the Assignor and their respective Affiliates, and not for the benefit of the Borrower or any other Obligor, that such Assignee is not and will not be (i) an employee benefit plan subject to Title I ERISA, (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of ERISA.
5.    The Assignee confirms, for the benefit of Agent and without liability to any UK Tax Obligor, that it is: (a) [a Qualifying Lender (other than a Treaty Lender);] [a Treaty Lender;] [not a Qualifying Lender].
6.    [The Assignee confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the UK for UK tax purposes; (b) a partnership each member of which is: (i) a company so resident in the UK; or (ii) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]
7.    The Assignee confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Borrower Agent notify: (a) each UK Borrower which is a party to the Loan Agreement as a Borrower as at the Effective Date that it wishes that scheme to apply to the Agreement.]

8.    This Agreement shall be governed by the laws of the State of ______________.If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.
9.    Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:
(c)    If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):
__________________________
__________________________
__________________________
(d)    If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):
__________________________
__________________________
__________________________
__________________________
Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:
If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):
______________________________
______________________________
ABA No._______________________
______________________________
Account No.____________________
Reference: _____________________
If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):
______________________________
______________________________
ABA No._______________________
______________________________
Account No.____________________
Reference: _____________________
IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of _____________.

("Assignee")

By:
Title:

("Assignor")

By:
Title:

EXHIBIT B
to
Loan and Security Agreement
ASSIGNMENT NOTICE
Reference is made to (1) the Loan and Security Agreement dated as of July 16, 2019, as amended (“Loan Agreement”), among INNERWORKINGS, INC., a Delaware corporation (the “Company”), EYELEVEL, INC., an Oregon corporation (“Eyelevel”, and together with the Company, (the “US Borrowers”), INNERWORKINGS EUROPE LIMITED, a limited liability company incorporated in England and Wales with company number 01845737 (“INWK Europe”), PROFESSIONAL PACKAGING SERVICES LTD., a limited liability company incorporated in England and Wales with company number 01567813 (“PPS” and together with INWK Europe, collectively, “UK Borrowers” and together with the US Borrowers, collectively, the “Borrowers”), INNERWORKINGS CANADA, INC., an Ontario corporation (“InnerWorkings Canada”), as a Guarantor, BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of ____________, 20__ (“Assignment”), between __________________ (“Assignor”) and ____________________ (“Assignee”). Terms are used herein as defined in the Loan Agreement.
Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment (a) a principal amount of $________ of Assignor’s outstanding Revolver Loans and $___________ of Assignor’s participations in LC Obligations and (b) the amount of $__________ of Assignor’s Revolver Commitment (which represents ____% of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the later of (a) the fifth Business Day following delivery of this Assignment Notice to Agent and (b) delivery of a customary administrative detail questionnaire with respect to Assignee and all information required for completion of “know your customer” requirements by Agent with respect to such Assignee (“Effective Date”), provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.
For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $_________, and Assignee’s Revolver Commitment to be increased by $_________.
The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:
________________________
________________________
________________________
________________________
The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment.

This Notice is being delivered to Borrowers and Agent pursuant to Section 14.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.
IN WITNESS WHEREOF, this Assignment Notice is executed as of _____________.

("Assignee")

By:
Title:

("Assignor")

By:
Title:

ACKNOWLEDGED AND AGREED, AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

By
Title:

* No signature required if Assignee is a Lender, Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

Bank of America, N.A.,
as Agent
By
Title: